Exhibit 99.3

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, DC 20551

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2025

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                         to

FDIC Certificate No. 11813

CADENCE BANK
(Exact name of registrant as specified in its charter)

Mississippi	64-0117230
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Mississippi Plaza, 201 South Spring Street

Tupelo, Mississippi	38804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (662) 680-2000

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $2.50 par value per share	CADE	New York Stock Exchange

5.50% Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share	CADE PR A	New York Stock Exchange

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒ No

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	⌧	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐  No ⌧

As of August 4, 2025, the registrant had outstanding 186,307,016 shares of common stock, par value $2.50 per share, and 6,900,000 shares of its 5.50% Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share.

Glossary of Defined Terms

ACH - Automated Clearing House
ACL - Allowance for credit losses
AFS - Available for sale
AI - Artificial intelligence
ALM - Asset/liability management
ALCO - Asset/Liability Management Committee
AOCI - Accumulated other comprehensive income (loss)
ASC - Accounting Standards Codification
ASU - Accounting Standards Update ATM - Automated teller machine
Basel III - Basel Committee's 2010 Regulatory Capital Framework (Third Accord)
Basel Committee - Basel Committee on Banking Supervision
BHC Act - Bank Holding Company Act of 1956, as amended
Board - the Company’s Board of Directors
BOLI - Bank-owned life insurance
BTFP - Bank Term Funding Program
C&I - Commercial and industrial
CAD - Construction, acquisition and development
CAMT - Corporate alternative minimum tax rate
CDE - Community development entity
CECL - ASU 2016-13, Measurement of Credit Losses on Financial Instruments ("Current Expected Credit Losses")
CEO - Chief Executive Officer
CET1 - Common Equity Tier 1
CFO - Chief Financial Officer
CFPB - Consumer Financial Protection Bureau
CIO - Chief Information Officer
CIS - Center for Internet Security
CISM - Certified Information Security Manager
CISO - Chief Information Security Officer
CISSP - Certified Information Systems Security Professional
Code - Code of Business Conduct and Ethics
CODM - Chief operating decision maker
Company - Cadence Bank and its subsidiaries
COO - Chief Operating Officer
COSO - Committee of Sponsoring Organizations of the Treadway Commission
CPR - Conditional Prepayment Rate
CRA - Community Reinvestment Act of 1977
CRE - Commercial real estate
CSC - Contractual servicing cost
DIF - Deposit Insurance Fund
DOJ - U.S. Department of Justice
EAP - Employee Assistance Program
EIR - Effective interest rate
EPS - Earnings per share
ESG - Environmental, Social and Governance
Exchange Act - Securities Exchange Act of 1934, as amended
EVE - Economic value of equity
FASB - Financial Accounting Standards Board
FCB - First Chatham Bank
FDI Act - Federal Deposit Insurance Act
FDIC - Federal Deposit Insurance Corporation
FDICIA - Federal Deposit Insurance Corporation Improvement Act of 1991
FDM - Financial difficulty modification
Federal Reserve - Board of Governors of the Federal Reserve System
FHA - Federal Housing Administration
FHLB - Federal Home Loan Bank
FHLMC - Federal Home Loan Mortgage Corporation
FinCEN - Financial Crimes Enforcement Network

FNMA - Federal National Mortgage Association
FRB - Federal Reserve Bank
FTE - Fully taxable equivalent
GAAP - Generally Accepted Accounting Principles in the United States
GNMA - Government National Mortgage Association
HTC - Historic tax credits
IRA of 2022 - Inflation Reduction Act of 2022
IRR - Interest rate risk
ITM - Interactive teller machine
LTV - Loan to value
MBS - Mortgage-backed securities
MDBCF - Mississippi Department of Banking and Consumer Finance
MSR - Mortgage servicing rights
NAV - Net asset value
NII - Net interest income
NM - Not meaningful
NMTC - New market tax credit
NPA - Nonperforming asset(s)
NPL - Nonperforming loan(s)
NSF - Nonsufficient funds
NYSE - New York Stock Exchange
OBBB - One Big Beautiful Bill
OCC - Office of the Comptroller of the Currency
OREO - Other real estate owned
PCAOB - Public Company Accounting Oversight Board
PCD - Purchased credit deteriorated
Preferred Stock - 5.50% Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Company
PSU - Performance stock unit
ROU - Right of use
RSA - Restricted stock award RSU - Restricted stock unit
SBA - Small Business Administration
SBIC - Small Business Investment Company
SEC - U.S. Securities and Exchange Commission
SNC - Shared National Credit
SOFR - Secured Overnight Financing Rate
TBA - To be announced
TCJA - Tax Cuts and Jobs Act of 2017
TDR - Troubled debt restructuring
USDA - U.S. Department of Agriculture
VA - U.S. Department of Veterans Affairs
VIE - Variable interest entity
YTD - Year to date

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements made in this quarterly report on Form 10-Q (this “Report”) are not statements of historical fact and constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995 as well as the “bespeaks caution” doctrine. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “aspire,” “assume,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “goal,” “hope,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “project,” “projection,” “predict,” “prospect,” “potential,” “roadmap,” “seek,” “should,” “target,” “will,” and “would,” or the negative versions of those words, or other comparable words of a future or forward-looking nature. These forward-looking statements may include, without limitation, discussions regarding general economic, interest rate, trade, real estate market, competitive, employment, and credit market conditions; our assets; business; cash flows; financial condition; liquidity; prospects; results of operations and the Company’s ability to deploy capital into strategic and growth initiatives; deposit growth interest and fee-based revenue; capital resources; capital metrics; efficiency ratio; valuation of mortgage servicing rights; mortgage production volume; net income; net interest revenue; non-interest revenue; net interest margin; interest expense; non-interest expense; earnings per share; interest rate sensitivity; interest rate risk; balance sheet and liquidity management; off-balance sheet arrangements; fair value determinations; asset quality; credit quality; credit losses; provision and allowance for credit losses, impairments, charge-offs, recoveries and changes in volume; investment securities portfolio yields and values; ability to manage the impact of natural disasters; adoption and use of critical accounting policies; adoption and implementation of new accounting standards and their effect on our financial results and our financial reporting; utilization of non-GAAP financial metrics; declaration and payment of dividends; ability to pay dividends or coupons on our Preferred Stock or our subordinated notes; mortgage and commission revenue growth; implementation and execution of cost savings initiatives; ability to successfully litigate, resolve or otherwise dispense with threatened, ongoing and future litigation and administrative and investigatory matters; ability to successfully complete pending or future acquisitions or divestitures; dispositions and other strategic growth opportunities and initiatives; ability to successfully integrate and manage acquisitions or divestitures; opportunities and efforts to grow market share; reputation; ability to compete with other financial institutions; ability to recruit and retain key employees and personnel; access to capital markets; investment in other financial institutions; and ability to operate our regulatory compliance programs in accordance with applicable law.

Forward-looking statements are based upon management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time such statements were made. Forward-looking statements are not historical facts, are not guarantees of future results or performance and are subject to certain known and unknown risks, uncertainties and other factors that are beyond our control and that may cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. These risks, uncertainties and other factors include, without limitation, general economic, unemployment, credit market and real estate market conditions (including potential downturn, contraction and/or recession), and the effect of such conditions on the creditworthiness of borrowers, collateral values, the value of investment securities and asset recovery values; the risks of changes in trade policy, in interest rates, and their effects on the level and composition of deposits, loan demand, loan repayment velocity, and the values of loan collateral, securities and interest sensitive assets and liabilities; risks arising from market reactions to the banking environment in general, or to conditions or situations at specific banks; risks arising from perceived instability in the banking sector; the impact of inflation, the failure of assumptions underlying the establishment of reserves for possible credit losses, fair value for loans and other real estate owned; changes in the prices, values and sales volumes of residential and commercial real estate, especially as they relate to the value of collateral supporting the Company’s loans; uncertainties surrounding the impact of proposed tariffs (by or on the U.S.), including the potential negative impact to our loan portfolio and profitability, potential for increases in problem loans, potential re-evaluation of credit markets and interest rates, lower equity valuation and potential slowdown in capital markets, reduced demand for U.S. exports, disruptions to supply chains, impacts from decreased international tourism, decreased demand for other banking products and services and negative credit quality developments arising from the foregoing or other factors; the uncertain duration of trade conflicts; the magnitude of the impact that the proposed tariffs may have on our customers’ businesses; a deterioration of the credit rating for U.S. long-term sovereign debt, actions that the U.S. government may take to avoid exceeding the debt ceiling, or uncertainties surrounding the debt ceiling and the federal budget; the availability of and access to capital; possible downgrades in our credit ratings or outlook which could increase the costs or availability of funding from capital markets; the ability to attract new or retain existing deposits or to retain or grow loans; potential delays or other problems in implementing and executing our growth, expansion and acquisition or divestment strategies, including delays in obtaining regulatory or other necessary approvals (including obtaining the approval of any pending transactions), or the failure to realize any anticipated benefits or synergies from any acquisitions or growth strategies; the risks relating to the acquisitions of FCB Financial Corp. and Industry Bancshares, Inc. including, without limitation: (i) the diversion of management's time on issues related to integration efforts; (ii) unexpected transaction costs, including the costs of integrating operations; (iii) the risks that the businesses will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; (iv) the potential failure to fully or timely realize expected revenues and revenue synergies, including as the result of revenues following the merger being lower than expected; (v) the risk of deposit and customer attrition; any changes in deposit mix; (vi) unexpected operating and other costs, which may differ or change from expectations; (vii) the risks of customer and employee loss and business disruptions, including, without limitation, as the result of difficulties in maintaining relationships with employees; (viii) increased competitive pressures and solicitations of customers by competitors; and (ix) the difficulties and risks inherent with entering new markets; significant turbulence or a disruption in the capital or financial markets; the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses; the ability to grow additional interest and fee income or to control noninterest expense; competitive factors and pricing pressures, including their effect on our net interest margin; changes in legal, financial and/or regulatory requirements (including those related to share repurchases); recently enacted and potential legislation and regulatory actions and the costs and expenses to comply with new and/or existing legislation and regulatory actions, and any related rules and regulations; changes in U.S. Government monetary, fiscal and trade policy, including any changes that may result from U.S. elections; special assessments or changes to regular assessments by banking regulators; possible adverse rulings, judgments, settlements and other outcomes of pending or future litigation or government actions; the ability to keep pace with technological changes, including changes regarding generative artificial intelligence, maintaining cybersecurity and compliance with applicable cybersecurity regulatory requirements; increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies, risks related to our reliance on third parties to provide key components of our business infrastructure, including the risks related to disruptions in services provided by disputes with, or financial difficulties of a third-party vendor, the impact of failure in, or breach of, our operational or security systems or infrastructure, or those of third parties with whom we do business, including as a result of cyber-attacks or an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting us or our customers; natural disasters or acts of war or terrorism; international or political instability (including the impacts related to or resulting from the proposed tariffs and international trade conflicts, Russia’s military action in Ukraine, or the Israel-Hamas war, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments); risks and costs related to the scope and pace of related rulemaking activity; impairment of our goodwill or other intangible assets; adoption of new accounting standards or changes in existing standards; and other factors described in “Part I, Item 1A. Risk Factors” in this Report or as detailed from time to time in the Company’s press and news releases, reports and other filings we file with the federal banking regulators.

The Company faces risks from: possible adverse rulings, judgments, settlements or other outcomes of pending, ongoing and future litigation, as well as governmental, administrative and investigatory matters; the impairment of the Company’s goodwill or other intangible assets; losses of key employees and personnel; the diversion of management’s attention from ongoing business operations and opportunities; and the Company’s success in executing its business plans and strategies, and managing the risks involved in all of the foregoing.

Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date of this Report, if one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statements. The forward-looking statements speak only as of the date of this Report, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this section.

PART I—FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS.

Consolidated Balance Sheets
Cadence Bank and Subsidiaries
(Unaudited)

(In thousands, except share and per share amounts)	June 30, 2025	December 31, 2024
ASSETS
Cash and due from banks	$710,679	$624,884
Interest bearing deposits with other banks and Federal funds sold	825,878	1,106,692
Total cash and cash equivalents	1,536,557	1,731,576
Available for sale securities, at fair value	8,837,400	7,293,988
Loans and leases, net of unearned income	35,465,181	33,741,755
Allowance for credit losses	474,651	460,793
Net loans and leases	34,990,530	33,280,962
Loans held for sale, at fair value	272,059	244,192
Premises and equipment, net	806,879	783,456
Goodwill	1,387,990	1,366,923
Other intangible assets, net	87,814	83,190
Bank-owned life insurance	671,813	651,838
Other assets	1,787,798	1,583,065
TOTAL ASSETS	$50,378,840	$47,019,190
LIABILITIES
Noninterest bearing demand deposits	$9,154,050	$8,591,805
Interest bearing demand and money market deposits	18,936,579	19,345,114
Savings	2,641,482	2,588,406
Time deposits	9,761,407	9,970,876
Total deposits	40,493,518	40,496,201
Securities sold under agreement to repurchase	21,225	23,616
Short-term FHLB borrowings	1,575,000	—
Subordinated and long-term borrowings	1,430,674	10,706
Other liabilities	942,140	918,984
TOTAL LIABILITIES	44,462,557	41,449,507
SHAREHOLDERS' EQUITY
Series A Non-Cumulative Perpetual Preferred stock, $0.01 par value per share; authorized - 500,000,000 shares; issued and outstanding - 6,900,000 shares for both periods presented	166,993	166,993
Common stock, $2.50 par value per share; authorized - 500,000,000 shares; issued and outstanding - 186,307,016 and 183,527,575 shares, respectively	465,768	458,819
Capital surplus	2,805,171	2,742,913
Accumulated other comprehensive loss	(576,157)	(694,495)
Retained earnings	3,054,508	2,895,453
TOTAL SHAREHOLDERS' EQUITY	5,916,283	5,569,683
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$50,378,840	$47,019,190

See accompanying notes to the unaudited consolidated financial statements.

Consolidated Statements of Income
Cadence Bank and Subsidiaries
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2025	2024	2025	2024
INTEREST REVENUE:
Loans and leases	$549,691	$539,685	$1,079,741	$1,068,624
Available for sale securities:
Taxable	72,355	62,852	125,587	126,257
Tax-exempt	634	638	1,263	1,325
Loans held for sale	1,736	1,652	3,185	2,837
Short-term investments	11,183	37,383	25,080	80,280
Total interest revenue	635,599	642,210	1,234,856	1,279,323
INTEREST EXPENSE:
Interest bearing demand deposits and money market
accounts	125,874	146,279	254,705	295,682
Savings	3,747	3,743	7,391	7,544
Time deposits	98,721	89,173	199,621	169,842
Federal funds purchased and securities sold under
agreement to repurchase	2,939	724	4,063	3,247
Short-term borrowings	12,594	41,544	12,911	83,653
Subordinated and long-term borrowings	13,584	4,429	14,873	9,129
Total interest expense	257,459	285,892	493,564	569,097
Net interest revenue	378,140	356,318	741,292	710,226
Provision for credit losses	31,000	22,000	51,000	44,000
Net interest revenue, after provision for credit losses	347,140	334,318	690,292	666,226
NONINTEREST REVENUE:
Wealth management	25,298	24,006	48,577	46,839
Deposit service charges	18,061	17,652	35,797	35,989
Credit card, debit card and merchant fees	12,972	12,770	24,961	24,932
Mortgage banking	8,711	6,173	15,349	12,616
Security losses, net	—	(4)	(9)	(12)
Other	33,139	40,061	58,893	64,080
Total noninterest revenue	98,181	100,658	183,568	184,444
NONINTEREST EXPENSE:
Salaries and employee benefits	157,340	148,038	310,312	304,689
Occupancy and equipment	30,039	29,367	58,516	58,007
Data processing and software	30,701	29,467	57,833	59,494
Deposit insurance assessments	8,571	15,741	17,214	24,156
Amortization of intangibles	4,046	3,999	7,714	8,065
Merger expense	2,179	—	2,494	—
Other	39,987	30,085	78,129	65,493
Total noninterest expense	272,863	256,697	532,212	519,904
Income before income taxes	172,458	178,279	341,648	330,766
Income tax expense	37,813	40,807	73,781	76,316
Net income	$134,645	$137,472	267,867	254,450
Less: preferred dividends	4,744	2,372	7,116	4,744
Net income available to common shareholders	$129,901	$135,100	$260,751	$249,706
Basic earnings per common share	$0.70	$0.74	$1.41	$1.37
Diluted earnings per common share	$0.69	$0.73	$1.40	$1.35

See accompanying notes to the unaudited consolidated financial statements.

Consolidated Statements of Comprehensive Income (Loss)
Cadence Bank and Subsidiaries
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Net income	$134,645	$137,472	$267,867 $	254,450
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on AFS securities:
Net unrealized gains (losses), net of income taxes of $(13,758), $(2,598), $(36,254), and $6,725	44,491	8,402	117,234	(21,748)
Reclassification adjustment for net losses realized in net income, net of income taxes of $0, $1, $2, and $3	—	(3)	(7)	(9)
Net change in unrealized gains (losses) on AFS securities, net of tax	44,491	8,399	117,227	(21,757)
Recognized employee benefit plan net periodic benefit cost, net of income taxes of $(173), $(146), $(344), and $(348)	555	472	1,111	1,124
Other comprehensive income (loss), net of tax	45,046	8,871	118,338	(20,633)
Comprehensive income	$179,691	$146,343	$386,205	$233,817

See accompanying notes to the unaudited consolidated financial statements.

Consolidated Statements of Shareholders' Equity
Cadence Bank and Subsidiaries
(Unaudited)

	Preferred Stock		Common Stock		Capital Surplus	Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total Shareholders' Equity
(In thousands, except share and per share amounts)	Shares	Amount	Shares	Amount
Balance at December 31, 2024	6,900,000	$166,993	183,527,575	$458,819	$2,742,913	$(694,495)	$2,895,453	$5,569,683
Net income	—	—	—	—	—	—	133,222	133,222
Other comprehensive income, net of tax	—	—	—	—	—	73,292	—	73,292
Equity based compensation, net of forfeitures and shares withheld to cover taxes	—	—	519,724	1,299	(6,087)	—	—	(4,788)
Repurchase of stock, net of excise tax	—	—	(879)	(2)	(27)	—	—	(29)
Preferred dividends declared, $0.34 per share	—	—	—	—	—	—	(2,372)	(2,372)
Cash dividends declared, $0.275 per share	—	—	—	—	—	—	(50,467)	(50,467)
Balance at March 31, 2025	6,900,000	$166,993	184,046,420	$460,116	$2,736,799	$(621,203)	$2,975,836	$5,718,541
Net income	—	—	—	—	—	—	134,645	134,645
Other comprehensive income, net of tax	—	—	—	—	—	45,046	—	45,046
Equity based compensation, net of forfeitures and shares withheld to cover taxes	—	—	32,255	82	8,937	—	—	9,019
Repurchase of stock, net of excise tax	—	—	(71,409)	(179)	(2,107)	—	—	(2,286)
Issuance of stock in conjunction with acquisitions	—	—	2,299,750	5,749	61,542	—	—	67,291
Preferred dividends declared, $0.69 per share	—	—	—	—	—	—	(4,744)	(4,744)
Cash dividends declared, $0.275 per share	—	—	—	—	—	—	(51,229)	(51,229)
Balance at June 30, 2025	6,900,000	$166,993	186,307,016	$465,768	$2,805,171	$(576,157)	$3,054,508	$5,916,283

	Preferred Stock		Common Stock		Capital Surplus	Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total Shareholders' Equity
(In thousands, except share and per share amounts)	Shares	Amount	Shares	Amount
Balance at December 31, 2023	6,900,000	$166,993	182,871,775	$457,179	$2,743,066	$(761,829)	$2,562,434	$5,167,843
Net income	—	—	—	—	—	—	116,978	116,978
Other comprehensive loss, net of tax	—	—	—	—	—	(29,504)	—	(29,504)
Equity based compensation, net of forfeitures and shares withheld to cover taxes	—	—	467,143	1,168	(3,231)	—	—	(2,063)
Repurchase of stock, net of excise tax	—	—	(657,593)	(1,644)	(15,248)	—	—	(16,892)
Preferred dividends declared, $0.34 per share	—	—	—	—	—	—	(2,372)	(2,372)
Cash dividends declared, $0.25 per share	—	—	—	—	—	—	(45,598)	(45,598)
Cumulative effect of change in accounting principle, net of tax, for ASU 2023-02	—	—	—	—	—	—	1,540	1,540
Balance at March 31, 2024	6,900,000	$166,993	182,681,325	$456,703	$2,724,587	$(791,333)	$2,632,982	$5,189,932
Net income	—	—	—	—	—	—	137,472	137,472
Other comprehensive income, net of tax	—	—	—	—	—	8,871	—	8,871
Equity based compensation, net of forfeitures and shares withheld to cover taxes	—	—	84,153	211	8,486	—	—	8,697
Repurchase of stock, net of excise tax	—	—	(335,051)	(838)	(8,417)	—	—	(9,255)
Preferred dividends declared, $0.34 per share	—	—	—	—	—	—	(2,372)	(2,372)
Cash dividends declared, $0.25 per share	—	—	—	—	—	—	(45,587)	(45,587)
Balance at June 30, 2024	6,900,000	$166,993	182,430,427	$456,076	$2,724,656	$(782,462)	$2,722,495	$5,287,758

See accompanying notes to the unaudited consolidated financial statements.

Consolidated Statements of Cash Flows
Cadence Bank and Subsidiaries
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2025	2024
Operating Activities:
Net income	$267,867	$254,450
Adjustments to reconcile net income to net cash provided by operations:
Depreciation, amortization, and accretion	45,290	108,304
Deferred income tax expense	10,106	10,173
Provision for credit losses	51,000	44,000
Gain on sale of loans, net	(13,061)	(10,734)
Gain on disposition of businesses	—	(14,980)
Loss on sales of available for sale securities, net	9	12
Unrealized gain on limited partnerships, net	(4,757)	(5,391)
Gain on trading securities	(27)	(10)
Share-based compensation expense	13,823	16,055
Proceeds from payments and sales of loans held for sale	664,943	574,877
Origination of loans held for sale	(653,577)	(578,067)
Increase in accrued interest receivable	(15,334)	(9,005)
Increase in accrued interest payable	37,765	95,146
Purchases of trading securities	(11,000)	(4,000)
Proceeds from sales of trading securities	11,027	4,010
Net increase in prepaid pension asset	(2,437)	(2,892)
(Increase) decrease in other assets	(52,065)	16,410
Increase in other liabilities	203	51,118
Other, net	(17,741)	(7,415)
Net cash provided by operating activities	332,034	542,061

Investing Activities:
Net cash received from business acquisition	119,397	—
Proceeds from disposition of business, net of cash transferred	—	15,308
Purchases of available for sale securities	(2,042,209)	(751,846)
Proceeds from sales of available for sale securities	45,603	4,000
Proceeds from maturities, calls, and payments of available for sale securities	644,056	858,952
(Purchases of) proceeds from sales of FRB and FHLB stock, net	(134,164)	3,259
Increase in loans, net	(1,404,166)	(927,845)
Purchases of premises and equipment	(34,070)	(48,643)
Proceeds from sales of premises and equipment	3,339	14,850
Proceeds from disposition of foreclosed and repossessed property	4,829	4,779
Proceeds from sales of loans transferred to held for sale	—	36,317
Net death benefits received on bank owned life insurance	13,616	514
Purchases of tax credit investments	(66,244)	(28,795)
Purchases of limited partnership interests	(15,875)	(16,007)
Other, net	5,718	6,843
Net cash used in investing activities	(2,860,170)	(828,314)

Consolidated Statements of Cash Flows (continued)
Cadence Bank and Subsidiaries
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2025	2024
Financing Activities:
Decrease in deposits, net	(526,415)	(638,323)
Net change in securities sold under agreement to repurchase and federal funds purchased	(2,391)	(396,482)
Net change in short-term FHLB advances	1,575,000	—
Long-term borrowings called, repurchased, or repaid	(22,330)	(168,351)
Repayment of long-term FHLB advances	(26)	—
Proceeds from long-term FHLB advances	1,430,000	—
Repurchase of common stock	(2,315)	(26,147)
Cash dividends paid on common stock	(101,748)	(91,186)
Cash dividends paid on preferred stock	(7,116)	(4,744)
Cash paid for tax withholding on vested share-based compensation and other	(9,542)	(10,244)
Net cash provided by (used in) financing activities	2,333,117	(1,335,477)
Net decrease in cash and cash equivalents	(195,019)	(1,621,730)
Cash and cash equivalents at beginning of period	1,731,576	4,232,265
Cash and cash equivalents at end of period	$1,536,557	$2,610,535

Supplemental Cash Flow Disclosures
Cadence Bank and Subsidiaries
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2025	2024
Supplemental Disclosures
Cash paid during the period for:
Interest	$455,799	$473,952
Income tax payments, net	20,617	82,528
Cash paid for amounts included in lease liabilities	9,047	8,925
Non-cash investing and financing activities, at fair value:
Acquisition of real estate and other assets in settlement of loans	13,566	3,240
Transfers of loans held for sale to loans	6,032	2,901
Transfers of loans to loans held for sale	38,038	39,038
Right of use assets obtained in exchange for new operating lease liabilities	13,713	9,347
Increase in funding obligations for certain tax credit investments	36,728	10,201

See accompanying notes to unaudited consolidated financial statements.

Notes to Unaudited Consolidated Financial Statements
Cadence Bank and Subsidiaries

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with instructions to the SEC Form 10-Q and Article 10 of Regulation S-X; therefore, they do not include all information and notes necessary for a fair presentation of financial position, results of operations, comprehensive income, and cash flows in conformity with GAAP. All adjustments consisting of normally recurring accruals that, in the opinion of management, are necessary for a fair presentation of the consolidated financial position and results of operations for the periods covered by this report have been included. These interim financial statements should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2024. Operating results for the period ended June 30, 2025, are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. The consolidated balance sheet at December 31, 2024 has been derived from the audited financial statements included in our Form 10-K for the year ended December 31, 2024.

The Company and its subsidiaries follow GAAP, including, where applicable, general practices within the banking industry. The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation. The assessment of whether or not the Company has a controlling interest (i.e., the primary beneficiary) in a VIE is performed on an on-going basis. All equity investments in non-consolidated VIEs are included in “other assets” in the Company’s consolidated balance sheets (see Note 17 for more information).

Certain amounts reported in prior years have been reclassified to conform to the 2025 presentation. These reclassifications did not materially impact the Company’s consolidated financial statements.

In accordance with GAAP, the Company’s management evaluated subsequent events for potential recognition or disclosure in the consolidated financial statements through the date of the issuance of the consolidated financial statements (See Note 18 for more information).

Recent Accounting Pronouncements

ASU No. 2023-05

In August 2023, the FASB issued ASU No. 2023-05, Business Combinations—Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement. The ASU applies to the formation of entities that meet the definition of a joint venture (or a corporate joint venture) as defined in the FASB ASC Master Glossary. The amendments in the ASU require that a newly formed joint venture, upon formation, would initially measure its assets and liabilities at fair value (with exceptions to fair value measurement that are consistent with the business combinations guidance). The ASU allows a joint venture to apply measurement period guidance in accordance with ASC 805-10, allowing the amounts recognized upon formation to be adjusted for provisional items during the measurement period not to exceed one year from the formation date.

The ASU does not amend the definition of a joint venture, the existing guidance for the accounting by an equity method investor for its investment in a joint venture, or the accounting by a joint venture for contributions received subsequent to formation.

The amendments are effective prospectively for all joint ventures with a formation date on or after January 1, 2025, and early adoption is permitted. A joint venture that was formed before the effective date of the ASU may elect to apply the amendments retrospectively if it has sufficient information. There was no impact from this guidance on the Company’s consolidated financial statements.

ASU No. 2023-08

In December 2023, the FASB issued ASU No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets. The amendments are intended to improve the accounting for certain crypto assets by requiring an entity to measure those crypto assets at fair value each reporting period with changes in fair value recognized in net income. The amendments also improve the information provided to investors about an entity’s crypto asset holdings by requiring disclosure about significant holdings, contractual sale restrictions, and changes during the reporting period.

The amendments in the ASU are effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued (or made available for issuance). If amendments are adopted in an interim period, they must be adopted as of the beginning of the fiscal year that includes that interim period. There was no impact from this guidance on the Company’s consolidated financial statements.

ASU No. 2023-09

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU is intended to improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. It also includes certain other amendments intended to improve the effectiveness of income tax disclosures.

The amendments in the ASU are effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. As this guidance is solely disclosure related, there will be no quantitative impact to the Company’s consolidated financial statements.

ASU No. 2024-01

In March 2024, the FASB issued ASU No. 2024-01, Compensation--Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which provides four cases illustrating the scope application of Topic 718 for profits interest awards. Determining whether a profits interest award should be accounted for as a share-based payment arrangement or other compensation requires judgement based on the facts and circumstances of the specific transaction. The illustrative example includes four fact patterns to demonstrate how an entity would apply the scope guidance in Topic 718 to determine whether profits interest awards should be accounted for in accordance with Topic 718.

The amendments in the ASU are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The amendments should be applied either (1) retrospectively to all prior periods presented in the financial statements or (2) prospectively to profits, interest, and similar awards grated or modified on or after the date at which the entity first applies the amendments. There was no impact from this guidance on the Company’s consolidated financial statements.

ASU No. 2024-02

In March 2024, the FASB issued ASU No. 2024-02, Codification Improvements--Amendments to Remove References to the Concepts Statements, which contains amendments that remove references to various Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. In other instances, the references were used in prior Statements to provide guidance in certain topical areas. Generally, the amendments are not intended to result in significant accounting change for most entities. However, the FASB recognized that changes to that guidance may result in accounting change for some entities. Therefore, the FASB provided transition guidance for all the amendments in this Update.

These amendments are effective for public business entities for fiscal years beginning after December 15, 2024. Early application of the amendments is permitted for all entities, for any fiscal year or interim period for which financial statements have not yet been issued (or made available for issuance). If an entity adopts the amendments in an interim period, it must adopt them as of the beginning of the fiscal year that includes that interim period. There was no significant impact from this guidance on the Company’s consolidated financial statements.

ASU No. 2025-02

In March 2025, the FASB issued ASU No. 2025-02, Liabilities (Topic 405): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 122 to remove SEC paragraphs pursuant to the issuance of the SEC Staff Accounting Bulletin No. 122, Accounting for Obligations To Safeguard Crypto-Assets an Entity Holds for Its Platform Users. The amendments are effective immediately. There was no impact from this guidance on the Company’s consolidated financial statements.

Pending Accounting Pronouncements

ASU No. 2023-06

In October 2023, the FASB issued ASU No. 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative, that incorporates certain SEC disclosure requirements into the FASB Accounting Standards Codification. The amendments in the ASU are expected to clarify or improve disclosure and presentation requirements of a variety of Codification Topics, allow users to more easily compare entities subject to the SEC’s existing disclosures with those entities that were not previously subject to the requirements, and align the requirements in the Codification with the SEC’s regulations.

The ASU modifies the disclosure or presentation requirements of a variety of Topics in the Codification. The requirements are relatively narrow in nature. Some of the amendments represent clarifications to, or technical corrections of, the current requirements.

The effective date for each amendment will be the date on which the SEC removes that related disclosure from its rules. If by June 30, 2027, the SEC has not removed the related disclosure from its regulations, the amendments will be removed from the Codification and not become effective for any entity. As this guidance is solely disclosure related, the Company does not anticipate any quantitative impact to the Company’s consolidated financial statements.

ASU No. 2024-03

In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosures in the note to the financial statements regarding specific expenses. The amendments do not change or remove existing disclosure requirements. The amendments improve disclosure requirements through enhanced expense disaggregation.

The amendments require disclosures in each interim and annual reporting periods. The amendments are effective for fiscal year beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Prospective adoption is required, however an entity may choose to adopt retrospectively. Early adoption is permitted. As this guidance is solely disclosure related, the Company does not anticipate any quantitative impact to the Company’s consolidated financial statements.

ASU No. 2024-04

In November 2024, the FASB issued ASU No. 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarifies requirements for determining whether certain settlements of convertible debt instruments, including convertible debt instruments with cash conversion features or convertible debt instruments that are not currently convertible, should be accounted for as an induced conversion.

The amendments are effective for all entities for fiscal years beginning after December 15, 2025. Early adoption is permitted as of the beginning of the annual reporting period for all entities that have adopted ASU 2020-06. If an entity adopts ASU No. 2024-04 in an interim reporting period, it should adopt it as of the beginning of the annual reporting period that includes that interim reporting period. The Company does not anticipate any impact from this guidance on its consolidated financial statements.

ASU No. 2025-01

In January 2025, the FASB issued ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date to clarify the interim effective date for ASU 2024-03 for entities that do not have an annual reporting period that ends on December 31. The amendments are effective for fiscal year beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Since Company’s fiscal year-end and the calendar year-end are the same, the Company does not anticipate that these amendments will have any effect on Company’s consolidated financial statements.

ASU No. 2025-03

In May, the FASB issued ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity to clarify the guidance to determine the accounting acquirer for transactions in which the legal acquiree is a VIE that meets the definition of a business. The amendments are effective for fiscal years beginning after December 15, 2026. Early adoption is permitted in reporting periods in which financial statements have not been issued. If the amendment are adopted in an interim period, they should be adopted as of the beginning the interim period or annual period. The amendments should be applied on a prospective basis to transactions whose closing dates occurs after adoption of the amendments. The Company does not anticipate that these amendments will have any effect on Company’s consolidated financial statements.

ASU No. 2025-04

In May, the FASB issued ASU No. 2025-04, Compensation—Stock Compensation (Topic 718) and Revenue from Contracts with Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer to clarify the timing to recognize revenue for entities that offer share-based consideration to customers to incentivize the customers to purchase its goods or services. The amendments are effective for the fiscal period beginning after December 15, 2026, and interim reporting periods within those annual periods. Early adoption is permitted in an interim or annual period in which financial statements have not yet been issued. If an entity adopts the amendments in an interim reporting period, it should adopt it as of the beginning of the annual period that includes that interim reporting period. The Company does not anticipate that these amendments will have any effect on Company’s consolidated financial statements.

NOTE 2. BUSINESS COMBINATIONS

FCB Financial Corp.

On May 1, 2025, the Company completed its acquisition of FCB Financial Corp. (“FCB Financial”), the bank holding company for FCB (collectively referred to as “First Chatham”), pursuant to an Agreement and Plan of Merger dated January 22, 2025 by and between the Company and FCB Financial (the “FCB Merger Agreement”). Upon the completion of the merger of FCB Financial with and into the Company, FCB, FCB Financials’ wholly-owned banking subsidiary, was merged with and into the Company. First Chatham was a Savannah, Georgia-based community bank operating eight branches across the Greater Savannah Area. Under the terms of the FCB Merger Agreement, the Company issued 2.3 million shares of common stock and paid $23.1 million in cash for all outstanding shares of First Chatham. The purchase price allocation and certain fair value measurements, as well as the evaluation of the tax positions of the merger, remain in the early stages of management’s review due to the timing of the closing of the merger and are subject to potential changes.

The following table presents the amounts recorded on the consolidated balance sheet on the acquisition date of May 1, 2025 for First Chatham, showing the estimated fair value as adjusted during the measurement period (in thousands):

Fair Value of Assets Acquired:
Cash and cash equivalents	$142,506
Available for sale securities	45,603
Loans and leases	382,608
Allowance for credit losses	(8,075)
Premises and equipment	13,741
Other intangible assets, net	12,338
Other assets	24,068
Total Fair Value of Assets Acquired	$612,789
Fair Value of Liabilities Assumed:
Deposits	$523,595
Junior subordinated debt	12,330
Other liabilities	7,532
Total Fair Value of Liabilities Assumed	$543,457
Fair Value of Net Assets Acquired	$69,332
Consideration Paid:
Market value of common stock	67,291
Total cash paid	23,109
Total Consideration Paid	$90,400
Goodwill	$21,068

The following is a description of the methods used to estimate the fair values of significant assets acquired and liabilities assumed above.

Cash and cash equivalents: The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets.

Securities available for sale: Fair values for securities were based on sales prices of the securities shortly after the merger’s close date.

Loans: Fair values for loans were estimated based on a discounted cash flow methodology (income approach) that considered factors including loan type and related collateral, classification status, remaining term of the loan (in months), fixed or variable interest rate, past delinquencies, timing of principal and interest payments, current market rates, LTV, and current discount rates. The discount rate did not include an explicit factor for credit losses, as it was included as a reduction to the estimated cash flows. Large loans were specifically reviewed to evaluate credit risk. Additionally, PCD loans that were determined to have more-than-insignificant deterioration were generally identified by the delinquency status, risk rating changes, credit rating, accruing status or other indicators of credit deterioration since origination. Loans were valued individually although multiple inputs were applied to loans with similar characteristics as appropriate. These factors resulted in an $8.9 million fair value net discount to loans, which will be accreted over the remaining life of each loan. The book value of the acquired loans was $387.3 million.

Allowance for Credit Losses: The ACL of $8.1 million was recorded on the identified PCD loans in accordance with ASC 326. An ACL of $4.2 million was recorded on non-PCD loans and reported as provision expense during the three months ended June 30, 2025.

While there were significant similarities in the application of ASC 326 by Cadence and First Chatham, steps were taken by management to align the First Chatham process to ensure that the ACL reported at the time of the First Chatham merger in the table above and in all subsequent reporting periods is consistent with the ACL policies as outlined in Note 1 – Summary of Significant Accounting Policies to the consolidated financial statements of the Annual Report on Form 10-K for the year ended December 31, 2024, and Note 5 – Allowance for Credit Losses. These steps included conforming certain First Chatham assumptions (e.g., the reasonable and supportable forecast of future economic conditions and the reasonable and supportable forecast period, among others) to that of Cadence.

Intangible assets: Core deposit intangible asset represents the value of the relationships with deposit clients. The fair value for the core deposit intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected client attrition rates, net maintenance cost of the deposit base, alternative costs of funds, and the interest costs associated with the client deposits. The core deposit intangible asset is being amortized over its estimated useful life of approximately ten years utilizing an accelerated method.

ROU Assets and Lease Liabilities: ROU assets and lease liabilities were measured using a methodology that involved estimating the future rental payments over the remaining lease term with discounting using a fully-collateralized discount rate. The lease term was determined for individual leases based on management’s assessment of the probability of exercising existing renewal options. Adjustments for any off-market terms in a lease were also discounted and applied to the balance of the lease asset.

Premises: Land and buildings held for use were valued at appraised values, which reflect considerations of recent disposition values for similar property types with adjustments for characteristics of individual properties.

Deposits: The fair values used for the demand and savings deposits by definition equal the amount payable on demand at the acquisition date. Fair values for time deposits were estimated using a discounted cash flow analysis applying the prevailing market interest rates currently offered to the contractual interest rates on such time deposits.

Borrowings: The fair value of the junior subordinated debentures were estimated using a discounted cash flow calculation. The valuation took into consideration comparable market rates and management’s execution of the call option in the first available period. The finalization of these analyses through the measurement period is not expected to significantly impact the income statement.

The following table presents certain unaudited pro forma information for the results of operations for the six months ended June 30, 2024 and 2025, as if First Chatham had been acquired on January 1, 2024. The pro forma results combine the historical results of First Chatham into the Company’s consolidated income statements including the impact of certain acquisition accounting adjustments including loan discount accretion,  investment securities discount accretion, intangible assets amortization and deposit premium accretion. The pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what would have occurred had the acquisition taken place on January 1, 2024. No assumptions have been applied to the pro forma results of operations regarding possible revenue enhancements, provision for credit losses, expense efficiencies or asset dispositions.

	Six Months Ended June 30,
	2025	2024
(In thousands)	Pro Forma	Pro Forma
Total revenues (net interest income and noninterest income)	$937,178	$916,652
Net income	$265,868	$259,629

Revenues and earnings of the acquired company since the acquisition date have not been disclosed as it is not practicable since First Chatham was merged into the Company and separate financial information is not available or considered material.

FCB merger-related expenses of $1.7 million incurred during 2025 are recorded in the consolidated income statement and include incremental costs related to the closing of the transactions, including legal, accounting and auditing, investment banker fees, certain employment related costs, travel, printing, supplies, and other costs.

NOTE 3. AVAILABLE FOR SALE SECURITIES AND EQUITY SECURITIES

The amortized cost, unrealized gains and losses, and estimated fair value of available for sale securities are presented in the following tables:

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
June 30, 2025
U.S. government agency securities	$301,322	$119	$34,536	$266,905
MBS issued or guaranteed by U.S. agencies
Residential pass-through:
Guaranteed by GNMA	74,511	12	10,059	64,464
Issued by FNMA and FHLMC	4,697,771	1,438	532,893	4,166,316
Other residential MBS	2,398,533	18,301	27,772	2,389,062
Commercial MBS	1,530,014	1,824	76,200	1,455,638
Total MBS	8,700,829	21,575	646,924	8,075,480
Obligations of states and political subdivisions	166,093	9	34,767	131,335
Corporate debt securities	50,750	—	4,751	45,999
Foreign debt securities	318,635	368	1,322	317,681
Total available for sale securities	$9,537,629	$22,071	$722,300	$8,837,400

(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2024
U.S. government agency securities	$321,454	$20	$40,243	$281,231
MBS issued or guaranteed by U.S. agencies
Residential pass-through:
Guaranteed by GNMA	78,279	—	11,698	66,581
Issued by FNMA and FHLMC	4,604,954	16	639,414	3,965,556
Other residential MBS	958,911	6,110	30,300	934,721
Commercial MBS	1,645,065	1,605	97,029	1,549,641
Total MBS	7,287,209	7,731	778,441	6,516,499
Obligations of states and political subdivisions	167,743	10	35,684	132,069
Corporate debt securities	52,751	—	5,349	47,402
Foreign debt securities	318,539	443	2,195	316,787
Total available for sale securities	$8,147,696	$8,204	$861,912	$7,293,988

For the three months ended June 30, 2025, gross gains of $2 thousand and gross losses of $2 thousand were recognized for available for sale securities, compared to gross gains of $1 thousand and gross losses of $5 thousand for the same period in 2024. There were no impairment charges related to credit losses included in gross realized losses for the three months ended June 30, 2025 and 2024.

For the six months ended June 30, 2025, gross gains of $3 thousand and gross losses of $12 thousand were recognized for available for sale securities, compared to gross gains of $3 thousand and gross losses of $15 thousand for the same period in 2024. There were no impairment charges related to credit losses included in gross realized losses for the six months ended June 30, 2025 and 2024.

Available for sale securities with a carrying value of $3.8 billion and $4.0 billion at June 30, 2025 and December 31, 2024, respectively, were pledged to secure public and trust funds on deposit and for other purposes.

There were no securities held for trading or held-to-maturity at June 30, 2025 or December 31, 2024.

The amortized cost and estimated fair value of available for sale securities at June 30, 2025 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(In thousands)	Amortized Cost	Estimated Fair Value
Maturing in one year or less	$—	$—
Maturing after one year through five years	106,686	104,996
Maturing after five years through ten years	500,107	479,196
Maturing after ten years	230,007	177,728
Mortgage-backed securities	8,700,829	8,075,480
Total available for sale securities	$9,537,629	$8,837,400

At June 30, 2025 and December 31, 2024, approximately 67.1% and 80.4% of securities were in an unrealized loss position, respectively. At June 30, 2025, there were 864 securities in a loss position for more than twelve months, and 24 securities in a loss position for less than twelve months. At December 31, 2024, there were 871 securities in a loss position for more than twelve months, and 33 securities in a loss position for less than twelve months. A summary of available for sale investments with continuous unrealized loss positions for which an allowance for credit losses has not been recorded is as follows:

	Less Than 12 Months		12 Months or Longer
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2025
U.S. government agency securities	$22,736	$60	$206,310	$34,476
MBS	554,460	2,308	4,926,499	644,616
Obligations of states and political subdivisions	—	—	120,948	34,767
Corporate debt securities	—	—	44,000	4,751
Foreign debt securities	—	—	53,678	1,322
Total	$577,196	$2,368	$5,351,435	$719,932

	Less Than 12 Months		12 Months or Longer
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2024
U.S. government agency securities	$74,795	$221	$200,798	$40,022
MBS	249,197	2,314	5,123,218	776,127
Obligations of states and political subdivisions	303	7	121,117	35,677
Corporate debt securities	7,474	2,527	37,928	2,822
Foreign debt securities	—	—	52,806	2,195
Total	$331,769	$5,069	$5,535,867	$856,843

Management evaluates available for sale securities in unrealized loss positions to determine whether the impairment is attributable to credit-related factors or noncredit-related factors. Credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. Management believes that the unrealized losses detailed in the previous tables are due to noncredit-related factors, such as changes in interest rates and other market conditions. Therefore, no allowance for credit losses was recorded related to these securities at June 30, 2025 or December 31, 2024. Additionally, as of June 30, 2025 management had no intent to sell these securities, and it is more likely than not that the Company would not be required to sell the securities prior to recovery of costs. The fair value of these securities is expected to recover as they approach their maturity date or repricing date or if market yields for such investments decline.

Reported in other assets in the accompanying consolidated balance sheets, equity investments with readily determinable fair values not held for trading are recorded at fair value, with changes in fair value reported in net income. Additionally, the Company reports equity investments without readily determinable fair values in other assets in the accompanying consolidated balance sheets. These investments include investments in the common stock of the FHLB of Dallas and the FRB of St. Louis. The Company is required to own stock in the FHLB of Dallas for membership in the FHLB system and in relation to the level of FHLB advances. The Company is also required to purchase and hold shares of capital stock in the FRB of St. Louis for membership in the Federal Reserve System. The Company accounts for these investments as long-term assets and carries them at cost. During the periods ended June 30, 2025 and December 31, 2024, there were no downward or upward adjustments to these investments for impairments or price changes from observable transactions.

(In thousands)	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value
June 30, 2025
Equity securities held at cost:
FRB stock	$102,379	$—	$—	$102,379
FHLB stock	142,762	—	—	142,762
Other equity securities	20,582	—	—	20,582
Total equity securities, held at cost	$265,723	$—	$—	$265,723
Equity securities held at fair value:
Farmer Mac stock	$49	$531	$—	$580
Affordable Housing MBS Exchange Traded Fund	24,994	—	3,609	21,385
Total equity securities, held at fair value	$25,043	$531	$3,609	$21,965

(In thousands)	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Carrying Value
December 31, 2024
Equity securities held at cost:
FRB stock	$100,567	$—	$—	$100,567
FHLB stock	10,410	—	—	10,410
Other equity securities	20,582	—	—	20,582
Total equity securities, held at cost	$131,559	$—	$—	$131,559
Equity securities held at fair value:
Farmer Mac stock	$49	$543	$—	$592
Affordable Housing MBS Exchange Traded Fund	24,994	—	3,908	21,086
Total equity securities, held at fair value	$25,043	$543	$3,908	$21,678

NOTE 4. LOANS AND LEASES

The following table is a summary of our loan and lease portfolio aggregated by segment and class at the periods indicated:

(In thousands)	June 30, 2025	December 31, 2024
Commercial and industrial
Non-real estate	$9,049,094	$8,670,529
Owner occupied	4,762,408	4,665,015
Total commercial and industrial	13,811,502	13,335,544
Commercial real estate
Construction, acquisition and development	3,464,124	3,909,184
Income producing	7,025,539	6,015,773
Total commercial real estate	10,489,663	9,924,957
Consumer
Residential mortgages	10,951,618	10,267,883
Other consumer	212,398	213,371
Total consumer	11,164,016	10,481,254
Total loans and leases, net of unearned income (1) (2)	$35,465,181	$33,741,755

(1)	Total loans and leases are net of $23.9 million and $21.4 million of unearned income at June 30, 2025 and December 31, 2024, respectively.

(2)	Total loans and leases include $382.6 million of FCB loans acquired on May 1, 2025. See Note 2 for additional details.

The Company engages in lending to consumers, small and medium-sized business enterprises, and government entities through its community banking locations and to regional and national business enterprises through its corporate banking division. The bank acts as agent or participant in SNC and other financing arrangements with other financial institutions. Loans are issued generally to finance home purchases and improvements, personal expenditures, business investment and operations, construction and development, and income producing properties. Loans are underwritten to be repaid primarily by available cash flow from personal income, investment income, business operations, rental income, or the sale of developed or constructed properties. Collateral and personal guaranties of business owners are generally required as a condition of the financing arrangements and provide additional cash flow and proceeds from asset sales of guarantors in the event primary sources of repayment are no longer sufficient.

While loans are structured to provide protection to the Company if borrowers are unable to repay as agreed, the Company recognizes there are numerous risks that may result in deterioration of the repayment ability of borrowers and guarantors. These risks include failure of business operations due to economic, legal, market, logistical, weather, health, governmental and force majeure events. Concentrations in the Company’s loan and lease portfolio also present credit risks. The impact of a slowing economy, inflation, higher interest rates, and labor and supply chain shortages, poses additional risk to borrowers and financial institutions. As a result of these factors, there is risk for businesses to experience difficulty in meeting repayment obligations, and the Company may experience losses or deterioration in performance in its loan portfolio. For information regarding nonaccrual policies, past-dues or delinquency status, and recognizing write-offs within ACL, refer to “Note 1 - Summary of Significant Accounting Policies” included in Part II., Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The Company has identified the following segments and classes of loans and leases with similar risk characteristics for measuring expected credit losses:

Commercial and Industrial

Non-Real Estate – Commercial and industrial loans are loans and leases to finance business operations, equipment and owner-occupied facilities for small and medium-sized enterprises, as well as larger corporate borrowers. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal and/or corporate guarantees are generally obtained where available and prudent. This category also includes loans to finance agricultural production. The Company recognizes risk from economic cycles, commodity prices, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to fraud, theft or embezzlement, loss of sponsor support, health or loss of key personnel or competitive situations may adversely affect the scheduled repayment of business loans. In addition, risks in the agricultural sector including crop failures due to weather, insects and other blights, commodity prices, governmental intervention, lawsuits, labor or logistical disruptions.

Owner Occupied – Owner occupied loans include loans secured by business facilities to finance business operations, equipment and owner-occupied facilities primarily for small and medium-sized enterprises. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal guarantees, if applicable, are generally required for these loans. The Company recognizes that risk from economic cycles, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans.

Commercial Real Estate

Construction, Acquisition and Development – CAD loans include both loans and credit lines for the purpose of purchasing, carrying, and developing land into residential subdivisions or various types of commercial developments, such as industrial, warehouse, retail, office, and multi-family. This category also includes loans and credit lines for construction of residential, multi-family and commercial buildings. The Company generally engages in CAD lending primarily in local markets served by its branches. The Company recognizes that risks are inherent in the financing of real estate development and construction. These risks include location, market conditions and price volatility, change in interest rates, demand for developed land, lots and buildings, desirability of features and styling of completed developments and buildings, competition from other developments and builders, traffic patterns, remote work patterns, governmental jurisdiction, tax structure, availability of utilities, roads, public transportation and schools, availability of permanent financing for homebuyers, zoning, environmental restrictions, lawsuits, economic and business cycle, labor, and reputation of the builder or developer.

Each CAD loan is underwritten to address: (i) the desirability of the project, its market viability and projected absorption period; (ii) the creditworthiness of the borrower and the guarantor as to liquidity, cash flow and assets available to ensure performance of the loan; (iii) equity contribution to the project; (iv) the developer’s experience and success with similar projects; and (v) the value of the collateral.

A substantial portion of CAD loans are secured by real estate in markets in which the Company is located. The Company’s loan policy generally prohibits loans for the sole purpose of carrying interest reserves. Certain of the construction, acquisition and development loans were structured with interest-only terms. A portion of the residential mortgage and CRE portfolios were originated through the permanent financing of construction, acquisition and development loans. Higher interest rates and the potential for slowing economic conditions could negatively impact borrowers’ and guarantors’ ability to repay their debt which would make more of the Company’s loans collateral-dependent.

Income Producing – CRE loans include loans to finance income-producing commercial and multi-family properties. Lending in this category is generally limited to properties located in the Company’s market area with only limited exposure to properties located elsewhere but owned by in-market borrowers. Loans in this category include loans for neighborhood retail centers, medical and professional offices, single retail stores, industrials and apartments leased generally to local businesses and residents. The underwriting of these loans takes into consideration the occupancy and rental rates as well as the financial health of the borrower. The Company’s exposure to national retail tenants is limited. The Company recognizes that risk from economic cycles, government restrictions, delayed or missed rent payments, supply-chain disruptions, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel or competitive situations may adversely affect the scheduled repayment of business loans.

Consumer

Residential Mortgages – Residential mortgages are first or second-lien loans to consumers secured by a primary residence or second home. This category includes traditional mortgages, home equity loans and revolving lines of credit. The loans are generally secured by properties located within the local market area of the community bank which originates and services the loan. These loans are underwritten in accordance with the Company’s general loan policies and procedures which require, among other things, proper documentation of each borrower’s financial condition, satisfactory credit history, and property value. In addition to loans originated through the Company’s branches, the Company originates and services residential mortgages sold in the secondary market which are underwritten and closed pursuant to investor and agency guidelines. At June 30, 2025 and December 31, 2024, residential mortgage loans in process of foreclosure totaled $14.4 million and $19.7 million, respectively. Additionally, the Company held $6.9 million and $4.4 million in foreclosed residential properties at June 30, 2025 and December 31, 2024, respectively.

Other Consumer – Other consumer lending includes consumer credit cards as well as personal revolving lines of credit and installment loans. The Company offers credit cards, primarily to its deposit and loan customers. Consumer installment loans generally includes term loans secured by automobiles, boats and recreational vehicles.

The Company recognizes there are risks in consumer lending which include interruptions in the borrower’s personal and investment income due to loss of employment, market conditions, and general economic conditions, deterioration in the health and well-being of the borrower and family members, natural disasters, lawsuits, losses, or inability to generate income due to injury, accidents, theft, vandalism, or incarceration.

Credit Quality

The following tables provide details regarding the aging of the Company’s loan and lease portfolio, net of unearned income, at the periods indicated:

	June 30, 2025
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Amortized Cost	90+ Days Past Due still Accruing
Commercial and industrial
Non-real estate	$49,057	$7,917	$82,264	$139,238	$8,909,856	$9,049,094	$798
Owner occupied	5,910	2,018	13,656	21,584	4,740,824	4,762,408	139
Total commercial and industrial	54,967	9,935	95,920	160,822	13,650,680	13,811,502	937
Commercial real estate
Construction, acquisition and development	13,619	290	8,508	22,417	3,441,707	3,464,124	25
Income producing	7,669	368	4,260	12,297	7,013,242	7,025,539	—
Total commercial real estate	21,288	658	12,768	34,714	10,454,949	10,489,663	25
Consumer
Residential mortgages	72,213	37,220	52,300	161,733	10,789,885	10,951,618	3,933
Other consumer	1,033	440	544	2,017	210,381	212,398	313
Total consumer	73,246	37,660	52,844	163,750	11,000,266	11,164,016	4,246
Total	$149,501	$48,253	$161,532	$359,286	$35,105,895	$35,465,181	$5,208

	December 31, 2024
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Amortized Cost	90+ Days Past Due still Accruing

Commercial and industrial
Non-real estate	$13,443	$28,379	$101,873	$143,695	$8,526,834	$8,670,529	$8,115
Owner occupied	10,375	3,836	16,280	30,491	4,634,524	4,665,015	—
Total commercial and industrial	23,818	32,215	118,153	174,186	13,161,358	13,335,544	8,115
Commercial real estate
Construction, acquisition and development	4,254	663	8,579	13,496	3,895,688	3,909,184	—
Income producing	3,971	1,226	12,193	17,390	5,998,383	6,015,773	—
Total commercial real estate	8,225	1,889	20,772	30,886	9,894,071	9,924,957	—
Consumer
Residential mortgages	60,009	28,937	61,578	150,524	10,117,359	10,267,883	4,750
Other consumer	1,587	455	413	2,455	210,916	213,371	261
Total consumer	61,596	29,392	61,991	152,979	10,328,275	10,481,254	5,011
Total	$93,639	$63,496	$200,916	$358,051	$33,383,704	$33,741,755	$13,126

The Company utilizes an internal loan classification system that is continually updated to grade loans according to certain credit quality indicators. These credit quality indicators include, but are not limited to, recent credit performance, delinquency, liquidity, cash flows, debt coverage ratios, collateral type and loan-to-value ratio. The Company’s internal loan classification system is compatible with classifications used by regulatory agencies. Loans may be classified as follows:

Pass: Loans which are performing as agreed with few or no signs of weakness. These loans show sufficient cash flow, capital and collateral to repay the loan as agreed.

Special Mention: Loans where potential weaknesses have developed which could cause a more serious problem if not corrected.

Substandard: Loans where well-defined weaknesses exist that require corrective action to prevent further deterioration. Loans are further characterized by the possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful: Loans having all the characteristics of Substandard and which have deteriorated to a point where collection and liquidation in full is highly questionable.

Loss: Loans that are considered uncollectible or with limited possible recovery.

Impaired: An internal grade for individually analyzed collateral-dependent loans for which a specific provision has been considered to address the unsupported exposure.

PCD (Loss): An internal grade for loans with evidence of deterioration of credit quality since origination that are acquired, and for which it is probable, at acquisition, that the bank will be unable to collect all contractually required payments.

The following tables provide details of the Company’s loan and lease portfolio, net of unearned income, by segment, class and internally assigned grade at the periods indicated:

	June 30, 2025
(In thousands)	Pass	Special Mention (1)	Substandard (1)	Doubtful	Impaired (1)	PCD (Loss) (1)	Total
Commercial and industrial
Non-real estate	$8,516,718	$157,279	$344,254	$8,369	$19,112	$3,362	$9,049,094
Owner occupied	4,719,527	7,886	28,021	—	6,974	—	4,762,408
Total commercial and industrial	13,236,245	165,165	372,275	8,369	26,086	3,362	13,811,502
Commercial real estate
Construction, acquisition and development	3,452,247	1,634	4,400	—	5,843	—	3,464,124
Income producing	6,776,961	53,088	188,979	—	2,218	4,293	7,025,539
Total commercial real estate	10,229,208	54,722	193,379	—	8,061	4,293	10,489,663
Consumer
Residential mortgages	10,847,867	9,008	89,257	—	4,075	1,411	10,951,618
Other consumer	211,722	—	676	—	—	—	212,398
Total consumer	11,059,589	9,008	89,933	—	4,075	1,411	11,164,016
Total	$34,525,042	$228,895	$655,587	$8,369	$38,222	$9,066	$35,465,181

(1)
In the loan classifications above, $7.9 million of the special mention balance, $106.0 million of the substandard balance, $8.3 million of the impaired balance, and $3.5 million of the PCD (Loss) balance are covered by government guarantees from either the SBA, FHA, VA and USDA.

\

	December 31, 2024
(In thousands)	Pass	Special Mention	Substandard (1)	Doubtful	Impaired (1)	PCD (Loss)	Total
Commercial and industrial
Non-real estate	$8,208,176	$106,996	$311,096	$8,743	$31,996	$3,522	$8,670,529
Owner occupied	4,610,775	815	41,363	—	10,968	1,094	4,665,015
Total commercial and industrial	12,818,951	107,811	352,459	8,743	42,964	4,616	13,335,544
Commercial real estate
Construction, acquisition and development	3,896,856	—	12,262	—	66	—	3,909,184
Income producing	5,850,702	5,094	144,084	—	15,893	—	6,015,773
Total commercial real estate	9,747,558	5,094	156,346	—	15,959	—	9,924,957
Consumer
Residential mortgages	10,167,830	891	89,597	—	8,154	1,411	10,267,883
Other consumer	212,865	—	506	—	—	—	213,371
Total consumer	10,380,695	891	90,103	—	8,154	1,411	10,481,254
Total	$32,947,204	$113,796	$598,908	$8,743	$67,077	$6,027	$33,741,755

(1)	In the loan classifications above, $99.0 million of the substandard balance and $11.1 million of the impaired balance is covered by government guarantees from the SBA, FHA, VA and USDA.

The following tables provide credit quality indicators, including gross charge-offs, by class and period of origination (vintage) at June 30, 2025:

	Commercial and Industrial - Non-Real Estate
	Period Originated:
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$922,953	$1,446,350	$814,425	$835,925	$473,333	$674,667	$3,345,475	$3,590	$8,516,718
Special Mention	884	9,571	17,077	5,011	61,815	32,072	30,849	—	157,279
Substandard	1,216	19,020	66,393	52,077	48,032	46,504	84,790	26,222	344,254
Doubtful	—	—	—	—	8,369	—	—	—	8,369
Impaired	—	—	—	500	8,128	—	10,484	—	19,112
PCD (Loss)	—	—	—	—	—	3,362	—	—	3,362
Total	$925,053	$1,474,941	$897,895	$893,513	$599,677	$756,605	$3,471,598	$29,812	$9,049,094
% Criticized	0.2%	1.9%	9.3%	6.4%	21.1%	10.8%	3.6%	88.0%	5.9%
Gross charge-offs YTD	$527	$425	$3,173	$7,462	$436	$1,068	$24,640	$—	$37,731

	Commercial and Industrial - Owner Occupied
	Period Originated:
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$383,921	$636,180	$598,103	$874,236	$710,843	$1,390,891	$125,353	$—	$4,719,527
Special Mention	1,029	550	802	2,164	714	2,627	—	—	7,886
Substandard	65	3,081	2,386	3,902	3,913	14,419	255	—	28,021
Impaired	—	—	2,319	3,380	—	1,275	—	—	6,974
Total	$385,015	$639,811	$603,610	$883,682	$715,470	$1,409,212	$125,608	$—	$4,762,408
% Criticized	0.3%	0.6%	0.9%	1.1%	0.6%	1.3%	0.2%	—%	0.9%
Gross charge-offs YTD	$—	$394	$799	$99	$260	$59	$89	$—	$1,700

	Commercial Real Estate - Construction, Acquisition, & Development
	Period Originated:
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$589,148	$1,146,563	$449,097	$725,385	$374,920	$119,101	$48,033	$—	$3,452,247
Special Mention	—	1,035	174	205	19	201	—	—	1,634
Substandard	—	1,114	2,027	482	10	593	174	—	4,400
Impaired	—	—	—	—	5,777	66	—	—	5,843
Total	$589,148	$1,148,712	$451,298	$726,072	$380,726	$119,961	$48,207	$—	$3,464,124
% Criticized	—%	0.2%	0.5%	0.1%	1.5%	0.7%	0.4%	—%	0.3%
Gross charge-offs YTD	$—	$—	$147	$190	$—	$—	$—	$—	$337

	Commercial Real Estate - Income Producing
	Period Originated:
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$458,394	$632,547	$641,103	$2,019,720	$1,167,784	$1,719,422	$137,991	$—	$6,776,961
Special Mention	—	—	1,921	35,289	15,160	718	—	—	53,088
Substandard	—	—	1,383	3,938	23,453	160,045	160	—	188,979
Impaired	—	—	—	—	—	2,218	—	—	2,218
PCD (Loss)	—	—	—	4,293	—	—	—	—	4,293
Total	$458,394	$632,547	$644,407	$2,063,240	$1,206,397	$1,882,403	$138,151	$—	$7,025,539
% Criticized	—%	—%	0.5%	2.1%	3.2%	8.7%	0.1%	—%	3.5%
Gross charge-offs YTD	$—	$—	$252	$662	$240	$3,631	$—	$—	$4,785

	Consumer - Residential Mortgages
	Period Originated:
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$945,749	$1,337,190	$1,464,185	$1,924,223	$1,461,028	$2,536,343	$1,177,948	$1,201	$10,847,867
Special Mention	945	483	950	3,037	813	2,570	210	—	9,008
Substandard	42	1,467	10,376	16,462	16,333	40,785	3,792	—	89,257
Impaired	—	—	1,222	—	174	2,679	—	—	4,075
PCD (Loss)	—	—	—	—	—	1,411	—	—	1,411
Total	$946,736	$1,339,140	$1,476,733	$1,943,722	$1,478,348	$2,583,788	$1,181,950	$1,201	$10,951,618
% Criticized	0.1%	0.1%	0.8%	1.0%	1.2%	1.8%	0.3%	—%	0.9%
Gross charge-offs YTD	$—	$78	$234	$1,514	$645	$402	$367	$—	$3,240

	Consumer - Other Consumer
	Period Originated:
(Dollars in thousands)	2025	2024	2023	2022	2021	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$33,199	$30,926	$20,764	$7,071	$4,069	$3,715	$111,978	$—	$211,722
Substandard	—	129	193	2	29	5	318	—	676
Total	$33,199	$31,055	$20,957	$7,073	$4,098	$3,720	$112,296	$—	$212,398
% Criticized	—%	0.4%	0.9%	—%	0.7%	0.1%	0.3%	—%	0.3%
Gross charge-offs YTD	$1,296	$207	$120	$76	$7	$52	$1,502	$—	$3,260

The following tables provide credit quality indicators, including gross charge-offs, by class and period of origination (vintage) at December 31, 2024.

	Commercial and Industrial - Non-Real Estate
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$1,361,684	$926,422	$1,036,579	$695,625	$209,100	$563,337	$3,397,031	$18,398	$8,208,176
Special Mention	13,242	10,942	—	23,158	18,337	—	41,317	—	106,996
Substandard	8,855	49,842	70,136	43,832	12,370	27,648	75,638	22,775	311,096
Doubtful	—	—	—	8,743	—	—	—	—	8,743
Impaired	—	1,485	2,773	9,013	—	—	18,725	—	31,996
PCD (Loss)	—	—	—	—	—	3,522	—	—	3,522
Total	$1,383,781	$988,691	$1,109,488	$780,371	$239,807	$594,507	$3,532,711	$41,173	$8,670,529
% Criticized	1.6%	6.3%	6.6%	10.9%	12.8%	5.2%	3.8%	55.3%	5.3%
Gross charge-offs YTD	$1,892	$7,811	$22,112	$15,703	$956	$16,786	$7,416	$4,018	$76,694

	Commercial and Industrial - Owner Occupied
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$704,999	$607,548	$893,114	$756,156	$402,671	$1,122,908	$123,149	$230	$4,610,775
Special Mention	—	—	—	—	815	—	—	—	815
Substandard	2,249	5,616	6,638	5,204	2,057	18,889	710	—	41,363
Impaired	394	2,335	5,911	1,053	—	1,275	—	—	10,968
PCD (Loss)	—	—	—	—	—	1,094	—	—	1,094
Total	$707,642	$615,499	$905,663	$762,413	$405,543	$1,144,166	$123,859	$230	$4,665,015
% Criticized	0.4%	1.3%	1.4%	0.8%	0.7%	1.9%	0.6%	—%	1.2%
Gross charge-offs YTD	$—	$1	$263	$6	$41	$67	$1	$—	$379

	Commercial Real Estate - Construction, Acquisition & Development
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$1,058,203	$790,695	$1,261,256	$592,454	$50,123	$76,347	$64,061	$3,717	$3,896,856
Substandard	264	2,032	3,514	5,889	304	259	—	—	12,262
Impaired	—	—	—	—	66	—	—	—	66
Total	$1,058,467	$792,727	$1,264,770	$598,343	$50,493	$76,606	$64,061	$3,717	$3,909,184
% Criticized	—%	0.3%	0.3%	1.0%	0.7%	0.3%	—%	—%	0.3%
Gross charge-offs YTD	$—	$19	$101	$537	$35	$2	$85	$—	$779

	Commercial Real Estate - Income Producing
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$497,633	$540,956	$1,595,416	$1,192,329	$511,254	$1,404,264	$108,850	$—	$5,850,702
Special Mention	—	—	2,881	—	—	—	2,213	—	5,094
Substandard	—	459	468	7,690	70,889	64,084	494	—	144,084
Impaired	—	—	4,885	1,114	—	9,894	—	—	15,893
Total	$497,633	$541,415	$1,603,650	$1,201,133	$582,143	$1,478,242	$111,557	$—	$6,015,773
% Criticized	—%	0.1%	0.5%	0.7%	12.2%	5.0%	2.4%	—%	2.7%
Gross charge-offs YTD	$—	$—	$3	$21	$—	$2,479	$—	$—	$2,503

	Consumer - Residential Mortgages
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$1,356,015	$1,477,090	$1,991,600	$1,545,259	$992,426	$1,734,512	$1,069,608	$1,320	$10,167,830
Special Mention	101	790	—	—	—	—	—	—	891
Substandard	1,549	12,696	18,477	14,661	9,145	28,774	4,295	—	89,597
Impaired	—	—	—	3,979	1,675	—	2,500	—	8,154
PCD (Loss)	—	—	—	—	—	1,411	—	—	1,411
Total	$1,357,665	$1,490,576	$2,010,077	$1,563,899	$1,003,246	$1,764,697	$1,076,403	$1,320	$10,267,883
% Criticized	0.1%	0.9%	0.9%	1.2%	1.1%	1.7%	0.6%	—%	1.0%
Gross charge-offs YTD	$10	$325	$559	$430	$81	$749	$1,007	$—	$3,161

	Consumer - Other Consumer
	Period Originated:
(Dollars in thousands)	2024	2023	2022	2021	2020	Prior	Revolving Loans	Revolving Loans Converted to Term	Total
Pass	$45,997	$29,538	$11,471	$6,150	$3,263	$2,105	$114,341	$—	$212,865
Substandard	—	97	48	6	—	17	338	—	506
Total	$45,997	$29,635	$11,519	$6,156	$3,263	$2,122	$114,679	$—	$213,371
% Criticized	—%	0.3%	0.4%	0.1%	—%	0.8%	0.3%	—%	0.2%
Gross charge-offs YTD	$3,067	$395	$303	$145	$14	$47	$2,917	$—	$6,888

The Company’s collateral-dependent loans totaled $55.7 million and $81.8 million at June 30, 2025 and December 31, 2024, respectively. Typically these loans are internally classified as “Impaired” and “PCD Loss.” At June 30, 2025 and  December 31, 2024, $8.4 million and $8.7 million, respectively, of these loans were classified as doubtful. At June 30, 2025, most of these loans are within the non-real estate class. Additionally, there were smaller amounts of these loans in the owner occupied, income producing, CAD, and residential mortgages classes. C&I loans are typically supported by collateral such as real estate, receivables, equipment, inventory, or by an enterprise valuation. Loans within the CRE and Consumer segments are generally secured by commercial and residential real estate.

Loans of $1.5 million or greater are considered for specific provision when management has determined based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note and that the loan is collateral-dependent. At June 30, 2025 and December 31, 2024, $42.2 million and $59.1 million, respectively, of collateral-dependent loans had a valuation allowance of $11.9 million and $17.3 million, respectively. The remaining balance of collateral-dependent loans of $13.5 million and $22.7 million at June 30, 2025 and December 31, 2024, respectively, have sufficient collateral supporting the collection of all contractual principal and interest or were charged down to the underlying collateral’s fair value, less estimated selling costs. Therefore, such loans did not have an associated valuation allowance.

NPLs consist of nonaccrual loans and leases. At June 30, 2025 and December 31, 2024, NPLs totaled $231.2 million and $264.7 million, respectively. Within the NPL balance, $94.0 million of the June 30, 2025 balance and $89.9 million of the December 31, 2024 balance is covered by government guarantees from the SBA, FHA, VA or USDA.

The Company’s policy for all loan classifications provides that loans and leases are generally placed in nonaccrual status if, in management’s opinion, payment in full of principal or interest is not expected, unless such loan or lease is both well-secured and in the process of collection.

The following table presents the amortized cost basis of loans on nonaccrual status by segment and class at the periods indicated:

	June 30, 2025		December 31, 2024

(In thousands)	Nonaccrual Loans	Nonaccrual Loans with No Related Allowance	Nonaccrual Loans	Nonaccrual Loans with No Related Allowance
Commercial and industrial
Non-real estate	$123,960	$1,162	$145,115	$2,944
Owner occupied	18,158	1,212	16,904	5,128
Total commercial and industrial	142,118	2,374	162,019	8,072
Commercial real estate
Construction, acquisition and development	9,307	5,843	8,600	66
Income producing	4,379	2,219	18,542	6,569
Total commercial real estate	13,686	8,062	27,142	6,635
Consumer
Residential mortgages	75,076	174	75,287	3,979
Other consumer	363	—	244	—
Total consumer	75,439	174	75,531	3,979
Total	$231,243	$10,610	$264,692	$18,686

The following table presents the interest income recognized on loans on nonaccrual status by segment and class for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Commercial and industrial
Non-real estate	$745	$583	$1,192	$1,180
Owner occupied	318	65	353	137
Total commercial and industrial	1,063	648	1,545	1,317
Commercial real estate
Construction, acquisition and development	13	25	32	46
Income producing	58	25	297	65
Total commercial real estate	71	50	329	111
Consumer
Residential mortgages	499	543	1,159	941
Other consumer	11	1	12	1
Total consumer	510	544	1,171	942
Total	$1,644	$1,242	$3,045	$2,370

In the ordinary course of business, management may grant concessions, which would not otherwise be considered, to borrowers that are experiencing financial difficulty. Loans identified as meeting the criteria under ASC 310 are identified as FDM. Any modification, renewal or forbearance on loans assigned a rating of “Special Mention” or worse, and loans of any rating which show evidence of financial difficulty is reviewed to determine whether the borrower is experiencing financial difficulty and if so, which terms of the loan were modified. If the borrower is experiencing financial difficulty and the loan is modified via forgiveness of principal, reduction in interest rate to a rate below current market rates for issuance, payment extension or deferral for greater than six months (including extensions granted in the past 12 months), term or maturity date extension, or combination of these specific modification terms, the modification requires disclosure.

Under general loan modification guidance, a modification is treated as a new loan only if both of the following conditions are met: 1) the terms of the new loan are at least as favorable to the lender as the terms for comparable loans to other customers with similar collection risks, and 2) modifications to the terms of the original loan are more than minor. If either condition is not met, the modification is accounted for as the continuation of the old loan with any effect of the modification treated as a prospective adjustment to the loan’s EIR. Modifications in scope for borrowers experiencing financial difficulty may include principal forgiveness, other-than-insignificant payment delay, interest rate reduction, or a combination of modifications. During the six months ended June 30, 2025, the most common individual concessions were related to term extensions and payment deferrals. Other concessions included interest rate reductions. At June 30, 2025, the Company has an outstanding unfunded commitment balance of $16.3 million to lend to three borrowers experiencing financial difficulty.

Upon determination by the Company that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or portion of the loan) is charged off. The amortized cost basis of the loan is reduced by the uncollectible amount and the ACL is adjusted by this amount.

The following tables presents loans that were modified within the past three and six months for borrowers experiencing financial difficulty by segment and class, as well as the percentage of these modified loans compared to overall loans in each segment and class, for the three and six months ended June 30, 2025 and June 30, 2024:

	Three Months Ended June 30, 2025
(Dollars in thousands)	Payment Deferral	Term Extension	Interest Rate Reduction	Combination Interest Rate Reduction and Payment Deferral	Combination Term Extension and Interest Rate Reduction	Percent of Total Loan Class

Commercial and industrial
Non-real estate	$17,991	$19,458	$265	$175	$4,114	0.46%
Owner occupied	856	—	—	—	—	0.02%
Total commercial and industrial	18,847	19,458	265	175	4,114	0.31%
Total loans and leases, net of unearned income	$18,847	$19,458	$265	$175	$4,114	0.12%

	Three Months Ended June 30, 2024
(Dollars in thousands)	Payment Deferral and Term Extension	Term Extension	Interest Rate Reduction	Combination Interest Rate Reduction and Payment Deferral	Combination Term Extension and Interest Rate Reduction	Percent of Total Loan Class
Commercial and industrial
Non-real estate	$6,996	$12,035	$—	$117	$5,480	0.27%
Owner occupied	—	1,588	—	—	—	0.24%
Total commercial and industrial	6,966	13,623		117	5,480	0.19%
Commercial real estate
Income producing	—	43,967	—	—	—	0.75%
Total commercial real estate	—	43,967	—	—	—	0.45%
Consumer
Residential mortgages	—	85	65	100	—	—%
Other consumer	20	—	—	—	—	0.01%
Total consumer	20	85	65	100	—	—%
Total loans and leases, net of unearned income	$6,986	$57,675	$65	$217	$5,480	0.21%

	Six Months Ended June 30, 2025
(Dollars in thousands)	Payment Deferral	Term Extension	Interest Rate Reduction	Combination Interest Rate Reduction and Payment Deferral	Combination Term Extension and Interest Rate Reduction	Percent of Total Loan Class
Commercial and industrial
Non-real estate	$18,375	$26,414	$265	$175	$40,599	0.95%
Owner occupied	856	—	—	—	—	0.02%
Total commercial and industrial	19,231	26,414	265	175	40,599	0.63%
Consumer
Residential mortgages	284	—	—	486	—	0.01%
Total consumer	284	—	—	486	—	0.01%
Total loans and leases, net of unearned income	$19,515	$26,414	$265	$661	$40,599	0.25%

	Six Months Ended June 30, 2024
(Dollars in thousands)	Principal Forgiveness	Payment Deferral and Term Extension	Term Extension	Interest Rate Reduction	Combination Interest Rate Reduction and Payment Deferral	Combination Term Extension and Interest Rate Reduction	Combination Term Extension, Payment Deferral and Interest Rate Reduction	Percent of Total Loan Class
Commercial and industrial
Non-real estate	$13,546	$6,966	$23,142	$—	$117	$8,252	$—	0.57%
Owner occupied	—	—	1,588	—	—	1,370	—	0.07
Total commercial and industrial	13,546	6,966	24,730	—	117	9,622	—	0.40
Commercial real estate
Income producing	—	—	45,927	—	—	—	12,786	1.00
Total commercial real estate	—	—	45,927	—	—	—	12,786	0.60
Consumer
Residential mortgages	—	—	210	180	100	611	—	0.01
Other consumer	—	20	—	—	—	—	—	0.01
Total consumer		20	210	180	100	611	—	0.01
Total loans and leases, net of unearned income	$13,546	$6,986	$70,867	$180	$217	$10,233	$12,786	0.34%

The following table presents the financial effect of the loan modifications presented above for borrowers experiencing financial difficulty for the following periods:

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024
	Weighted- Average Interest Rate Reduction	Weighted- Average Term Extension (in years)	Weighted- Average Interest Rate Reduction	Weighted- Average Term Extension (in years)
Commercial and industrial
Non-real estate	4.19%	2.43	2.39%	1.14
Owner occupied	—	—	—	10.76
Commercial real estate
Income producing	—	—	—	1.24
Consumer
Residential mortgages	—	—	—	0.21
Other consumer	—	—	3.69	2.18

	Six Months Ended June 30, 2025		Six Months Ended June 30, 2024
(Dollars in thousands)	Weighted-Average Interest Rate Reduction	Weighted-Average Term Extension (in years)	Principal Forgiveness	Weighted- Average Interest Rate Reduction	Weighted- Average Term Extension (in years)
Commercial and industrial
Non-real estate	2.25%	2.11	$5,835	1.17%	1.19
Owner occupied	—	—	—	3.91	14.13
Commercial real estate
Income producing	—	—	—	0.54	1.27
Consumer
Residential mortgages	2.50	—	—	3.04	8.49
Other consumer	—	—	—	3.69	2.18

During the three and six months ended June 30, 2025, three C&I non-real estate loans totaling $1.1 million had a payment default that was previously modified in the prior 12 months by receiving a combination term extension and interest rate reduction.

The Company closely monitors the performance of the loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. Loans are considered to be in payment default at 90 or more days past due. The following table depicts the performance of loans that have been modified in the last 12 months:

	Payment Status (Amortized Cost Basis) at June 30, 2025
(In thousands)	Current	30-89 Days Past Due	90+ Days Past Due
Commercial and industrial
Non-real estate	$65,037	$34,641	$1,078
Owner occupied	—	856	—
Commercial real estate
Income producing	66,352	—	—
Consumer
Residential mortgages	770	—	—
Total	$132,159	$35,497	$1,078

NOTE 5. ALLOWANCE FOR CREDIT LOSSES

The following table summarizes the changes in the ACL for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Balance at beginning of period	$457,791	$472,575	$460,793	$468,034
Charge-offs	(25,325)	(26,283)	(51,053)	(47,919)
Recoveries	4,110	3,730	6,836	5,907
Initial allowance on PCD loans	8,075	—	8,075	—
Provision for loan losses	30,000	20,000	50,000	44,000
Balance at end of period	$474,651	$470,022	$474,651	$470,022

The following tables summarize the changes in the ACL by segment and class for the periods indicated:

	Three Months Ended June 30, 2025
(In thousands)	Beginning Balance	Initial Allowance on PCD loans	Charge-offs	Recoveries	Provision (Release)	Ending Balance
Commercial and industrial
Non-real estate	$168,940	$1,209	$(16,866)	$2,905	$6,183	$162,371
Owner occupied	33,318	2,277	(1,281)	286	7,799	42,399
Total commercial and industrial	202,258	3,486	(18,147)	3,191	13,982	204,770
Commercial real estate
Construction, acquisition and development	47,030	267	(295)	60	2,018	49,080
Income producing	66,645	4,067	(3,445)	50	17,049	84,366
Total commercial real estate	113,675	4,334	(3,740)	110	19,067	133,446
Consumer
Residential mortgages	134,803	246	(1,944)	383	(4,662)	128,826
Other consumer	7,055	9	(1,494)	426	1,613	7,609
Total consumer	141,858	255	(3,438)	809	(3,049)	136,435
Total	$457,791	$8,075	$(25,325)	$4,110	$30,000	$474,651

	Six Months Ended June 30, 2025
(In thousands)	Beginning Balance	Initial Allowance on PCD loans	Charge-offs	Recoveries	Provision (Release)	Ending Balance
Commercial and industrial
Non-real estate	$183,743	$1,209	$(37,731)	$4,638	$10,512	$162,371
Owner occupied	35,177	2,277	(1,700)	375	6,270	42,399
Total commercial and industrial	218,920	3,486	(39,431)	5,013	16,782	204,770
Commercial real estate
Construction, acquisition and development	44,703	267	(337)	105	4,342	49,080
Income producing	64,957	4,067	(4,785)	88	20,039	84,366
Total commercial real estate	109,660	4,334	(5,122)	193	24,381	133,446
Consumer
Residential mortgages	125,464	246	(3,240)	781	5,575	128,826
Other consumer	6,749	9	(3,260)	849	3,262	7,609
Total consumer	132,213	255	(6,500)	1,630	8,837	136,435
Total	$460,793	$8,075	$(51,053)	$6,836	$50,000	$474,651

	Three Months Ended June 30, 2024
(In thousands)	Beginning Balance	Charge-offs	Recoveries	Provision (Release)	Ending Balance
Commercial and industrial
Non-real estate	$208,599	$(23,140)	$2,868	$10,469	$198,796
Owner occupied	33,675	(200)	75	$675	34,225
Total commercial and industrial	242,274	(23,340)	2,943	11,144	233,021
Commercial real estate
Construction, acquisition and development	40,386	(405)	70	$(5,407)	34,644
Income producing	62,722	(244)	31	$770	63,279
Total commercial real estate	103,108	(649)	101	(4,637)	97,923
Consumer
Residential mortgages	121,464	(708)	291	$12,046	133,093
Other consumer	5,729	(1,586)	395	$1,447	5,985
Total consumer	127,193	(2,294)	686	13,493	139,078
Total	$472,575	$(26,283)	$3,730	$20,000	$470,022

	Six Months Ended June 30, 2024
(In thousands)	Beginning Balance	Charge-offs	Recoveries	Provision	Ending Balance
Commercial and industrial
Non-real estate	$194,577	$(40,036)	$4,102	$40,153	$198,796
Owner occupied	31,445	(301)	153	$2,928	34,225
Total commercial and industrial	226,022	(40,337)	4,255	43,081	233,021
Commercial real estate
Construction, acquisition and development	42,118	(537)	182	$(7,119)	34,644
Income producing	69,209	(2,356)	69	$(3,643)	63,279
Total commercial real estate	111,327	(2,893)	251	(10,762)	97,923
Consumer
Residential mortgages	124,851	(1,303)	562	$8,983	133,093
Other consumer	5,834	(3,386)	839	$2,698	5,985
Total consumer	130,685	(4,689)	1,401	11,681	139,078
Total	$468,034	$(47,919)	$5,907	$44,000	$470,022

The following table represents a roll forward of the reserve for unfunded commitments for the periods shown. The reserve for unfunded commitments is classified in other liabilities in the consolidated balance sheets.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Balance at beginning of period	$8,551	$6,551	$8,551	$8,551
Provision for credit losses for unfunded commitments	1,000	2,000	1,000	—
Balance at end of period	$9,551	$8,551	$9,551	$8,551

The economic impact of persistent inflation, higher interest rates, volatility in the financial markets, and the potential for a slowing economy poses additional risk to borrowers and financial institutions. These factors add to the risk borrowers may experience difficulty in meeting repayment obligations, and the Company may experience losses or deterioration in the performance of its loan portfolio.

The ACL estimate is impacted by both loan portfolio changes and prevailing economic conditions during the reporting period. The unemployment rate has the highest weighting within the Company’s credit risk modeling framework. Economic forecasts, which are obtained from multiple sources, provide upside, downside, and base case scenarios over an eight-quarter forecast horizon to establish a forecast range. Management considers the scenarios and selects a blended scenario which, in management’s opinion, reflects likely economic conditions within that range. The Company recognizes that inflation, higher interest rates and a slowing economy may have short-term, long-term, and regional impacts to the economy. In addition, qualitative factors such as changes in economic conditions, concentrations of risk, and changes in portfolio risk resulting from regulatory changes are considered in determining the adequacy of the level of the ACL.

NOTE 6. BORROWINGS

Borrowings with original maturities of one year or less are classified as short-term. The following tables present information relating to short-term debt for the periods presented:

	June 30, 2025
	End of Period		Year to Date Daily Average		Maximum Outstanding at any Month End
(Dollars in thousands)	Balance	Interest Rate	Balance	Interest Rate (1)
Federal funds purchased	$—	—%	$163,812	4.48%	$375,000
Securities sold under agreement to repurchase and other	21,225	4.35	20,715	4.14	25,610
Short-term FHLB advances	1,575,000	4.30	603,812	4.31	1,575,000
Total	$1,596,225		$788,339		$1,975,610

	\ December 31, 2024
	End of Period		Year to Date Daily Average		Maximum Outstanding at any Month End
(Dollars in thousands)	Balance	Interest Rate	Balance	Interest Rate
Federal funds purchased	$—	—%	$5,077	5.28%	$—
Securities sold under agreement to repurchase and other	23,616	4.10	81,092	4.76	267,792
Bank Term Funding Program	—	—	2,845,902	4.79	3,500,000
Short-term FHLB advances	—	—	2	5.74	—
Total	$23,616		$2,932,073		$3,767,792

(1)	Annualized

Federal funds purchased generally mature the business day following the date of purchase. At June 30, 2025 and December 31, 2024, the Company had established non-binding federal funds borrowing lines of credit with other banks aggregating $2.1 billion, for both periods. Additionally, the Company maintains access to the FRB discount window borrowings which generally mature within 90 days and are collateralized by $2.0 billion in commercial, agriculture, and consumer loans pledged under a borrower-in-custody agreement as of June 30, 2025. At June 30, 2025 and December 31, 2024, there were no borrowings from the FRB discount window.

Securities sold under repurchase agreements generally mature within one day from the date of sale. The Company monitors collateral levels on a continuous basis and may be required to provide additional collateral based on the fair value of the underlying securities. Collateral pledged pursuant to these repurchase agreements can include MBS issued or guaranteed by

U.S. agencies, U.S. Treasury securities and U.S. government agency securities.

The BTFP was created by the Federal Reserve to support businesses and households by making additional funding available to eligible financial institutions to help assure they have the ability to meet the needs of their depositors. The BTFP offered loans of up to one year in length to banks and other qualifying institutions pledging any collateral eligible for purchase by the FRB. The collateral was valued at its par amount and consisted primarily of MBS and U.S. government agency securities. Cadence’s BTFP borrowing was paid off during the fourth quarter of 2024. The BTFP ceased making new loans in March 2024.

As of June 30, 2025 and December 31, 2024, the Company had a balance of $1.4 billion and $706 thousand, respectively, of long-term advances from the FHLB of Dallas. During the first half of 2025, the Company entered into $1.4 billion of long-term advances from the FHLB of Dallas with various interest rates ranging from 3.897% to 4.219% with maturities beginning in September 2026 through April 2027. In addition, the Company obtained $12.4 million of junior subordinated debt in the First Chatham acquisition. This FCB subordinated debt as well as $10.0 million of 5.000% fixed to floating rate subordinated notes were paid off in June 2025.

All borrowings from the FHLB are collateralized by commercial and residential real estate loans pledged under a blanket floating lien security agreement with the FHLB of Dallas. Under the terms of this agreement, the Company is required to maintain sufficient collateral to secure borrowings in an aggregate amount of the lesser of the book value (i.e., unpaid principal balance), after applicable FHLB discounts, of the Company’s eligible commercial and residential real estate loans pledged as collateral, or 35% of the Company’s assets. Loans totaling $25.8 billion and $24.4 billion at June 30, 2025 and December 31, 2024, respectively, were pledged to the FHLB of Dallas. At June 30, 2025, the remaining borrowing availability totaled $10.1 billion. At June 30, 2025, there were no call features on long-term FHLB borrowings. Short-term FHLB borrowings mature within one year following the date of the advance.

The FHLB of Dallas has also issued irrevocable letters of credit totaling $47.5 million at June 30, 2025 on behalf of our customers. Of the total amount, $26.7 million expires on December 17, 2025 and $20.8 million expires on January 30, 2026.

NOTE 7. PENSION

The components of net periodic benefit cost (credit) for the periods indicated were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Service cost	$2,330	$1,907	$4,660	$3,814
Interest cost	2,963	2,941	5,926	5,882
Expected return on plan assets	(5,999)	(5,741)	(11,998)	(11,482)
Recognized prior service cost	4	3	7	6
Recognized net loss	724	733	1,448	1,466
Net periodic benefit cost (credit) (1)	$22	$(157)	$43	$(314)

(1)
While service cost is included in salaries and employee benefits, the other components of net periodic pension costs (credit) are included in other noninterest expense in the unaudited consolidated statements of income for the three and six months ended June 30, 2025 and 2024.

NOTE 8. MORTGAGE SERVICING RIGHTS

The MSR, which are recognized as a separate asset on the date the corresponding mortgage loan is sold on a servicing retained basis, is recorded at fair value as determined at each accounting period end and reported in other assets in the consolidated balance sheets. An estimate of the fair value of the Company’s MSR is determined utilizing assumptions such as mortgage interest rates, discount rates, mortgage loan prepayment speeds, market trends and industry demand. Data and assumptions used in the fair value calculation related to the MSR were as follows:

(Dollars in thousands)	June 30, 2025	December 31, 2024
Unpaid principal balance	$8,216,970	$8,043,306
Weighted-average prepayment speed (CPR)	9.4	8.3
Average discount rate (annual percentage)	9.8	10.1
Weighted-average coupon interest rate (percentage)	4.4	4.2
Weighted-average remaining maturity (months)	285.5	285.7
Weighted-average servicing fee (basis points)	28.7	28.7

Because the valuation is determined by using discounted cash flow models, the primary risk inherent in valuing the MSR is the impact of fluctuating interest rates on the estimated life of the servicing revenue stream. The use of different estimates or assumptions could produce different fair values. At June 30, 2025 and 2024, the Company had an economic hedge in place designed to cover 75.1% and 75.3% of the MSR interest rate risk, respectively. At December 31, 2024, the hedge covered 75.1% of the MSR interest rate risk (see Note 15 for additional information). The Company is susceptible to fluctuations in the fair value of its MSR in changing interest rate environments.

The following table summarizes activity relating to residential mortgage loans sold with servicing retained for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Residential mortgage loans sold with servicing retained	$328,439	$269,205	$567,457	$490,287
Pretax gains resulting from above loan sales	4,663	5,371	8,290	7,974

The Company services a class of residential mortgages that are first lien loans secured by a primary residence or second home. The following table presents changes in the fair value of the MSR related to the activity in this class for the periods indicated:

	Six Months Ended June 30,
(In thousands)	2025	2024
Fair value, beginning of period	$114,594	$106,824
Originations of servicing assets	6,528	6,423
Changes in fair value:
Due to change in valuation inputs or assumptions(1)	(6,915)	5,708
Other changes in fair value(2)	(2,583)	$(5,360)
Fair value, end of period	$111,624	$113,595

(1)	Primarily reflects changes in prepayment speeds and discount rate assumptions which are updated based on market interest rates.

(2)	Primarily reflects changes due to realized cash flows.

All of the changes to the fair value of the MSR and the related economic hedge are recorded as part of mortgage banking revenue in the consolidated statements of income. As part of mortgage banking revenue, the Company recorded contractual servicing fees of $5.7 million and $5.3 million, and late and other ancillary fees of $1.2 million and $734 thousand for the three months ended June 30, 2025 and 2024, respectively. Additionally, the Company recorded contractual servicing fees of $11.4 million and $10.7 million, and late and other ancillary fees of $2.0 million and $1.5 million for the six months ended June 30, 2025 and 2024, respectively.

NOTE 9. FAIR VALUE DISCLOSURES

See Note 13 to the consolidated financial statements of the Annual Report on Form 10-K for the year ended December 31, 2024 for a description of valuation methodologies for assets and liabilities measured at fair value on a recurring and non-recurring basis.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The following tables present the balances of the assets and liabilities measured at fair value on a recurring basis:

	June 30, 2025
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Available for sale securities	$—	$8,837,400	$—	$8,837,400
Equity investments	21,965	—	—	21,965
Mortgage servicing rights	—	—	111,624	111,624
Derivative instruments	2,993	33,366	3,890	40,249
Loans held for sale	—	272,059	—	272,059
Investments in limited partnerships	—	—	133,197	133,197
SBA/USDA servicing rights	—	—	10,214	10,214
Total	$24,958	$9,142,825	$258,925	$9,426,708
Liabilities:
Derivative instruments	$—	$44,602	$—	$44,602

	December 31, 2024
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Available for sale securities	$—	$7,293,988	$—	$7,293,988
Equity investments	21,678	—	—	21,678
Mortgage servicing rights	—	—	114,594	114,594
Derivative instruments	—	32,021	1,310	33,331
Loans held for sale	—	244,192	—	244,192
Investments in limited partnerships	—	—	118,710	118,710
SBA servicing rights	—	—	5,785	5,785
Total	$21,678	$7,570,201	$240,399	$7,832,278
Liabilities:
Derivative instruments	$3,085	$45,573	$15	$48,673

Level 3 financial instruments typically include unobservable components but may also include some observable components that may be validated against external sources. The table below includes a roll forward of the consolidated balance sheet amounts for the three and six months ended June 30, 2025 and 2024, for changes in the fair value of financial instruments classified within Level 3 of the valuation hierarchy that are recorded on a recurring basis. The gains or (losses) in the following table (which are reported in Other noninterest income in the consolidated statements of income) may include changes to fair value due, in part, to observable factors that may be part of the valuation methodology.

	Three Months Ended June 30, 2025
(In thousands)	Mortgage Servicing Rights	Investments in Limited Partnerships	SBA/ USDA Servicing Rights	Mortgage Loan Held-For-Sale Interest Rate Lock Commitments (Assets and Liabilities)
Balance at March 31, 2025	$110,969	$125,665	$5,783	$2,874
Acquired in a business combination	—	—	4,783	—
Net (losses) gains	(3,077)	2,142	(889)	1,016
Additions	3,732	—	537	—
Contributions paid	—	8,330	—	—
Distributions received	—	(2,940)	—	—
Balance at June 30, 2025	$111,624	$133,197	$10,214	$3,890
Net unrealized (losses) gains included in net income for the quarter relating to assets and liabilities held at June 30, 2025	$(2,468)	$2,142	$(889)	$1,016

	Three Months Ended June 30, 2024
(In thousands)	Mortgage Servicing Rights	Investments in Limited Partnerships	SBA Servicing Rights	Mortgage Loan Held-For-Sale Interest Rate Lock Commitments (Assets and Liabilities)
Balance at March 31, 2024	$111,685	$101,513	$6,014	$2,580
Net (losses) gains	(1,777)	4,975	(319)	(191)
Additions	3,687	—	235	—
Contributions paid	—	7,027	—	—
Distributions received	—	(3,976)	—	—
Balance at June 30, 2024	$113,595	$109,539	$5,930	$2,389
Net unrealized gains (losses) included in net income for the quarter relating to assets and liabilities held at June 30, 2024	$927	$4,975	$(319)	$(191)

	Six Months Ended June 30, 2025
(In thousands)	Mortgage Servicing Rights	Investments in Limited Partnerships	SBA/ USDA Servicing Rights	Mortgage Loan Held-For-Sale Interest Rate Lock Commitments (Assets and Liabilities)
Balance at December 31, 2024	$114,594	$118,710	$5,785	$1,295
Acquired in a business combination	—	—	4,783	—
Net (losses) gains	(9,498)	4,486	(1,301)	2,595
Additions	6,528	—	947	—
Contributions paid	—	15,172	—	—
Distributions received	—	(5,171)	—	—
Balance at June 30, 2025	$111,624	$133,197	$10,214	$3,890
Net unrealized (losses) gains included in net income for the period related to assets and liabilities held at June 30, 2025	$(6,915)	$4,486	$(1,301)	$2,595

	Six Months Ended June 30, 2024
(In thousands)	Mortgage Servicing Rights	Investments in Limited Partnerships	SBA Servicing Rights	Mortgage Loan Held-For-Sale Interest Rate Lock Commitments (Assets and Liabilities)
Balance at December 31, 2023	$106,824	$94,998	$6,124	$1,848
Net gains (losses)	348	5,975	(791)	541
Additions	6,423	—	597	—
Contributions paid	—	15,237	—	—
Distributions received	—	(6,671)	—	—
Balance at June 30, 2024	$113,595	$109,539	$5,930	$2,389
Net unrealized gains (losses) included in net income for the period related to assets and liabilities held at June 30, 2024	$5,708	$5,975	$(791)	$541

Fair Value Option

The Company elected to measure commercial real estate loans held for sale and commercial and industrial loans held for sale under the fair value option. Included in these loans are loans guaranteed by the SBA and loans related to syndications. Due to the short duration that these instruments remain on the balance sheet, the Company assumes that cost approximates fair value.

The Company also elected to measure residential mortgage loans held for sale at fair value. The election allows for effective offset of the changes in fair values of the loans and the derivative instruments used to hedge them. Included in the residential mortgage loans held for sale portfolio are certain previously sold GNMA loans. Under ASC 860-10-40, certain GNMA loans will not meet sale criteria due to the conditional buyback option becoming unconditional - typically when loans become 90 or more days delinquent. The Company records these loans at fair value on the consolidated balance sheets with an offsetting liability. The Company assumed the cost approximates the fair value. At June 30, 2025 and December 31, 2024, the fair value of the GNMA loans totaled $62.9 million and $69.0 million, respectively.

The following table summarizes the difference between the aggregate fair value and the aggregate unpaid principal balance of loans held for sale:

	June 30, 2025			December 31, 2024
(In thousands)	Aggregate Fair Value	Aggregate Unpaid Principal	Aggregate Fair Value Less Aggregate Unpaid Principal	Aggregate Fair Value	Aggregate Unpaid Principal	Aggregate Fair Value Less Aggregate Unpaid Principal
Residential mortgage loans	$201,590	$201,590	$—	$181,622	$181,622	$—
Commercial and industrial loans	57,295	57,295	—	59,343	59,343	—
Commercial real estate loans	13,174	13,174	—	3,227	3,227	—
Total	$272,059	$272,059	$—	$244,192	$244,192	$—

Net gains and losses resulting from changes in fair value for residential mortgage loans held for sale are recorded in mortgage banking revenue in the consolidated statements of income. For the three months ended June 30, 2025 and 2024, the Company had net gains of $1.5 million and net losses of $0.2 million, respectively. For the six months ended June 30, 2025 and 2024, the Company had net gains totaling $2.7 million and $1.6 million, respectively.

Net gains and losses resulting from changes in fair value for commercial and industrial loans and commercial real estate loans held for sale are recorded in other noninterest revenue in the consolidated statements of income. For the three months ended June 30, 2025 and 2024, the Company had net gains from the sale of these loans totaling $2.8 million and $0.9 million, respectively. For the six months ended June 30, 2025 and 2024, the Company had net gains from the sale of these loans totaling $4.8 million and $2.8 million, respectively.

Assets and Liabilities Recorded at Fair Value o a Nonrecurring Basis
From time to time, the Company may be required to measure certain financial assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments to fair value usually result from the application of lower of cost or fair value accounting or from write-downs of individual assets. The following tables present the balances of assets measured at fair value on a nonrecurring basis:

	June 30, 2025
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Impaired loans, collateral-dependent(1)	$—	$—	$46,591	$46,591
PCD (loss) loans	—	—	9,066	9,066
Other real estate and repossessed assets	—	—	15,599	15,599

(1)	At June 30, 2025, impaired loans, collateral-dependent includes $8.4 million which were classified as doubtful.

	December 31, 2024
(In thousands)	Level 1	Level 2	Level 3	Total
Assets:
Impaired loans, collateral-dependent(1)	$—	$—	$75,820	$75,820
PCD (loss) loans	—	—	6,027	6,027
Other real estate and repossessed assets	—	—	5,754	5,754

(1)	At December 31, 2024, impaired loans, collateral-dependent includes $8.7 million which were classified as doubtful.

Unobservable Inputs

The following table presents the significant unobservable inputs used in Level 3 fair value measurements for financial assets measured at fair value on a recurring and nonrecurring basis:

	Quantitative Information about Level 3 Fair Value Measurements
(Dollars in thousands)	Carrying Value	Valuation Methods	Unobservable Inputs	Range	Weighted Average
June 30, 2025
Measured at fair value on a recurring basis:
Mortgage servicing rights(1)	$111,624	Discounted cash flow	Discount rate	9.4% - 11.0%	9.8%
			Repayment speed (CPR)	6.9 - 20.3	9.3
			Coupon interest rate	3.3% - 6.3%	4.4%
			Remaining maturity (months)	73 - 399	286
			Servicing fee (bps)	19.0 bps-38.3 bps	28.7 bps
Investments in limited partnerships	133,197	Practical expedient	Net asset value	NM	NM
SBA/USDA servicing rights(1)	10,214	Coupon less contractual servicing cost	Contractual servicing cost (bps)	12.5 bps-40.0 bps	26.3 bps
Mortgage loan held-for-sale interest rate lock commitments (assets and liabilities)	3,890	Discounted cash flow	Closing ratio	10.0% - 100%	61.6%
Measured at fair value on a nonrecurring basis:
Impaired loans, collateral-dependent(1)	$46,591	Appraised value, as adjusted	Discount to fair value	10% - 78%	48.0%
PCD (loss) loans(1)	9,066	Appraised value, as adjusted	Discount to fair value	10% - 30%	24.5%
Other real estate and repossessed assets	15,599	Appraised value, as adjusted	Estimated closing costs	7.0%	7.0%

	Quantitative Information about Level 3 Fair Value Measurements
	Carrying Value	Valuation Methods	Unobservable Inputs	Range	Weighted Average
(Dollars in thousands)
December 31, 2024
Measured at fair value on a recurring basis:
Mortgage servicing rights(1)	$114,594	Discounted cash flow	Discount rate	9.7% - 11.3%	10.1%
			Repayment speed (CPR)	6.8 - 12.6	8.3
			Coupon interest rate	3.2% - 7.9%	4.2%
			Remaining maturity (months)	70 - 404	286
			Servicing fee (bps)	19.0 bps-50.0 bps	28.7 bps
Investments in limited partnerships	118,710	Practical expedient	Net asset value	NM	NM
SBA servicing rights(1)	5,785	Coupon less contractual servicing cost	Contractual servicing cost (bps)	12.5 bps-40.0 bps	26.3 bps
Mortgage loan held-for-sale interest rate lock commitments (assets and liabilities)	1,295	Discounted cash flow	Closing ratio	10.0% - 100%	46.8%
Measured at fair value on a nonrecurring basis:
Impaired loans, collateral-dependent(1)	$75,820	Appraised value, as adjusted	Discount to fair value	10% - 41%	30.5%
PCD (loss) loans(1)	6,027	Appraised value, as adjusted	Discount to fair value	10% - 30%	24.7%
Other real estate and repossessed assets	5,754	Appraised value, as adjusted	Estimated closing costs	7.0%	7.0%

(1)	Weighted averages were calculated using the input attributed and the outstanding balance of the loan.

Certain assets and liabilities subject to fair value disclosure requirements are not actively traded, requiring management to estimate the fair value. These estimations necessarily require judgement to be applied to the reasonableness and relevancy of comparable market prices, expected future cash flows, and appropriate discount rates.

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. They include cash and due from banks, interest bearing deposits with other banks and Federal funds sold, accrued interest receivable, non-time deposits, federal funds purchased, securities sold under agreement to repurchase, short-term and long-term FHLB borrowings and accrued interest payable.

The following tables present carrying and fair value information of financial instruments for the periods presented:

	June 30, 2025
(In thousands)	Carrying Value	Fair Value	Level 1	Level 2	Level 3
Assets:
Cash and due from banks	$710,679	$710,679	$710,679	$—	$—
Interest bearing deposits with other banks and Federal funds sold	825,878	825,878	825,878	—	—
Available for sale securities and equity securities with readily determinable fair values	8,859,365	8,859,365	21,965	8,837,400	—
Net loans and leases	34,990,530	34,292,631	—	—	34,292,631
Loans held for sale	272,059	272,059	—	272,059	—
Accrued interest receivable	212,004	212,004	—	30,429	181,575
Mortgage servicing rights	111,624	111,624	—	—	111,624
Investments in limited partnerships	133,197	133,197	—	—	133,197
Other assets	25,813	25,813	—	—	25,813

Liabilities:
Deposits	$40,493,518	$40,490,511	$—	$40,490,511	$—
Federal funds purchased and securities sold under agreement to repurchase and other short-term borrowings	21,225	21,225	21,225	—	—
Short-term FHLB borrowings	1,575,000	1,575,000	1,575,000	—	—
Accrued interest payable	148,618	148,618	9,439	139,179	—
Subordinated and long-term borrowings	1,430,674	1,430,674	1,430,674	—	—

Derivative instruments:
Assets:
Commercial loan interest rate contracts	$32,166	$32,166	$—	$32,166	$—
Mortgage loan held-for-sale interest rate lock commitments	3,890	3,890	—	—	3,890
Futures, forwards and options	2,993	2,993	2,993	—	—
Foreign exchange contracts	1,200	1,200	—	1,200	—
Liabilities:
Commercial loan interest rate contracts	$41,802	$41,802	$—	$41,802	$—
Mortgage loan forward sale commitments	1,767	1,767	—	1,767	—
Foreign exchange contracts	1,033	1,033	—	1,033	—

	December 31, 2024
	Carrying Value	Fair Value	Level 1	Level 2	Level 3
(In thousands)
Assets:
Cash and due from banks	$624,884	$624,884	$624,884	$—	$—
Interest bearing deposits with other banks and Federal funds sold	1,106,692	1,106,692	1,106,692	—	—
Available for sale securities and equity securities with readily determinable fair values	7,315,666	7,315,666	21,678	7,293,988	—
Net loans and leases	33,280,962	32,440,220	—	—	32,440,220
Loans held for sale	244,192	244,192	—	244,192	—
Accrued interest receivable	196,670	196,670	—	26,239	170,431
Mortgage servicing rights	114,594	114,594	—	—	114,594
Investments in limited partnerships	118,710	118,710	—	—	118,710
Other assets	11,539	11,539	—	—	11,539

Liabilities:
Deposits	$40,496,201	$40,495,193	$—	$40,495,193	$—
Federal funds purchased and securities sold under agreement to repurchase and other short-term borrowings	23,616	23,616	23,616	—	—
Accrued interest payable	110,853	110,853	3	110,850	—
Subordinated and long-term borrowings	10,706	10,570	—	10,570	—
Derivative instruments:
Assets:
Commercial loan interest rate contracts	$30,555	$30,555	$—	$30,555	$—
Mortgage loan held-for-sale interest rate lock commitments	1,310	1,310	—	—	1,310
Mortgage loan forward sale commitments	816	816	—	816	—
Foreign exchange contracts	650	650	—	650	—
Liabilities:
Commercial loan interest rate contracts	$45,070	$45,070	$—	$45,070	$—
Mortgage loan held-for-sale interest rate lock commitments	15	15	3,085	—	15
Futures, forwards and options	3,085	3,085	—	—	—
Mortgage loan forward sale commitments	34	34	—	34	—
Foreign exchange contracts	469	469	—	469	—

NOTE 10. SHARE-BASED COMPENSATION

The Company’s Long-Term Equity Incentive Plan (“Incentive Plan”), Cadence Bank Equity Incentive Plan for Non Employee Directors, 2021 Long-Term Equity Incentive Plan and the Amended and Restated 2015 Omnibus Incentive Plan (the “2015 Plan” assumed from Legacy Cadence) were effective during the year ended December 31, 2024, and allowed the Company to grant to employees and directors various forms of share-based incentive compensation. On December 30, 2024, the Cadence Bank 2025 Long-Term Incentive Plan (“the 2025 Plan”) was approved by the Company’s shareholders. The 2025 Plan took effect as of December 30, 2024 and supersedes all four of the incentive plans previously mentioned.

The Company has primarily granted PSUs, RSUs and RSAs under its equity incentive plans. PSUs entitle the recipient to receive shares of the Company’s common stock upon the achievement of performance goals that are specified in the award over a performance period. The recipient of PSUs is not treated as a shareholder of the Company and is not entitled to vote or receive dividends until the performance conditions stated in the award are satisfied and the shares of stock are issued to the recipient. Dividend equivalents on the shares vested according to the performance conditions are paid upon issuance of the stock. All PSUs vest over a three-year period and are valued at the fair value of the Company’s stock at the grant date based upon the estimated number of shares expected to vest through the application of a lattice model. RSUs entitle the recipient to receive the shares once they are vested but with no voting rights until the shares are received. RSUs generally vest over four- to five-year periods and are eligible to receive dividend equivalents, which accrue and are paid upon vesting. RSAs entitle the recipient to vote the shares of stock but the recipient does not receive the shares until they are fully vested. RSA grants vest over five- to seven-year periods and are entitled to receive dividends.

For more information, see Note 14 to the consolidated financial statements to the Annual Report on Form 10-K for the year ended December 31, 2024.

Performance Stock Units

The following table summarizes the Company’s PSU activity for the periods indicated:

	Six Months Ended June 30,
	2025		2024
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	1,211,606	$25.34	1,967,631	$26.17
Granted during the period	264,729	30.64	323,293	30.26
Vested during the period	(425,767)	27.98	(444,448)	28.76
Forfeited during the period	(33,305)	26.93	(92,884)	24.53
Nonvested at end of period	1,017,263	$25.56	1,753,592	$26.36

The Company recorded $2.9 million and $3.1 million of compensation expense related to the PSUs for the three and six months ended June 30, 2025, respectively, compared to $4.6 million and $6.4 million for the three and six months ended June 30, 2024, respectively. At June 30, 2025, there was $16.0 million of unrecognized compensation cost related to PSUs that is expected to be recognized over a weighted average period of 2.05 years.

Restricted Stock Units

The following table summarizes the Company’s RSU activity for the periods indicated:

	Six Months Ended June 30,
	2025		2024
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	3,063,891	$25.61	3,055,824	$25.19
Granted during the period	989,660	30.38	1,021,847	28.70
Vested during the period	(375,761)	21.24	(385,808)	27.43
Forfeited during the period	(83,529)	26.77	(180,637)	25.82
Nonvested at end of period	3,594,261	$27.35	3,511,226	$25.94

The Company recorded $6.0 million and $10.3 million of compensation expense related to the RSUs for the three and six months ended June 30, 2025, respectively, compared to $5.1 million and $9.4 million for the three and six months ended June 30, 2024, respectively. These amounts included $255 thousand and $500 thousand related to RSUs issued to the Company’s directors during the three and six months ended June 30, 2025, respectively, compared to $245 thousand and $532 thousand for the three and six months ended June 30, 2024, respectively. At June 30, 2025, there was $59.7 million of unrecognized compensation cost related to RSUs that is expected to be recognized over a weighted average period of 2.91 years.

Restricted Stock Awards
The following table summarizes the Company’s RSA activity for the periods indicated:

	Six Months Ended June 30,
	2025		2024
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Nonvested at beginning of period	247,537	$28.67	526,868	$28.14
Vested during the period	(209,170)	30.36	(247,336)	27.49
Forfeited during the period	(1,867)	31.48	(29,371)	28.86
Nonvested at end of period	36,500	$18.79	250,161	$28.70

The Company recorded $165 thousand and $432 thousand of compensation expense related to the RSAs for the three and six months ended June 30, 2025, respectively, compared to $293 thousand and $331 thousand for the three and six months ended June 30, 2024, respectively. At June 30, 2025, there was $193 thousand of unrecognized compensation cost related to RSAs that is expected to be recognized over a weighted average period of 1.92 years.

The following table presents information regarding the vesting of the Company’s nonvested share-based compensation grants outstanding at June 30, 2025:

	Number of Shares
Period Ending	PSU	RSU	RSA
December 31, 2026	504,002	1,618,638	—
December 31, 2027	249,768	987,152	36,500
December 31, 2028	263,493	662,227	—
December 31, 2029 and later	—	326,244	—
Total nonvested shares	1,017,263	3,594,261	36,500

NOTE 11. EARNINGS PER SHARE AND DIVIDEND DATA

Basic and diluted EPS are calculated in accordance with ASC 260, Earnings Per Share. Basic EPS is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed using the weighted-average number of shares determined for the basic EPS computation plus the shares resulting from the assumed exercise of all outstanding share-based awards using the treasury stock method. There were 444 and 129,978 antidilutive equity awards excluded from dilutive shares for the three months ended June 30, 2025 and 2024, respectively.  There were 222 and 124,419 antidilutive equity awards excluded from dilutive shares for six months ended June 30, 2025 and 2024, respectively.

The following table provides a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2025	2024	2025	2024
Net income	$134,645	$137,472	$267,867 1	$254,450
Less: preferred dividends	4,744	2,372	7,116 2	4,744
Net income available to common shareholders	$129,901	$135,100	$260,751	$249,706

Weighted average common shares outstanding	185,575	182,647	184,559	182,610
Dilutive effect of stock compensation	2,068	2,614	2,329	2,808
Weighted average diluted common shares	187,643	185,261	186,888	185,418

Basic earnings per common share	$0.70	$0.74	1.41	1.37

Diluted earnings per common share	$0.69	$0.73	1.40	1.35

Dividends to shareholders are subject to approval by the applicable regulatory authorities.

NOTE 12. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (“AOCI”)

Activity within the balances in accumulated other comprehensive income (loss) is shown in the following tables for the periods indicated:

(In thousands)	Unrealized loss on AFS securities	Pension and other postretirement benefits	Accumulated other comprehensive loss
Balance at March 31, 2025	$(577,989)	$(43,214)	$(621,203)
Net change	44,491	555	45,046
Balance at June 30, 2025	$(533,498)	$(42,659)	$(576,157)

Balance at March 31, 2024	$(746,905)	$(44,428)	$(791,333)
Net change	8,399	472	8,871
Balance at June 30, 2024	$(738,506)	$(43,956)	$(782,462)

Balance at December 31, 2024	$(650,725)	$(43,770)	$(694,495)
Net change	117,227	1,111	118,338
Balance at June 30, 2025	$(533,498)	$(42,659)	$(576,157)

Balance at December 31, 2023	$(716,749)	$(45,080)	$(761,829)
Net change	(21,757)	1,124	(20,633)
Balance at June 30, 2024	$(738,506)	$(43,956)	$(782,462)

NOTE 13. CAPITAL AND REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by the federal and state banking agencies. Regulatory capital ratios at June 30, 2025 and December 31, 2024 were calculated in accordance with the Basel III capital framework as well as the interagency final rule published on September 30, 2020 entitled “Revised Transition of the Current Expected Credit Losses Methodology for Allowances.” Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Quantitative measures are established by regulation to ensure capital adequacy and require the Company to maintain minimum capital amounts and ratios.

Additionally, regulatory capital rules include a capital conservation buffer which the Company must maintain in addition to its minimum risk-based capital requirements. This buffer applies to all three risk-based capital measurements (CET1, Tier 1 and total capital to risk-weighted assets). A financial institution with a conservation buffer of less than the required amount is subject to limitations on capital distributions, including dividend payments, stock repurchases, and certain discretionary bonus payments to executive officers.

The actual capital amounts and ratios for the Company are presented in the following tables and as shown, exceed the thresholds necessary to be considered “well capitalized.” Management believes that no events or changes have occurred subsequent to the indicated dates that would change this designation.

	June 30, 2025		December 31, 2024
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Actual:
Common equity Tier 1 capital (to risk-weighted assets)	$4,871,652	12.18%	$4,693,487	12.35%
Tier 1 capital (to risk-weighted assets)	5,038,645	12.60	4,860,480	12.79
Total capital (to risk-weighted assets)	5,515,711	13.79	5,306,647	13.97
Tier 1 leverage capital (to average assets)	5,038,645	10.35	4,860,480	10.41
Minimum requirement(1):
Common equity Tier 1 capital (to risk-weighted assets)	1,799,711	4.50	1,709,652	4.50
Tier 1 capital (to risk-weighted assets)	2,399,615	6.00	2,279,536	6.00
Total capital (to risk-weighted assets)	3,199,486	8.00	3,039,382	8.00
Tier 1 leverage capital (to average assets)	1,948,042	4.00	1,867,273	4.00
Well capitalized requirement under prompt corrective action provisions:
Common equity Tier 1 capital (to risk-weighted assets)	2,599,582	6.50	2,469,498	6.50
Tier 1 capital (to risk-weighted assets)	3,199,486	8.00	3,039,382	8.00
Total capital (to risk-weighted assets)	3,999,358	10.00	3,799,227	10.00
Tier 1 leverage capital (to average assets)	2,435,053	5.00	2,334,092	5.00

(1)	The additional capital conservation buffer in effect was 2.5%.

On April 25, 2025, the Company announced a share repurchase program whereby the Company may acquire up to an aggregate of 10,000,000 shares of its common stock in the open market at prevailing market prices or in privately negotiated transactions. No shares had been purchased by the Company under this repurchase program as of June 30, 2025.

The extent and timing of any repurchases depends on market conditions and other corporate, legal and regulatory considerations. Repurchased shares are held as authorized and unissued shares. These authorized but unissued shares are available for use in the Company’s stock compensation programs, other transactions, or for other corporate purposes as determined by the Company’s Board of Directors.

Federal and state banking laws and regulations and state corporate laws restrict the amount of dividends that the Company may declare and pay. Under Mississippi law, the Company cannot pay any dividend on its common stock unless it has received written approval of the Commissioner of the MDBCF. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve must approve any dividend that exceeds the Company’s current year’s net income plus its retained net income from the prior two calendar years.

NOTE 14. SEGMENT REPORTING

The Company determines operating segments based upon the services offered, the significance of those services to the Company's financial condition and operating results, and management's regular review of the operating results of those services. The Company’s CODM is the Company’s CEO. The application and development of management reporting methodologies is a robust process and is subject to periodic enhancements. As these enhancements are made, financial results presented by each reportable segment may be periodically revised. Cadence makes operating decisions based on the following operating segments, as described below.

•	Corporate Banking segment focuses on C&I, business banking, and commercial real estate lending to clients in the geographic footprint.

•	Community Banking segment provides a broad range of banking services through the branch network to serve the needs of community businesses and individual consumers in the geographic footprint.

•
Mortgage segment includes mortgage banking activities of originating mortgage loans, selling mortgage loans in the secondary market and servicing the mortgage loans that are sold on a servicing retained basis.

•
Banking Services segment offers individuals, businesses, governmental institutions, and non-profit entities a wide range of solutions to help protect, grow, and transfer wealth. Offerings include credit-related products via Private Banking services, trust and investment management, asset management, retirement and savings solutions, estate planning and annuity products.

•
General Corporate and Other segment includes other activities not allocated to other aforementioned operating segments. Additionally, intercompany eliminations are included as they do not reflect normal operations of the other segments. The disaggregation of General Corporate and Other better defines the results from the individual segments due to the direct relationship of the internal support provided by the strategic business units within the Bank.

Results of operations and selected financial information by operating segment for periods indicated are presented in the following tables. The tables show total noninterest income segregated between contracts with customers within the scope of ASC 606, Revenue from Contracts with Customers, and those within the scope of other GAAP Topics. Additionally, with the adoption of ASU 2023-07, the tables show significant segment expenses within total noninterest expense used by the CODM to assess the performance of each segment.

Results of operations and selected financial information by operating segment for periods indicated are presented in the following tables. Also, the tables show total noninterest income segregated between contracts with customers within the scope of ASC 606, Revenue from Contracts with Customers, and those within the scope of other GAAP Topics.

(In thousands)	Corporate Banking	Community Banking	Mortgage	Banking Services	General Corporate and Other	Total
Results of Operations
Three Months Ended June 30, 2025
Net interest revenue	$108,846	$264,214	$28,621	$10,460	$(34,001)	$378,140
Provision (release) for credit losses	10,231	23,793	2,691	814	(6,529)	31,000
Net interest revenue after provision (release) for credit losses	98,615	240,421	25,930	9,646	(27,472)	347,140
Noninterest revenue
In Scope of Topic 606
Trust and asset management income	167	4	—	13,821	(765)	13,227
Investment advisory fees	—	—	—	9,048	(78)	8,970
Other brokerage fees	—	—	—	1,633	—	1,633
Deposit service charges	4,141	13,556	—	223	141	18,061
Credit card, debit card and merchant fees	1	—	—	—	12,971	12,972
Total noninterest revenue (in-scope of Topic 606)	4,309	13,560	—	24,725	12,269	54,863
Total noninterest revenue (out-of-scope of Topic 606)	14,392	20,326	9,940	1,715	(3,055)	43,318
Total noninterest revenue	18,701	33,886	9,940	26,440	9,214	98,181
Noninterest expense
Salaries and employee benefits	22,592	61,190	5,810	13,093	54,655	157,340
Occupancy and equipment	332	19,540	418	306	9,443	30,039
Data processing and software	774	478	1,311	1,750	26,388	30,701
Allocated overhead expenses	21,202	73,262	6,940	4,364	(105,768)	—
Other segment items(1)	7,476	10,188	3,976	4,471	28,672	54,783
Total noninterest expense	52,376	164,658	18,455	23,984	13,390	272,863
Income (loss) before income taxes	64,940	109,649	17,415	12,102	(31,648)	172,458
Income tax expense (benefit)	15,261	25,767	4,093	2,821	(10,129)	37,813
Net income (loss)	$49,679	$83,882	$13,322	$9,281	$(21,519)	$134,645
Selected Financial Information
Total assets at end of period	$12,007,032	$17,906,415	$6,416,671	$1,264,077	$12,784,645	$50,378,840

(1)	Other segment items for each reportable segment includes:
•	Corporate Banking: legal expenses, travel expenses and certain overhead expenses.
•
Community Banking: advertising, office supplies, ATM expenses, delivery expenses, professional and consulting fees, legal expenses, telecommunication and postage expenses, travel expenses, and certain overhead expenses.

•	Mortgage: loan quality control and loan repurchase expenses, legal expenses, and certain overhead expenses.
•	Banking Services: amortization of intangibles, professional and consulting fees, legal expenses, and certain overhead expenses.
•	General, Corporate and Other: advertising, supplies, regulatory expenses, and certain other overhead expenses.

(In thousands)	Corporate Banking	Community Banking	Mortgage	Banking Services	General Corporate and Other	Total
Results of Operations
Three Months Ended June 30, 2024
Net interest revenue	$111,148	$274,603	$23,028	$9,921	$(62,382)	$356,318
Provision (release) for credit losses	16,385	(1,880)	7,531	(59)	23	22,000
Net interest revenue after provision (release) for credit losses	94,763	276,483	15,497	9,980	(62,405)	334,318
Noninterest revenue
In Scope of Topic 606
Trust and asset management income	378	4	—	13,003	(740)	12,645
Investment advisory fees	—	—	—	8,230	(50)	8,180
Other brokerage fees	—	—	—	1,514	1	1,515
Deposit service charges	3,405	13,299	—	950	(2)	17,652
Credit card, debit card and merchant fees	146	9,504	—	4	3,116	12,770
Total noninterest revenue (in-scope of Topic 606)	3,929	22,807	—	23,701	2,325	52,762
Total noninterest revenue (out-of-scope of Topic 606)	7,547	9,347	7,358	2,751	20,893	47,896
Total noninterest revenue	11,476	32,154	7,358	26,452	23,218	100,658
Noninterest expense
Salaries and employee benefits	19,894	56,676	5,567	12,867	53,034	148,038
Occupancy and equipment	1,016	19,374	1,092	832	7,053	29,367
Data processing and software	766	441	968	1,786	25,506	29,467
Allocated overhead expenses	22,413	59,362	6,859	3,743	(92,377)	—
Other segment items(1)	9,725	10,989	3,121	4,692	21,298	49,825
Total noninterest expense	53,814	146,842	17,607	23,920	14,514	256,697
Income (loss) before income taxes	52,425	161,795	5,248	12,512	(53,701)	178,279
Income tax expense (benefit)	12,320	38,022	1,233	2,925	(13,693)	40,807
Net income (loss)	$40,105	$123,773	$4,015	$9,587	$(40,008)	$137,472
Selected Financial Information
Total assets at end of period	$11,775,671	$17,068,177	$5,331,570	$1,123,239	$12,685,421	$47,984,078

(1)	Other segment items for each reportable segment includes:
•	Corporate Banking: legal expenses, travel expenses and certain overhead expenses.
•
Community Banking: advertising, office supplies, ATM expenses, delivery expenses, professional and consulting fees, legal expenses, telecommunication and postage expenses, travel expenses, and certain overhead expenses.

•	Mortgage: loan quality control and loan repurchase expenses, legal expenses, and certain overhead expenses.
•	Banking Services: amortization of intangibles, professional and consulting fees, legal expenses, and certain overhead expenses.
•	General, Corporate and Other: advertising, supplies, regulatory expenses, and certain other overhead expenses.

(In thousands)	Corporate Banking	Community Banking	Mortgage	Banking Services	General Corporate and Other	Total
Results of Operations
Six Months Ended June 30, 2025
Net interest revenue	$218,386	$525,092	$55,587	$20,869	$(78,642)	$741,292
Provision (release) for credit losses	18,712	30,509	10,718	1,711	(10,650)	51,000
Net interest revenue after provision (release) for credit losses	199,674	494,583	44,869	19,158	(67,992)	690,292
Noninterest revenue
In Scope of Topic 606
Trust and asset management income	483	8	—	26,091	(1,532)	25,050
Investment advisory fees	—	—	—	17,546	(122)	17,424
Other brokerage fees	—	—	—	3,303	—	3,303
Deposit service charges	8,100	27,520	—	477	(300)	35,797
Credit card, debit card and merchant fees	2	8,623	—	—	16,336	24,961
Total noninterest revenue (in-scope of Topic 606)	8,585	36,151	—	47,417	14,382	106,535
Total noninterest revenue (out-of-scope of Topic 606)	24,720	30,397	17,793	3,301	822	77,033
Total noninterest revenue	33,305	66,548	17,793	50,718	15,204	183,568
Noninterest expense
Salaries and employee benefits	44,357	122,542	11,612	26,567	105,234	310,312
Occupancy and equipment	655	39,220	825	623	17,193	58,516
Data processing and software	1,912	1,171	2,449	2,776	49,525	57,833
Allocated overhead expenses	40,777	139,070	12,869	8,344	(201,060)	—
Other segment items(1)	17,376	18,952	9,040	8,844	51,339	105,551
Total noninterest expense	105,077	320,955	36,795	47,154	22,231	532,212
Income (loss) before income taxes	127,902	240,176	25,867	22,722	(75,019)	341,648
Income tax expense (benefit)	30,057	56,441	6,079	5,313	(24,109)	73,781
Net income (loss)	$97,845	$183,735	$19,788	$17,409	$(50,910)	$267,867
Selected Financial Information
Total assets at end of period	$12,007,032	$17,906,415	$6,416,671	$1,264,077	$12,784,645	$50,378,840

(1)	Other segment items for each reportable segment includes:
•	Corporate Banking: legal expenses, travel expenses and certain overhead expenses.
•
Community Banking: advertising, office supplies, ATM expenses, delivery expenses, professional and consulting fees, legal expenses, telecommunication and postage expenses, travel expenses, and certain overhead expenses.

•	Mortgage: loan quality control and loan repurchase expenses, legal expenses, and certain overhead expenses.
•	Banking Services: amortization of intangibles, professional and consulting fees, legal expenses, and certain overhead expenses.
•	General, Corporate and Other: advertising, supplies, regulatory expenses, and certain other overhead expenses.

(In thousands)	Corporate Banking	Community Banking	Mortgage	Banking Services	General Corporate and Other	Total
Results of Operations
Six Months Ended June 30, 2024
Net interest revenue	$224,416	$557,933	$45,025	$20,050	$(137,198)	$710,226
Provision (release) for credit losses	36,929	(4,443)	8,678	(753)	3,589	44,000
Net interest revenue after provision (release) for credit losses	187,487	562,376	36,347	20,803	(140,787)	666,226
Noninterest revenue
In Scope of Topic 606
Trust and asset management income	644	7	—	24,762	(1,446)	23,967
Investment advisory fees	—	—	—	16,611	(94)	16,517
Other brokerage fees	—	—	—	2,984	—	2,984
Deposit service charges	6,702	26,890	—	1,881	516	35,989
Credit card, debit card and merchant fees	306	18,505	—	8	6,113	24,932
Total noninterest revenue (in-scope of Topic 606)	7,652	45,402	—	46,246	5,089	104,389
Total noninterest revenue (out-of-scope of Topic 606)	17,371	18,614	14,932	6,465	22,673	80,055
Total noninterest revenue	25,023	64,016	14,932	52,711	27,762	184,444
Noninterest expense
Salaries and employee benefits	41,616	115,030	12,378	27,745	107,920	304,689
Occupancy and equipment	2,042	36,898	2,193	1,687	15,187	58,007
Data processing and software	1,677	882	1,965	3,131	51,839	59,494
Allocated overhead expenses	47,986	122,653	14,499	7,648	(192,786)	—
Other segment items(1)	17,089	22,896	6,329	9,964	41,436	97,714
Total noninterest expense	110,410	298,359	37,364	50,175	23,596	519,904
Income (loss) before income taxes	102,100	328,033	13,915	23,339	(136,621)	330,766
Income tax expense (benefit)	23,993	77,088	3,270	5,467	(33,502)	76,316
Net income (loss)	$78,107	$250,945	$10,645	$17,872	$(103,119)	$254,450
Selected Financial Information
Total assets at end of period	$11,775,671	$17,068,177	$5,331,570	$1,123,239	$12,685,421	$47,984,078

(1)	Other segment items for each reportable segment includes:
•	Corporate Banking: legal expenses, travel expenses and certain overhead expenses.
•
Community Banking: advertising, office supplies, ATM expenses, delivery expenses, professional and consulting fees, legal expenses, telecommunication and postage expenses, travel expenses, and certain overhead expenses.

•	Mortgage: loan quality control and loan repurchase expenses, legal expenses, and certain overhead expenses.
•	Banking Services: amortization of intangibles, professional and consulting fees, legal expenses, and certain overhead expenses.
•	General, Corporate, and Other: advertising, supplies, regulatory expenses, and certain other overhead expenses.

NOTE 15. DERIVATIVE INSTRUMENTS

The Company primarily uses derivatives to manage exposure to market risk, including interest rate risk, credit risk and foreign currency risk, and to assist customers with their risk management objectives. Management may designate certain derivatives as hedging instruments in a qualifying hedge accounting relationship. The Company’s derivative instruments consist of economic hedges for which the Company has elected not to apply hedge accounting and derivatives held for customer accommodation, or other purposes.

The fair value of outstanding derivative positions is included in other assets and other liabilities in the accompanying consolidated balance sheets and in the net change in each of these financial statement line items in the operating section of the accompanying consolidated statements of cash flows. For derivatives not designated as hedging instruments or determined to be an ineffective hedge under applicable accounting guidance, gains and losses due to changes in fair value are included in noninterest income and the operating section of the consolidated statements of cash flows. For derivatives designated as cash flow hedging instruments, the entire change in the fair value related to the derivative instrument is recognized as a component of other comprehensive income and subsequently reclassified into interest income when the forecasted transaction affects income. At June 30, 2025 and December 31, 2024, there were no derivatives designated under hedge accounting. The notional amounts and estimated fair values for the periods indicated were as follows:

	June 30, 2025				December 31, 2024
		Fair Value				Fair Value
(Dollars in thousands)	Notional Amount	Other Assets	Other Liabilities	Weighted Average Maturity (years)	Notional Amount	Other Assets	Other Liabilities	Weighted Average Maturity (years)
Commercial loan interest rate contracts	$4,205,221	$32,166	$41,802	4.3	$3,781,868	$30,555	$45,070	4.2
Mortgage loan held-for-sale interest rate lock commitments	210,457	3,890	—	0.1	151,231	1,310	15	0.1
Futures, forwards and options (used to hedge MSR, see Note 8)	228,000	2,993	—	0.2	230,000	—	3,085	0.2
Mortgage loan forward sale commitments	228,442	—	1,767	0.1	179,000	816	34	0.1
Foreign exchange contracts	64,758	1,200	1,033	0.3	55,542	650	469	0.5
Total derivatives	$4,936,878	$40,249	$44,602		$4,397,641	$33,331	$48,673

The Company is party to collateral support agreements with certain derivative counterparties. Such agreements require that the Company maintain collateral based on the fair values of derivative transactions. In the event of default by the Company, the counterparty would be entitled to the collateral. At June 30, 2025, and December 31, 2024, the Company was required to post $68.1 million and $60.9 million, respectively, in cash or qualifying securities as collateral for its derivative transactions, and these amounts were included in interest bearing deposits with other banks for the periods indicated. In addition, the Company had recorded the obligation to return cash collateral provided by counterparties of $3.6 million and $23.1 million at June 30, 2025 and December 31, 2024, respectively, within deposits on the Company’s consolidated balance sheet. Certain financial instruments, such as derivatives, may be eligible for offset in the consolidated balance sheet and/or subject to master netting arrangements or similar agreements. The Company’s derivative transactions with upstream financial institution counterparties are generally executed under International Swaps and Derivative Association master agreements which include “right of set-off” provisions. In such cases, there is generally a legally enforceable right to offset recognized amounts and there may be an intention to settle such amounts on a net basis. Nonetheless, the Company does not generally offset such financial instruments for financial reporting purposes.

The Company enters into certain interest rate contracts on commercial loans, which include swaps, floors, caps and collars that are not designated as hedging instruments. These derivative contracts relate to transactions in which the Company enters into an interest rate contract with a loan customer while at the same time entering into an offsetting interest rate contract with another financial institution. In connection with each swap transaction, the Company agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on a similar notional amount at a fixed interest rate. At the same time, the Company agrees to pay another financial institution the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The interest rate swap, floor, cap and collar transactions allow the Company to manage its IRR. Because the Company acts as an intermediary for its customers, changes in the fair value of the underlying derivative contracts generally offset and do not significantly impact the Company’s consolidated statements of income. The Company is exposed to credit loss in the event of nonperformance by the parties to the interest rate contracts. However, the Company does not anticipate nonperformance by the counterparties. At June 30, 2025 and December 31, 2024, the estimated fair value recorded in other assets on the consolidated balance sheets totaled $32.3 million and $30.6 million, respectively. The corresponding fair value recorded in other liabilities in the accompanying consolidated balance sheets totaled $41.8 million and $45.1 million at June 30, 2025 and December 31, 2024.

The Company has both bought and sold credit protection in the form of participations on interest rate swaps (swap participations). These swap participations, which meet the definition of credit derivatives, were entered into in the ordinary course of business to serve the credit needs of customers. Swap participations, whereby the Company has purchased credit protection, entitle the Company to receive a payment from the counterparty if the customer fails to make payment on any amounts due to the Company upon early termination of the swap transaction. For contracts where the Company sold credit protection, the Company would be required to make payment to the counterparty if the customer fails to make payment on any amounts due to the counterparty upon early termination of the swap transaction. Swap participation agreements where the Company is the beneficiary had notional values totaling $212.1 million and $205.1 million at June 30, 2025 and December 31, 2024, respectively. Swap participation agreements where the Company is the guarantor had notional values totaling $469.4 million and $443.0 million at June 30, 2025 and December 31, 2024, respectively.

The Company enters into interest rate lock commitments with customers in connection with residential mortgage loan applications for loans the Company intends to sell. Additionally, the Company enters into mortgage loan forward sales commitments of MBS with investors to mitigate the effect of IRR inherent in providing interest rate lock commitments to customers. Both the interest rate lock commitments and mortgage loan forward sales commitments are considered derivatives under current accounting guidance and are required to be recorded at fair value. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities. The change in fair value of these instruments is recorded within mortgage banking revenue in the consolidated statements of income. For the three months ended June 30, 2025 and 2024, mortgage loans held for sale interest rate lock commitments and mortgage loan forward sales commitments totaled $1.5 million in gains compared to $0.2 million in losses, respectively. For the six months ended June 30, 2025 and 2024, mortgage loans held for sale interest rate lock commitments and mortgage loan forward sales commitment gains totaled $2.7 million and $1.6 million, respectively.

The Company has an economic hedge in place on its MSR and uses various instruments (including but not limited to Treasury options, SOFR and TBA futures and forwards) to mitigate the IRR associated with the MSR. These hedging instruments are reported at fair value, with adjustments included as part of mortgage banking revenue in the consolidated statements of income. For the three months ended June 30, 2025 and 2024, the market value adjustment on MSR hedge totaled

$1.1 million in net gains compared to $1.9 million in net losses, respectively. For the six months ended June 30, 2025 and 2024, the market value adjustment on MSR hedge totaled $4.4 million in net gains million compared to $6.7 million in net losses, respectively. See Note 8 for additional information.

The Company enters into certain foreign currency exchange contracts on behalf of its clients to facilitate their risk management strategies, while at the same time entering into offsetting foreign currency exchange contracts with another counterparty in order to minimize the Company’s foreign currency exchange risk. The contracts are short term in nature, and any gain or loss incurred at settlement is recorded in other noninterest income. The fair value of these contracts is reported in other assets and other liabilities. Foreign exchange contract net gains totaled $1.2 million and $1.0 million for the three months ended June 30, 2025 and 2024, respectively, and net gains of $2.2 million and $1.8 million for the six months ended June 30, 2025 and 2024, respectively.

NOTE 16. COMMITMENTS AND CONTINGENT LIABILITIES

Mortgage Loans Serviced for Others

The Company services mortgage loans for other financial institutions that are not included as assets in the Company’s accompanying consolidated financial statements. Included in the $8.2 billion and $8.0 billion of mortgage loans serviced for investors at June 30, 2025 and December 31, 2024, respectively, was $0.6 million of primary recourse servicing pursuant to which the Company is responsible for any losses incurred in the event of nonperformance by the mortgagor. The Company's exposure to credit loss in the event of such nonperformance is the unpaid principal balance at the time of default. This exposure is limited by the underlying collateral, which consists of single family residences and either federal or private mortgage insurance.

Lending Commitments

The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the ordinary course of business in the banking industry and involve elements of credit risk, IRR, and liquidity risk. Such financial instruments are recorded when they are funded. At June 30, 2025 and December 31, 2024, these included $467.3 million and $448.9 million, respectively, in letters of credit and $9.1 billion and $8.6 billion, respectively, in unfunded extensions of credit such as interim mortgage financing, construction credit, credit card, and revolving line of credit arrangements.

Commitments to extend credit and letters of credit include some exposure to credit loss in the event of nonperformance of the customer. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. In addition, the Company has entered into certain contingent commitments to grant loans. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit policies and procedures for such commitments are the same as those used for lending activities. Because these instruments have fixed maturity dates and because a number expire without being drawn upon, they generally do not present any significant liquidity risk. The Company did not realize significant credit losses from these commitments and arrangements during the three and six months ended June 30, 2025 and 2024.

Other Commitments

The Company makes investments in limited partnerships, including certain affordable housing partnerships for which it receives tax credits. At June 30, 2025 and December 31, 2024, unfunded capital commitments totaled $266.5 million and $277.4 million, respectively. See Note 17 for more information.

Litigation

The nature of the Company’s business ordinarily results in certain types of claims, litigation, investigations, and other legal or administrative cases and proceedings. Although the Company and its subsidiaries have policies and procedures to minimize legal noncompliance and the impact of claims and other proceedings, and endeavored to procure reasonable insurance coverage, litigation and regulatory actions remain an ongoing risk.

The Company and its subsidiaries engage in lines of business that are heavily regulated and involve a large volume of actual or potential financial transactions with customers or applicants, and the Company is a public company with a large number of shareholders. From time to time, applicants, borrowers, customers, shareholders, former employees, service providers, and other third parties have brought actions against the Company or its subsidiaries, in certain cases claiming substantial damages. Financial services companies are subject to risks arising from changing regulatory frameworks or expectations, regulatory investigations, class action litigation, and, from time to time, the Company and its subsidiaries have such actions brought against them. The Company and its subsidiaries are also subject to enforcement actions by federal or state regulators, including the Federal Reserve, the CFPB, the DOJ, state attorneys general, and the MDBCF, which may be adversely impacted by ongoing litigation in which the Company is involved. Additionally, the Company is, and management expects it to be, engaged in a number of foreclosure proceedings and other collection actions as part of its lending and leasing collections activities, which, from time to time, have resulted in counterclaims against the Company and its subsidiaries. Various legal proceedings have and may arise in the future out of claims against entities to which the Company is a successor as a result of business combinations.

When and as the Company determines it has meritorious defenses to the claims asserted, it vigorously defends against such claims. The Company will consider settlement of claims when, in management’s judgment and in consultation with counsel, it is in the best interests of the Company to do so.

The Company cannot predict with certainty the cost of defense, the cost of prosecution, or the ultimate outcome of litigation or other proceedings filed by or against it, its subsidiaries and its directors, management or employees, including remedies or damage awards. On at least a quarterly basis, the Company assesses its liabilities and contingencies in connection with outstanding legal proceedings as well as certain threatened claims (which are not considered incidental to the ordinary conduct of the Company’s business) utilizing the latest and most reliable information available. For matters where a loss is not probable or the amount of the loss cannot be estimated, the Company will not make an accrual. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, the Company will accrue for the loss. Once established, the accrual is adjusted periodically to reflect any relevant developments. The actual cost of any such matters, however, may turn out to be substantially higher than the amount accrued. Further, the Company’s insurance policies have deductibles and coverage limits, and such policies are unlikely to cover all costs and expenses related to the defense or prosecution of such legal proceedings or any losses arising therefrom.

Although the final outcome of any legal proceedings is inherently uncertain, based on the information available, advice of counsel and available insurance coverage, if applicable, management believes that the litigation-related liability of $11.6 million accrued at June 30, 2025 is adequate and that any incremental change in potential liability arising from the Company’s legal proceedings and threatened claims, including the matters described herein and those otherwise arising in the ordinary course of business, will not have a material adverse effect on the Company’s business or consolidated results of operations or financial condition. It is possible, however, that future developments could result in an unfavorable outcome for or resolution of any one or more of the legal proceedings in which the Company or its subsidiaries are defendants, which may be material to the Company’s business or consolidated results of operations or financial condition for a particular fiscal period or periods.

On August 30, 2021, Legacy Cadence Bank and the DOJ agreed to a settlement set forth in the consent order related to the investigation by the DOJ of Legacy Cadence Bank’s fair lending program in Harris, Fort Bend, and Montgomery Counties located in Houston, Texas during the period between 2014 and 2016 (the “Consent Order”). The Consent Order was signed by the United States District Court for the Northern District of Georgia, Atlanta Division, on August 31, 2021. Pursuant to Section 5.2(g) of the Agreement and Plan of Merger and Paragraph 50 of the Consent Order, Legacy BancorpSouth Bank approved the negotiated settlement, and subsequently, the Company agreed to accept the obligations of the Consent Order. At the request of the DOJ, the court terminated the Consent Order on May 29, 2025. For additional information regarding the terms of this settlement and the Consent Order, see Legacy Cadence’s Current Report on Form 8-K that was filed with the SEC on August 30, 2021.

NOTE 17. VARIABLE INTEREST ENTITIES AND OTHER INVESTMENTS

Under ASC 810-10-65, a company is deemed to be the primary beneficiary and required to consolidate a VIE if it has a variable interest in the VIE that provides a controlling financial interest. The determination of whether a controlling financial interest exists is based on whether a single party has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb the losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. ASC 810-10-65 requires continual reconsideration of conclusions reached regarding which interest holder is a VIE’s primary beneficiary.

Certain NMTC meet the qualifications for consolidation under ASC 810. Consolidation is applicable to this type of investment structure when the entities owned by the tax credit investment fund, managing member, and limited partner of the sub-CDE are under common control, and the limited partner’s related party group has both the power and the obligation to absorb the significant benefits and losses of the sub-CDE. Based on this, the limited partner, which is the Company, is the primary beneficiary of the sub-CDE (VIE) and therefore subject to consolidation. NMTC investment structures which include a managing member not affiliated with the Company are not subject to consolidation.

At June 30, 2025 and December 31, 2024, the Company’s assets of the consolidated VIE that can be used only to settle obligations of the consolidated VIE totaled $4.7 million and $5.4 million, respectively.

The Company is invested in several tax credit projects solely as a limited partner. At June 30, 2025 and December 31, 2024, the Company’s maximum exposure to loss associated with these limited partnerships was limited to its investment. Most of the investments are in affordable housing projects. The partnerships have qualified to receive annual affordable housing federal tax credits that are recognized as a reduction of current tax expense. The Company accounts for these investments and the related tax credits using either the effective yield method or the proportional amortization method, depending upon the date of the investment. Under the effective yield method, the Company recognizes the tax credits as they are allocated and amortizes the initial costs of the investments to provide a constant effective yield over the period the tax credits are allocated. Under the proportional amortization method, the Company amortizes the cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense. The Company also has, to a lesser degree, investments in NMTC and historic tax credit projects. The Company has elected to account for the NMTC not subject to consolidation and HTC using the flow-through method, which reduces federal income taxes in the year in which the credit arises. At June 30, 2025 and December 31, 2024, the Company recorded total tax credit investments in other assets on its consolidated balance sheets of $403.2 million and $387.3 million, respectively.

The Company adopted the provisions of ASU 2023-02 as of January 1, 2024 and determined each investments’ eligibility for proportional amortization. For certain NMTC and HTC investments that do not qualify for the proportional amortization method under ASU 2023-02, amortization related to these investments are recorded in other noninterest income in the Company’s consolidated statements of income. The Company recorded amortization of $0.3 million for both the three months ended June 30, 2025 and 2024, and recorded amortization of $0.7 million and $0.6 million for the six months ended June 30, 2025 and 2024, respectively. The cash flow activity related to these investments are presented in the net income (loss) line in the operating activities section of the consolidated statements of cash flows.

For the investments that qualify for proportional amortization under ASU 2023-02, the Company recognized income tax credits and other income tax benefits for the three months ended June 30, 2025 of $11.6 million and $1.3 million, respectively. The total income tax benefits of $12.9 million are partially offset by $10.2 million of investment amortization recognized for the three months ended June 30, 2025, for a net income tax benefit of $2.7 million. For the three months ended June 30, 2024, the Company recognized income tax credits and other income tax benefits of $9.4 million and $1.2 million, respectively. The total income tax benefits of $10.6 million are partially offset by $8.4 million of investment amortization recognized for the three months ended June 30, 2024, for a net income tax benefit of $2.2 million.

For the investments that qualify for proportional amortization under ASU 2023-02, the Company recognized income tax credits and other income tax benefits for the six months ended June 30, 2025 of $23.2 million and $2.8 million, respectively. The total income tax benefits of $26.0 million are partially offset by $20.6 million of investment amortization recognized for the six months ended June 30, 2025, for a net income tax benefit of $5.4 million. For the six months ended June 30, 2024, the Company recognized income tax credits and other income tax benefits of $19.6 million and $2.5 million, respectively. The total income tax benefits of $22.1 million are partially offset by $17.6 million of investment amortization recognized for the six months ended June 30, 2024, for a net income tax benefit of $4.5 million.

The cash flows related to the total income tax benefits are presented in the consolidated statements of cash flows. The net income tax benefit of $5.4 million for the six months ended June 30, 2025 was included in the net income (loss) line within operating activities. Investment amortization of $20.6 million for the six months ended June 30, 2025, was included in the depreciation and amortization line item, which was an adjustment to reconcile net income (loss) to cash provided by (used for) operating activities. The income tax credits and other income tax benefits of $26.0 million for the six months ended June 30, 2025 was included in the net change to other assets or liabilities line item, which was also an adjustment to reconcile net income (loss) to cash provided by (used for) operating activities.

Additionally, the Company has investments in other certain limited partnerships accounted for under the fair value practical expedient of NAV totaling $133.2 million and $118.7 million at June 30, 2025 and December 31, 2024, respectively. Related to assets recorded at fair value through net income, the Company recognized net gains of $4.5 million and $6.0 million for the six months ended June 30, 2025 and 2024, respectively. These investments are made primarily through various SBIC funds as a strategy to provide expansion and growth opportunities to small businesses and community development funds to help serve the credit needs of the low- and moderate-income and underserved communities within our footprint. Of the total fair value of these limited partnerships, $20.0 million and $15.8 million are related to real-estate funds at June 30, 2025 and December 31, 2024, respectively. The remaining $113.2 million and $102.9 million are related to SBIC funds that concentrate in a variety of industries at June 30, 2025 and December 31, 2024, respectively. At June 30, 2025, unfunded commitments related to these investments were $11.1 million and $111.8 million related to the real-estate funds and other SBIC funds, respectively. SBIC funds are generally structured to operate for approximately 10 years. During the life of each SBIC fund, partners can request to withdraw from the fund, and subsequently receive the balance of their investment as the underlying assets are liquidated over the remaining life of the fund. The Company has no current plans to withdraw from any of its SBIC funds.

For other limited partnerships without readily determinable fair values that do not qualify for the practical expedient, Cadence elected the measurement alternative to account for these investments at their cost minus impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. These investments totaled $2.8 million and $2.6 million at June 30, 2025 and December 31, 2024, respectively. Other limited partnerships accounted for under the equity method totaled $8.8 million and $8.7 million at June 30, 2025 and December 31, 2024, respectively.

A summary of the Company’s investments in limited partnerships is presented as of the following periods:

(In thousands)	June 30, 2025	December 31, 2024
Tax credit investments (amortized cost)	$403,197	$387,339
Limited partnerships accounted for under the fair value practical expedient of NAV	133,197	118,710
Limited partnerships without readily determinable fair values that do not qualify for the practical expedient of NAV accounted for under the cost method	2,842	2,586
Limited partnerships required to be accounted for under the equity method	8,836	8,664
Total investments in limited partnerships	$548,072	$517,299

For equity investments carried at cost using the measurement alternative, during the three months ended June 30, 2025, there was one write-down for impairment of $8 thousand. During the six months ended and as of June 30, 2025, there were two write-downs for impairment that totaled $48 thousand. During the three and six months ended and as of June 30, 2024, there was a write-down for impairment of $83 thousand. The carrying amount of these equity investments in limited partnerships measured under this measurement alternative for the specified periods are as follows:

	Six Months Ended June 30,
(In thousands)	2025	2024
Carrying value at the beginning of the period	$2,586	$2,417
Impairments	(48)	(83)
Reclassifications	—	107
Distributions	(400)	(260)
Contributions	704	770
Carrying value at the end of the period	$2,842	$2,951

NOTE 18. SUBSEQUENT EVENTS

On July 1, 2025, the Company completed its acquisition of Industry Bancshares, Inc. (“Industry”), the bank holding company for Bank of Brenham, Citizens State Bank, Fayetteville Bank, Industry State Bank, The First National Bank of Bellville and The First National Bank of Shiner (collectively, the “Industry Banks”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated April 25, 2025. Under the terms of the Merger Agreement, the Industry Banks were merged with and into the Company with the Company being the surviving entity. The Company paid $20 million in cash to Industry’s shareholders. Industry Bancshares reported $4.1 billion in total assets, $1.1 billion in total loans, $2.5 billion in securities and $4.3 billion in total deposits as of June 30, 2025 (unaudited). The purchase price allocation and certain fair value measurements, as well as the evaluation of the tax positions of the merger, remain in the early stages of management’s review due to the timing of the closing of the merger.

Additionally on July 1, 2025, $1.9 billion of securities acquired from Industry were sold with $1.0 billion of the proceeds redeployed in purchased securities with higher average earning yields and the remainder deployed to paydown wholesale funding.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

The Company is a regional bank with corporate offices in Houston, Texas and Tupelo, Mississippi with $50.4 billion in total assets at June 30, 2025. The Company has commercial banking operations in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Missouri, Tennessee, and Texas. The Company and its subsidiaries provide commercial banking, leasing, mortgage origination and servicing, brokerage, trust, and investment advisory services to corporate customers, local governments, individuals, and other financial institutions through an extensive network of branches and offices.

Management’s discussion and analysis provides a narrative discussion of the Company’s financial condition and results of operations. For a complete understanding of the following discussion, refer to the consolidated financial statements and related notes presented elsewhere in this Report. Management’s discussion and analysis should also be read in conjunction with the risk factors included in Item 1A of this Report and those included in Item 1A of our Form 10-K for the year ended December 31, 2024, and the other reports we file with the Federal Reserve. This discussion and analysis is based on reported financial information, and certain amounts for prior years have been reclassified to conform with the current financial statement presentation.

The financial condition and operating results of the Company are heavily influenced by economic trends nationally and in the specific markets in which the Company’s subsidiaries provide financial services. Generally, the pressures of the national and regional economic cycle create a difficult operating environment for the financial services industry. During such times, the Company is not immune to pressures and any economic downturn may have a negative impact on the Company and its customers in all of the markets it serves. Management believes future weakness in the economic environment could adversely affect the strength of the credit quality of the Company's assets. Therefore, management will continue to focus on early identification and resolution of credit issues.

The largest source of the Company’s revenue is derived from its corporate and community banking operations. The financial condition and operating results of the Company are affected by the level and volatility of interest rates on loans, investment securities, deposits, and borrowed funds, and the impact of economic downturns on loan demand, collateral values, and creditworthiness of existing borrowers. The financial services industry is highly competitive and heavily regulated. The Company’s success depends on its ability to compete aggressively within its markets while maintaining sufficient asset quality and cost controls to generate net income.

The information that follows is provided to enhance comparability of financial information between periods and to provide a better understanding of the Company’s operations.

Recent Developments

On January 22, 2025, the Company announced the signing of a definitive merger agreement with FCB Financial Corp., the bank holding company for First Chatham Bank (collectively referred to as “First Chatham”), pursuant to which First Chatham was merged with and into the Company, effective May 1, 2025. First Chatham was a Savannah, Georgia-based community bank operating eight branches across the Greater Savannah Area. Pursuant to the terms of the definitive merger agreement, the Company issued 2.3 million shares of common stock and paid $23.1 million in cash for all outstanding shares of FCB Financial Corp.

On April 25, 2025, at the Company’s special meeting of shareholders, the holders of the Company’s Preferred Stock approved a proposal amending the Articles of Incorporation to permit stock repurchases for compliance purposes under Regulation H, which the Company is subject to as a result of becoming a Federal Reserve member bank. On March 26, 2025, the Board declared a special cash dividend of $0.34375 per share of Preferred Stock payable on May 7, 2025, to the Preferred Stock shareholders of record as of April 30, 2025, that was conditioned on the passage of the proposal at the special meeting.

On July 1, 2025 the Company completed its acquisition of Industry Bancshares, Inc. (“Industry”), the bank holding company for Bank of Brenham, National Association, Citizens State Bank, Fayetteville Bank, Industry State Bank, The First National Bank of Bellville and The First National Bank of Shiner (collectively, the “Industry Banks”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated April 25, 2025. Under the terms of the Merger Agreement, the Industry Banks were merged with and into the Company. The Company paid $20 million in cash to Industry’s shareholders. Industry Bancshares reported $4.1 billion in total assets, $1.1 billion in total loans, $2.5 billion in securities, and $4.3 billion in total deposits as of June 30, 2025 (unaudited).

On July 23, 2025, the Company’s Board of Directors declared quarterly cash dividends of $0.275 per share of common stock and $0.34375 per share of Preferred Stock. The common stock dividend is payable on October 1, 2025 to shareholders of record at the close of business on September 15, 2025. The preferred stock dividend is payable on August 20, 2025 to shareholders of record at the close of business on August 5, 2025.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS

In addition to financial ratios based on measures defined by GAAP, the Company has identified “total tangible shareholders’ equity,” “total tangible common shareholders’ equity,” “total tangible common shareholders’ equity (excluding AOCI),” “total tangible assets,” “total tangible assets (excluding AOCI),” “tangible shareholders’ equity to tangible assets,” “tangible common shareholders’ equity to tangible assets,” “tangible common shareholders’ equity to tangible assets (excluding AOCI),” “tangible common book value per share,” and “tangible book value per common share (excluding AOCI)” as non-GAAP financial measures used when evaluating the performance of the Company.

•	Total tangible shareholders’ equity is defined by the Company as total shareholders’ equity less goodwill and other intangible assets, net.

•	Total tangible common shareholders' equity is defined by the Company as total shareholders' equity less preferred stock, goodwill, and other intangible assets, net.

•	Total tangible common shareholders' equity, excluding AOCI, is defined by the Company as total shareholders' equity less preferred stock, goodwill, other intangible assets, net, and AOCI.

•	Total tangible assets are defined by the Company as total assets less goodwill and other intangible assets, net.

•	Total tangible assets, excluding AOCI, are defined by the Company as total assets less goodwill, other intangible assets, net, and AOCI.

•	Tangible common book value per share is defined by the Company as tangible common shareholders’ equity divided by total shares of common stock outstanding.

•	Tangible book value per common share, excluding AOCI, is defined by the Company as tangible common shareholders' equity less AOCI divided by total shares of common stock outstanding.

Management believes the ratios of tangible shareholders’ equity to tangible assets, tangible common shareholders’ equity to tangible assets and tangible common shareholders’ equity to tangible assets (excluding AOCI) to be important to investors who are interested in evaluating the adequacy of the Company’s capital levels. Management also believes that tangible common book value per share and tangible common book value per share (excluding AOCI) are important to investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets.

The following table reconciles these non-GAAP financial measures as presented above to GAAP financial measures as reflected in the Company’s consolidated financial statements for the periods indicated:

TABLE 1—NON-GAAP FINANCIAL MEASURES

(Dollars in thousands, except per share amounts)	June 30, 2025	December 31, 2024	June 30, 2024
Total tangible assets, excluding AOCI
Total assets	$50,378,840	$47,019,190	$47,984,078
Less: Goodwill	1,387,990	1,366,923	1,366,923
Other intangible assets, net	87,814	83,190	91,027
Total tangible assets	$48,903,036	$45,569,077	$46,526,128
Less: AOCI	(576,157)	(694,495)	(782,462)
Total tangible assets, excluding AOCI	$49,479,193	$46,263,572	$47,308,590

Total tangible common shareholders' equity, excluding AOCI
Total shareholders' equity	$5,916,283	$5,569,683	$5,287,758
Less: Goodwill	1,387,990	1,366,923	1,366,923
Other intangible assets, net	87,814	83,190	91,027
Total tangible shareholders' equity	$4,440,479	$4,119,570	$3,829,808
Less: Preferred stock	166,993	166,993	166,993
Total tangible common shareholders' equity	$4,273,486	$3,952,577	$3,662,815
Less: AOCI	(576,157)	(694,495)	(782,462)
Total tangible common shareholders' equity, excluding AOCI	$4,849,643	$4,647,072	$4,445,277

Total common shares outstanding	186,307,016	183,527,575	182,430,427

Tangible shareholders' equity to tangible assets	9.08%	9.04%	8.23%
Tangible common shareholders' equity to tangible assets	8.74%	8.67%	7.87%
Tangible common shareholders' equity, excluding AOCI, to tangible assets, excluding AOCI	9.80%	10.04%	9.40%
Tangible common book value per share	$22.94	$21.54	$20.08
Tangible book value per common share, excluding AOCI	$26.03	$25.32	$24.37

FINANCIAL HIGHLIGHTS

The following table presents financial highlights for the periods indicated:

TABLE 2—FINANCIAL HIGHLIGHTS

	As of and For the Three Months Ended June 30,		As of and For the Six Months Ended June 30,
	2025	2024	2025	2024
Common share data:
Basic earnings per share	$0.70	$0.74	$1.41	$1.37
Diluted earnings per share	0.69	0.73	1.40	1.35
Cash dividends per share	0.275	0.250	0.55	0.50
Book value per share	30.86	28.07	30.86	28.07
Tangible common book value per share (1)	22.94	20.08	22.94	20.08
Tangible book value per common share, excluding AOCI (1)	26.03	24.37	26.03	24.37
Dividend payout ratio	39.86%	34.25%	39.29%	37.04%
Financial Ratios:
Return on average assets (2)	1.09	1.15	1.12	1.06
Return on average shareholders' equity (2)	9.27	10.62	9.41	9.84
Return on average common shareholders' equity (2)	9.21	10.78	9.44	9.98
Total shareholders' equity to total assets	11.74	11.02	11.74	11.02
Total common shareholders' equity to total assets	11.41	10.67	11.41	10.67
Tangible common shareholders' equity to tangible assets (1)	8.74	7.87	8.74	7.87
Tangible common shareholders' equity, excluding AOCI, to tangible assets, excluding AOCI (1)	9.80	9.40	9.80	9.40
Net interest margin-FTE	3.40	3.27	3.43	3.25
Credit Quality Ratios:
Net charge-offs to average loans and leases (2)	0.24%	0.28%	0.26%	0.26%
Provision for credit losses to average loans and leases (2)	0.36	0.27	0.30	0.27
ACL to net loans and leases	1.34	1.41	1.34	1.41
ACL to NPL	205.26	216.85	205.26	216.85
ACL to NPA	192.29	212.16	192.29	212.16
NPL to net loans and leases	0.65	0.65	0.65	0.65
NPA to total assets	0.49	0.46	0.49	0.46
Capital Adequacy Ratios:
Common Equity Tier 1 capital	12.18%	11.90%	12.18%	11.90%
Tier 1 capital	12.60	12.34	12.60	12.34
Total capital	13.79	14.23	13.79	14.23
Tier 1 leverage capital	10.35	9.73	10.35	9.73

(1)	Non-GAAP financial measure. See “Non-GAAP Financial Measures and Reconciliations.”

(2)	Ratios are annualized.

As of June 30, 2025, the federal funds rate held steady at 4.5%. The Federal Reserve continued to hold interest rates steady, after it lowered interest rates by 100 basis points during the second half of 2024. Additional interest rate reductions may occur during the second half of 2025 as the Federal Reserve continues to monitor relevant economic data and the effects of recently enacted tariffs. The decreases in interest rates during the fourth quarter of 2024 have had an effect on both our balance sheet as well as our earnings. As seen in the following sections, the increase in net interest revenue resulted from a lower cost on our interest-bearing liabilities, benefiting from declining deposit costs, and the payoffs of both the BTFP borrowings and our subordinated debt in 2024. Total average interest-earning assets increased in the second quarter of 2025 as compared to the same period in 2024, with growth in average loans and investment securities partially offset by lower average other investment balances as the Company used cash flow from these investments to support the payoff of borrowings. See “Net Interest Revenue” for further information.

The Company reported net income available to common shareholders of $129.9 million for the three months ended June 30, 2025, compared to $135.1 million for the same period in 2024. Key factors contributing to the $5.2 million decrease in net income available to common shareholders included: (1) an increase in noninterest expense of $16.2 million in the second quarter of 2025; (2) a decrease in noninterest revenue of $2.5 million for the second quarter of 2025; and (3) an increase in net interest revenue of $21.8 million for the second quarter of 2025. The Company recorded provisions for credit losses of $31.0 million and $22.0 million for three months ended June 30, 2025 and 2024, respectively.

Net income available to common shareholders of $260.8 million was reported for the six months ended June 30, 2025, compared to $249.7 million for the same period in 2024. Key factors contributing to the $11.1 million increase in net income available to common shareholders included: (1) an increase in net interest revenue of $31.1 million for the six months ended June 30, 2025; (2) a decrease in noninterest revenue of $0.9 million for the six months ended June 30, 2025; and (3) an increase in noninterest expense of $12.3 million for the six months ended June 30, 2025. The Company recorded provisions for credit losses of $51.0 million and $44.0 million for six months ended June 30, 2025 and 2024, respectively.

Net interest revenue for the three months ended June 30, 2025 increased $21.8 million, or 6.1%. Total cost of interest-bearing liabilities declined 43 basis points to 3.02% for the second quarter of 2025 compared to the second quarter of 2024, benefiting from declining deposit costs as well as the payoffs of both the BTFP borrowings and the subordinated debt. Interest expense decreased $28.4 million, or 9.9%, in the second quarter of 2025 compared to the same period in 2024. Average earning assets increased $0.9 billion in the second quarter of 2025 compared to the second quarter of 2024, as growth in average loans of $1.8 billion and investment securities balances was offset by lower average other investments and as the Company used cash flow from these investments to support the payoffs of both the BTFP borrowings and subordinated debt. With the completion of the FCB acquisition in the second quarter of 2025, FCB contributed $567.8 million of interest-earning assets and $383.2 million of interest-bearing liabilities. See Table 4 below for more information on yield/rate analysis.

Net interest revenue for the six months ended June 30, 2025 increased $31.1 million, or 4.4%. Total cost of interest-bearing liabilities declined 43 basis points to 3.00% for the six months ended June 30, 2025 compared to the same period in 2024, benefiting from declining deposit costs as well as the payoffs of both the BTFP borrowings and the subordinated debt. Interest expense decreased $75.5 million, or 13.3%, for the six months ended June 30, 2025 compared to the same period in 2024. See Table 4 below for more information on yield/rate analysis.

Noninterest revenue for the three months ended June 30, 2025, was $98.2 million, a decrease of $2.5 million, or 2.5%, from the same period in 2024. Noninterest revenue for the six months ended June 30, 2025, was $183.6 million, a decrease of $0.9 million, or 0.5%, from the same period in 2024. The decrease in the second quarter of 2025 compared to the second quarter of 2024 resulted from a decrease in other miscellaneous income, which was partially offset by increases in mortgage banking revenue, credit related fees, bank owned life insurance income, SBA income, and wealth management revenue. See “Noninterest Revenue” below for more information.

Noninterest expense for the three months ended June 30, 2025 increased 2.4% to $272.9 million from $256.7 million for the same period in 2024. Noninterest expense for the six months ended June 30, 2025 increased 2.4% to $532.2 million from $519.9 million for the same period in 2024. The quarter over quarter and year over year increases were primarily a result of increases in salaries and employee benefits, legal expense, and merger expense, which were partially offset by a decrease in deposit insurance assessments. See “Noninterest Expense” below for more information.

RESULTS OF OPERATIONS

The following is a summary of our results of operations for the periods indicated:

TABLE 3—SUMMARY OF RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Earnings Summary:
Interest revenue	$635,599	$642,210	$1,234,856	$1,279,323
Interest expense	257,459	285,892	493,564	569,097
Net interest revenue	378,140	356,318	741,292	710,226
Provision for credit losses	31,000	22,000	51,000	44,000
Net interest revenue, after provision for credit losses	347,140	334,318	690,292	666,226
Noninterest revenue	98,181	100,658	183,568	184,444
Noninterest expense	272,863	256,697	532,212	519,904
Income before income taxes	172,458	178,279	341,648	330,766
Income tax expense	37,813	40,807	73,781	76,316
Net income	134,645	137,472	267,867	254,450
Less: preferred dividends	4,744	2,372	7,116	4,744
Net income available to common shareholders	$129,901	$135,100	$260,751	$249,706

Net Interest Revenue

Net interest revenue is the difference between interest revenue earned on assets, such as loans, leases and securities, and interest expense paid on liabilities, such as deposits and borrowings, and continues to provide the Company with its principal source of revenue. Net interest revenue is affected by the general level of interest rates, changes in interest rates and changes in the amount and composition of interest earning assets and interest bearing liabilities. One of the Company’s long-term objectives is to manage interest earning assets and interest bearing liabilities to maximize net interest revenue, while balancing interest rate, credit and liquidity risk. Net interest margin is determined by dividing FTE net interest revenue by average earning assets. For purposes of the following discussion, revenue from tax-exempt loans and investment securities have been adjusted to an FTE basis, using an effective tax rate of 21% for the three and six months ended June 30, 2025 and 2024.

The following table presents average interest earning assets, average interest bearing liabilities, net interest revenue-FTE, net interest margin-FTE and net interest rate spread for each of the periods presented:

TABLE 4—CONSOLIDATED AVERAGE BALANCES AND YIELD/RATE ANALYSIS

	Three Months Ended June 30,
	2025			2024
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Loans and leases (net of unearned income) (1)(2)	$34,762,808	$550,159	6.35%	$32,945,526	$540,160	6.59%
Loans held for sale, at fair value	146,191	1,736	4.76	114,359	1,652	5.81
Available for sale securities, at fair value:
Taxable	8,736,627	72,355	3.32	7,954,865	62,852	3.18
Tax-exempt (3)	77,836	803	4.14	78,687	807	4.12
Other investments	1,017,815	11,183	4.41	2,758,385	37,383	5.45
Total interest earning assets and revenue	44,741,277	636,236	5.70%	43,851,822	642,854	5.90%
Other assets	5,082,940			4,816,078
Allowance for credit losses	467,521			475,181
Total	$49,356,696			$48,192,719

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Interest bearing demand and money market	$18,799,895	$125,874	2.69%	$18,770,093	$146,279	3.13%
Savings	2,646,190	3,747	0.57	2,652,019	3,743	0.57
Time	9,956,973	98,721	3.98	7,920,946	89,173	4.53
Fed funds purchased, securities sold under
agreement to repurchase and other	265,092	2,939	4.45	65,821	732	4.47
Short-term FHLB borrowings	1,173,022	12,594	4.31	—	—	—
Short-term BTFP borrowings	—	—	—	3,500,000	41,536	4.77
Subordinated and long-term borrowings	1,338,059	13,584	4.07	404,231	4,429	4.41
Total interest bearing liabilities and expense	34,179,231	257,459	3.02%	33,313,110	285,892	3.45%
Demand deposits - noninterest bearing	8,494,542			8,757,029
Other liabilities	855,842			915,326
Total liabilities	43,529,615			42,985,465
Shareholders' equity	5,827,081			5,207,254
Total	$49,356,696			$48,192,719
Net interest revenue-FTE		$378,777			$356,962
Net interest margin-FTE			3.40%			3.27%
Net interest rate spread			2.68%			2.45%
Interest bearing liabilities to interest earning assets			76.39%			75.97%

(1)	Includes taxable equivalent adjustment to interest of $0.5 million for both the three months ended June 30, 2025 and 2024, respectively, using an effective tax rate of 21% for all periods presented.

(2)	Nonaccrual loans are included in loans and leases (net of unearned income). Nonaccrual loans were $231.2 million and $216.7 million as of June 30, 2025 and 2024, respectively.

(3)	Includes taxable equivalent adjustment to interest of $0.2 million for both the three months ended June 30, 2025 and 2024, using an effective tax rate of 21% for all periods presented.

Net interest revenue-FTE increased 6.1% to $378.8 million for the three months ended June 30, 2025, from $357.0 million for the same period in 2024. The increase in net interest revenue-FTE resulted from lower costs on interest-bearing liabilities benefiting from declining deposit costs and the payoffs of both the BTFP borrowings and our subordinated debt since the second quarter of 2024. Average loans increased from 75.1% of average interest earning assets in the 2024 second quarter to 77.7% in the 2025 second quarter.

Interest revenue-FTE decreased 1.0% to $636.2 million for the three months ended June 30, 2025, from $642.9 million for the same period in 2024. The decrease in interest revenue-FTE for the three months ended June 30, 2025 was primarily a result of lower average other investment balances as the Company used cash flow from these investments to support the payoffs of both the BTFP borrowings and subordinated debt since the second quarter of 2024. This decrease was offset by higher average loans and investment securities during the second quarter of 2025. Additionally, interest revenue-FTE included $2.6 million and $3.0 million in accretion related to the purchase discounts on acquired loans for the three months ended June 30, 2025 and 2024, respectively.

Interest expense decreased 9.9% to $257.5 million for the three months ended June 30, 2025, compared to $285.9 million for the same period in 2024. The decrease in interest expense for the three months ended June 30, 2025 was primarily due to the total cost of interest-bearing liabilities declining 43 basis points to 3.02% for the second quarter of 2025 compared to 3.45% for the second quarter of 2024, benefiting from declining deposit costs as well as the payoffs of both the BTFP borrowings and the subordinated debt after the second quarter of 2024.

Net interest margin-FTE for the three months ended June 30, 2025 was 3.40%, an increase of 13 basis points, from 3.27% for the same period in 2024. Net interest revenue-FTE may also be analyzed by segregating the yield/rate and volume components of interest revenue and interest expense. The table below presents the components of our net interest revenue-FTE with the effect that the varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest revenue from the second quarter of 2024 to the second quarter of 2025. The changes in net interest revenue-FTE due to both rate and volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

TABLE 5—RATE/VOLUME ANALYSIS

	Second Quarter 2025 vs Second Quarter 2024
	Net Interest Revenue		Increase
(In thousands)	2025	2024	(Decrease)	Volume	Rate
INTEREST REVENUE
Loans and leases, net of unearned income	$550,159	$540,160	$9,999	$17,319	$(7,320)
Loans held for sale	1,736	1,652	84	203	(119)
Available for sale securities:
Taxable	72,355	62,852	9,503	8,504	999
Non-taxable	803	807	(4)	(5)	1
Other investments	11,183	37,383	(26,200)	(24,321)	(1,879)
Total interest revenue-FTE	636,236	642,854	(6,618)	1,700	(8,318)

INTEREST EXPENSE
Demand deposits - interest bearing	125,874	146,279	(20,405)	(405)	(20,000)
Savings deposits	3,747	3,743	4	3	1
Time deposits	98,721	89,173	9,548	13,466	(3,918)
Fed funds purchased, securities sold under agreement to repurchase and other	2,939	732	2,207	2,208	(1)
Short-term FHLB borrowings	12,594	—	12,594	12,594	—
Short-term BTFP borrowings	—	41,536	(41,536)	(41,536)	—
Subordinated and long-term debt	13,584	4,429	9,155	9,249	(94)
Total interest expense	257,459	285,892	(28,433)	(4,421)	(24,012)
Net interest revenue-FTE	$378,777	$356,962	$21,815	$6,121	$15,694

The following table presents average interest earning assets, average interest bearing liabilities, net interest revenue-FTE, net interest margin-FTE and net interest rate spread for each of the periods presented:

	Six Months Ended June 30,
	2025			2024
(Dollars in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
ASSETS
Loans and leases (net of unearned income) (1)(2)	$34,355,873	$1,080,672	6.34%	$32,841,550	$1,069,552	6.55%
Loans held for sale, at fair value	130,812	3,185	4.91	93,358	2,837	6.11
Available for sale securities, at fair value:
Taxable	7,983,659	125,587	3.17	8,071,103	126,257	3.15
Tax-exempt (3)	78,836	1,599	4.09	80,527	1,677	4.19
Other investments	1,145,773	25,080	4.41	2,952,412	80,280	5.47
Total interest earning assets and revenue	43,694,953	1,236,123	5.70%	44,038,950	1,280,603	5.85%
Other assets	5,023,679			4,853,195
Allowance for credit losses	466,433			474,515
Total	$48,252,199			$48,417,630

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Interest bearing demand and money market	$19,112,399	$254,705	2.69%	$19,036,969	$295,682	3.12%
Savings	2,626,885	7,391	0.57	2,674,236	7,544	0.57
Time	9,967,496	199,621	4.04	7,634,651	169,842	4.47
Fed funds purchased, securities sold under agreement to repurchase and other	184,527	4,071	4.45	137,585	3,260	4.76
Short-term FHLB borrowings	603,812	12,903	4.31	—	—	—
Short-term BTFP borrowings	—	—	—	3,500,000	83,640	4.81
Subordinated and long-term borrowings	736,885	14,873	4.07	419,405	9,129	4.38
Total interest bearing liabilities and expense	33,232,004	493,564	3.00%	33,402,846	569,097	3.43%
Demand deposits - noninterest bearing	8,417,406			8,914,824
Other liabilities	862,968			899,309
Total liabilities	42,512,378			43,216,979
Shareholders' equity	5,739,821			5,200,651
Total	$48,252,199			$48,417,630
Net interest revenue-FTE		$742,559			$711,506
Net interest margin-FTE			3.43%			3.25%
Net interest rate spread			2.70%			2.42%
Interest bearing liabilities to interest earning assets			76.05%			75.85%

(1)	Includes taxable equivalent adjustment to interest of $0.9 million for both the six months ended June 30, 2025 and 2024, respectively, using an effective tax rate of 21% for all periods presented.

(2)
Nonaccrual loans are included in loans and leases (net of unearned income). Nonaccrual loans were $231.2 million and $216.7 million as of June 30, 2025 and 2024, respectively. At June 30, 2024, nonaccrual loans did not include nonaccrual loans held for sale of $2.7 million.

(3)
Includes taxable equivalent adjustment to interest of $0.3 million and $0.4 million for the six months ended June 30, 2025 and 2024, respectively, using an effective tax rate of 21% for all periods presented.

Net interest revenue-FTE increased 4.4% to $742.6 million for the six months ended June 30, 2025 compared to the same period in 2024. The increase in net interest revenue-FTE resulted from lower costs on interest-bearing liabilities benefiting from declining deposit costs and the payoffs of both the BTFP borrowings and our subordinated debt. Average loans increased from 74.6% of average interest earning assets in 2024 to 78.6% in 2025.

Interest revenue-FTE decreased 3.5% to $1.2 billion for the six months ended June 30, 2025, from $1.3 billion during the same period in 2024. The decrease in interest revenue-FTE for the six months ended June 30, 2025 was primarily driven by a reduction in average balances of other investments and investment securities, as the Company used cash flow from these investments to support the payoffs of both the BTFP borrowings and subordinated debt. Additionally, interest revenue-FTE included $5.2 million and $6.5 million in accretion related to the purchase discounts on acquired loans for the six months ended June 30, 2025 and 2024, respectively.

Interest expense decreased 13.3% to $493.6 million for the six months ended June 30, 2025, compared to $569.1 million for the same period in 2024. The decrease in interest expense for the six months ended June 30, 2025 was primarily a result of the total cost of average interest-bearing liabilities declining 43 basis points to 3.00% for 2025, compared to 3.43% for the same period in 2024, benefiting from declining deposit costs as well as the payoffs of both the BTFP borrowings and the subordinated debt.

Net interest margin-FTE for the six months ended June 30, 2025 was 3.43%, an increase of 18 basis points, from 3.25% for the same period in 2024. Net interest revenue-FTE may also be analyzed by segregating the yield/rate and volume components of interest revenue and interest expense. The table below presents the components of our net interest revenue-FTE with the effect that the varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest revenue from the first half of 2024 to the first half of 2025. The changes in net interest revenue-FTE due to both rate and volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

	Six Months Ended June 30, 2025 vs Six Months Ended June 30, 2024
	Net Interest Revenue		Increase
(In thousands)	2025	2024	(Decrease)	Volume	Rate
INTEREST REVENUE
Loans and leases, net of unearned income	$1,080,672	$1,069,552	$11,120	$46,500	$(35,380)
Loans held for sale	3,185	2,837	348	980	(632)
Available for sale securities:
Taxable	125,587	126,257	(670)	(1,568)	898
Non-taxable	1,599	1,677	(78)	(37)	(41)
Other investments	25,080	80,280	(55,200)	(41,977)	(13,223)
Total interest revenue-FTE	1,236,123	1,280,603	(44,480)	3,898	(48,378)

INTEREST EXPENSE
Demand deposits - interest bearing	254,705	295,682	(40,977)	1,141	(42,118)
Savings deposits	7,391	7,544	(153)	(154)	1
Time deposits	199,621	169,842	29,779	47,579	(17,800)
Fed funds purchased, securities sold under agreement to repurchase and other	4,071	3,260	811	1,040	(229)
Short-term FHLB borrowings	12,903	—	12,903	12,903	—
Short-term BTFP borrowings	—	83,640	(83,640)	(83,640)	—
Subordinated and long-term debt	14,873	9,129	5,744	6,426	(682)
Total interest expense	493,564	569,097	(75,533)	(14,705)	(60,828)
Net interest revenue-FTE	$742,559	$711,506	$31,053	$18,603	$12,450

Provision for Credit Losses and Allowance for Credit Losses (“ACL”)

An analysis of the ACL for loans for the periods indicated is provided in the following table:

TABLE 6—ACL

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2025	2024	2025	2024
Balance, beginning of period	$457,791	$472,575	$460,793	$468,034
Charge-offs:
Commercial and industrial
Non-real estate	(16,866)	(23,140)	(37,731)	(40,036)
Owner occupied	(1,281)	(200)	(1,700)	(301)
Total commercial and industrial	(18,147)	(23,340)	(39,431)	(40,337)
Commercial real estate
Construction, acquisition and development	(295)	(405)	(337)	(537)
Income producing	(3,445)	(244)	(4,785)	(2,356)
Total commercial real estate	(3,740)	(649)	(5,122)	(2,893)
Consumer
Residential mortgages	(1,944)	(708)	(3,240)	(1,303)
Other consumer	(1,494)	(1,586)	(3,260)	(3,386)
Total consumer	(3,438)	(2,294)	(6,500)	(4,689)
Total charge-offs	(25,325)	(26,283)	(51,053)	(47,919)
Recoveries:
Commercial and industrial
Non-real estate	2,905	2,868	4,638	4,102
Owner occupied	286	75	375	153
Total commercial and industrial	3,191	2,943	5,013	4,255
Commercial real estate
Construction, acquisition and development	60	70	105	182
Income producing	50	31	88	69
Total commercial real estate	110	101	193	251
Consumer
Residential mortgages	383	291	781	562
Other consumer	426	395	849	839
Total consumer	809	686	1,630	1,401
Total recoveries	4,110	3,730	6,836	5,907
Net charge-offs	(21,215)	(22,553)	(44,217)	(42,012)
Initial allowance on PCD loans	8,075	—	8,075	—

Provision:
Initial provision for acquired non-PCD loans	4,152	—	4,152	—
Provision for credit losses related to loans and leases (1)	25,848	20,000	45,848	44,000
Balance, end of period	$474,651	$470,022	$474,651	$470,022

Loans and leases, net of unearned income - average	$34,762,808	$32,945,526	$34,355,873	$32,841,550
Loans and leases, net of unearned income - period end	$35,465,181	$33,312,773	$35,465,181	$33,312,773

(1)
Provision for unfunded commitments was $1.0 million and $2.0 million for the three months ended June 30, 2025 and 2024, respectively, and $1.0 million and zero for the six months ended June 30, 2025 and 2024, respectively.

TABLE 7—ACL RELATED RATIOS

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
RATIOS
Provision for credit losses to average loans and leases, net of unearned income (1)	0.36%	0.27%	0.30%	0.27%
ACL to loans and leases, net of unearned income	1.34%	1.41%	1.34%	1.41%
NPL to loans and leases, net of unearned income	0.65%	0.65%	0.65%	0.65%
ACL to NPL	205.26%	216.85%	205.26%	216.85%

Net charge-offs to average loans and leases: (1)
Commercial and industrial
Non-real estate	0.16%	0.25%	0.19%	0.22%
Owner occupied	0.01%	—%	0.01%	—%
Total commercial and industrial	0.17%	0.25%	0.20%	0.22%
Commercial real estate
Construction, acquisition and development	—%	0.01%	—%	—%
Income producing	0.04%	—%	0.03%	0.02%
Total commercial real estate	0.04%	0.01%	0.03%	0.02%
Consumer
Residential mortgages	0.02%	0.01%	0.02%	—%
Other consumer	0.01%	0.01%	0.01%	0.02%
Total consumer	0.03%	0.02%	0.03%	0.02%
Total	0.24%	0.28%	0.26%	0.26%

(1)	Ratios are annualized.

For the three months ended June 30, 2025 and 2024, net charge-offs totaled $21.2 million and $22.6 million, respectively. As a percentage of average loans and leases, net charge-offs were 0.24% and 0.28% annualized for the three months ended June 30, 2025 and 2024, respectively. Net charge-offs for the three months ended June 30, 2025, were mainly experienced in the commercial and industrial non-real estate loan class concentrated in one credit; while net charge-offs for the same period in 2024 were also primarily in the non-real estate class.

For the six months ended June 30, 2025 and 2024, net charge-offs totaled $44.2 million and $42.0 million, respectively. As a percentage of average loans and leases, net charge-offs were both 0.26% annualized for the six months ended June 30, 2025 and 2024, respectively. Net charge-offs for the six months ended June 30, 2025, were mainly experienced in the commercial and industrial non-real estate loan class concentrated in two credits, as well as a small number of SBA loans in the resolution process; while net charge-offs for the same period in 2024 were also primarily in the non-real estate class.

The Company recorded $31.0 million in provision for credit losses ($30.0 million for loans and $1.0 million for unfunded commitments) during the three months ended June 30, 2025, compared to $22.0 million ($20.0 million for loans and $2.0 million for unfunded commitments) for the same period in 2024. Provision for credit losses of $4.2 million was recorded on non-PCD loans acquired through the FCB acquisition during the second quarter of 2025.

The Company recorded $51.0 million in provision for credit losses ($50.0 million for loans and $1.0 million for unfunded commitments) during the six months ended June 30, 2025, compared to $44.0 million ($44.0 million for loans and zero for unfunded commitments) for the same period in 2024.

The ACL increased $13.9 million to $474.7 million at June 30, 2025, from $460.8 million at December 31, 2024. This increase included $8.1 million related to PCD loans acquired through the FCB acquisition with the remainder of the increase primarily seen in the CRE loan segment. The ACL to NPL decreased to 205.26% at June 30, 2025, from 216.85% at June 30, 2024. For more information about the Company’s classified, nonperforming, PCD, and impaired loans, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Financial Condition – Loans and Leases” in Part I of this Report.

The breakdown of the ACL by loan and lease segment and class is based, in part, on evaluations of specific loan and lease histories and the impact of forecasted economic conditions on the portfolio segments. Accordingly, because these conditions are subject to change, the allocation is not necessarily indicative of the breakdown of any future allowance for credit losses. Several economic forecasts from external sources are used in the estimation and allocation of the ACL. The forecasts cover an eight-quarter forecast horizon to establish a forecast range and are based on upside, downside, and base case scenarios. A blended scenario is selected by management to reflect the probable economic conditions within the range. During the six months ended June 30, 2025, the forecast was a mix of downside and base forecasts, weighted more heavily to a base forecast, which is consistent with the weighting in first half of 2024.

The Company recognizes that higher interest rates, inflation, and slower economic growth may have short-term, long-term, and regional impacts to the economy. In addition, qualitative factors such as changes in economic conditions, concentrations of risk, and changes in portfolio risk resulting from regulatory changes are considered in determining the adequacy of the level of the ACL (see Note 5 to the consolidated financial statements).

TABLE 8—ACL BY SEGMENT AND CLASS

	June 30, 2025		December 31, 2024
(Dollars in thousands)	ACL	% of Loans in Each Category to Total Loans	ACL	% of Loans in Each Category to Total Loans
Commercial and industrial
Non-real estate	$162,371	25.5%	$183,743	25.7%
Owner occupied	42,399	13.4	35,177	13.8
Total commercial and industrial	204,770	38.9	218,920	39.5
Commercial real estate
Construction, acquisition and development	49,080	9.8	44,703	11.6
Income producing	84,366	19.8	64,957	17.8
Total commercial real estate	133,446	29.6	109,660	29.4
Consumer
Residential mortgages	128,826	30.9	125,464	30.4
Other consumer	7,609	0.6	6,749	0.7
Total consumer	136,435	31.5	132,213	31.1
Total	$474,651	100.0%	$460,793	100.0%

Noninterest Revenue

The Company attempts to diversify its revenue streams with noninterest revenue received from wealth management activities, mortgage banking operations, and other activities that generate fee income. The components of noninterest revenue for the periods indicated and the percentage change between the periods are shown in the following table:

TABLE 9—NONINTEREST REVENUE

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2025	2024	% Change	2025	2024	% Change
Trust and asset management income (1)	$13,227	$12,645	4.6%	$25,050	$23,967	4.5%
Investment advisory fees (1)	8,970	8,180	9.7	17,424	16,517	5.5
Brokerage and annuity fees (1)	3,101	3,181	(2.5)	6,103	6,355	(4.0)
Deposit service charges	18,061	17,652	2.3	35,797	35,989	(0.5)
Credit card, debit card and merchant fees	12,972	12,770	1.6	24,961	24,932	0.1
Mortgage banking, excluding MSR and MSR hedge market value adjustment (2)	10,734	9,875	8.7	20,477	18,991	7.8
MSR and MSR hedge market value adjustment(2)	(2,023)	(3,702)	45.4	(5,128)	(6,375)	19.6
Securities losses, net	—	(4)	—	(9)	(12)	25.0
Bank-owned life insurance (3)	6,812	4,370	55.9	12,014	8,316	44.5
Credit related fees (3)	8,091	5,091	58.9	14,167	11,299	25.4
SBA income (3)	4,272	2,235	91.1	7,834	5,534	41.6
Other miscellaneous income (3)	13,964	28,365	(50.8)	24,878	38,931	(36.1)
Total noninterest revenue	$98,181	$100,658	(2.5)%	$183,568	$184,444	(0.5)%

(1)	Included in wealth management revenue on the consolidated statements of income.
(2)	Included in mortgage banking revenue on the consolidated statements of income.
(3)	Included in other revenue on the consolidated statements of income.

Noninterest revenue for the three months ended June 30, 2025, was $98.2 million, a decrease of $2.5 million, or 2.5%, from the same period in 2024. Noninterest revenue for the six months ended June 30, 2025, was $183.6 million, a decrease of $0.9 million, or 0.5%, from the same period in 2024. The decrease in the second quarter of 2025 compared to the second quarter of 2024 resulted from a decrease in other miscellaneous income partially offset by increases in mortgage banking revenue, credit related fees, BOLI income, SBA income, and wealth management revenue.

Trust and asset management income, which consists of fee income from management of trust accounts, increased 4.6% during the second quarter of 2025 compared to the same period in 2024, and increased 4.5% during the six months ended June 30, 2025, compared to the same period in 2024. The increase in the 2025 quarter arose from an increase of 4.9% in assets under management.

Deposit service charges, which consist primarily of corporate analysis charges, overdraft fees, and other service related fees, increased 2.3% during the second quarter of 2025 compared to the same period in 2024. The increase resulted primarily from an increase of 5.2% in corporate analysis charges.

Mortgage banking revenue typically fluctuates as mortgage interest rates change and is primarily attributable to two activities - (1) the origination and sale of new mortgage loans and (2) the servicing of sold mortgage loans. Origination revenue is comprised of gains and losses from the sale of mortgage loans, origination fees, underwriting fees and other fees associated with the origination of mortgage loans. For the three months ended June 30, 2025 and 2024, mortgage loan held for sale origination volumes totaled $351.3 million and $299.6 million, respectively, which produced origination revenue of $4.4 million and $4.0 million, respectively. The increase in mortgage origination revenue also resulted from an increase of 16.3% in mortgage loans sold during the three months ended June 30, 2025 as compared to the three months ended June 30, 2024.

For the six months ended June 30, 2025 and 2024, mortgage loan held for sale origination volumes totaled $586.7 million and $522.4 million, respectively, which produced origination revenue of $7.8 million and $7.1 million, respectively. The increase in mortgage origination revenue resulted from a 9.2% increase in loans sold during the six months ended June 30, 2025, due to the same factors impacting the comparative three months periods noted previously.

Revenue from the mortgage servicing process includes fees from the actual servicing of mortgage loans. For the three months ended June 30, 2025 and 2024, servicing revenue was $6.4 million and $5.9 million, respectively. For the six months ended June 30, 2025 and 2024, servicing revenue was $12.7 million and $11.9 million, respectively. The quarterly and YTD growth in servicing revenue is primarily attributable to the 5.0% growth in the servicing portfolio from June 30, 2024, to June 30, 2025.

The Company services a class of residential mortgages that are first lien loans secured by a primary residence or second home. The MSR, which are recognized as a separate asset on the date the corresponding mortgage loan is sold on a servicing retained basis, is recorded at fair value as determined at each accounting period end. At June 30, 2025 and June 30, 2024, the estimated fair value of the MSR was $111.6 million and $113.6 million, respectively.

The Company is susceptible to significant fluctuations in MSR fair value during changing interest rate environments. The Company has an economic hedge in place on its MSR and uses various instruments (including but not limited to Treasury options, SOFR and TBA futures and forwards) to mitigate the IRR associated with the MSR. These hedging instruments are reported at fair value, with adjustments included as part of mortgage banking revenue in the consolidated statements of income. At June 30, 2025 and 2024, this economic hedge covered approximately 75.1% and 75.3%, respectively, of the MSR interest rate risk. Reflecting this sensitivity to interest rates, the fair value of the MSR, including the hedge, experienced a decrease of $2.0 million for the three months ended June 30, 2025 and a decrease of $3.7 million during the same period in 2024. For the six months ended June 30, 2025 and 2024, the fair value of the MSR, including the hedge, decreased $5.1 million and $6.4 million, respectively.

The following table presents the Company’s mortgage banking operations for the periods indicated:

TABLE 10— MORTGAGE BANKING OPERATIONS

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2025	2024	% Change	2025	2024	% Change
Production revenue:
Origination	$4,362	$3,976	9.7%	$7,765	$7,141	8.7%
Servicing	6,372	5,899	8.0	12,712	11,850	7.3
Total origination and servicing revenue	10,734	9,875	8.7	20,477	18,991	7.8
MSR and hedge market value adjustment	(2,023)	(3,702)	45.4	(5,128)	(6,375)	19.6
Total mortgage banking revenue	$8,711	$6,173	41.1%	$15,349	$12,616	21.7%

Origination of mortgage loans held for sale	$351,319	$299,552	17.3%	$586,725	$522,428	12.3%
Mortgage loans serviced at quarter-end	$8,216,970	$7,824,895	5.0%	$8,216,970	$7,824,895	5.0%

BOLI income consists of death benefits and earnings on the cash surrender value. For the second quarter of 2025 and the six months ended June 30, 2025, BOLI income increased $2.4 million and $3.7 million, respectively, from the comparable periods in 2024. These increases resulted primarily from increases in death benefits received.

Credit related fees consist of interest rate swap income, letter of credit fees, unused line fees, and arrangement fees. For the second quarter of 2025, and the six months ended June 30, 2025, credit related fees increased 58.9% and 25.4%, respectively, from the comparable periods in 2024. The primary drivers of these increases were increases in swap derivative income and in arrangement fees.

SBA income consists of gains and losses on the sale of SBA loans, servicing fees, and various fees related to processing SBA loans. SBA income increased 91.1% during the second quarter of 2025 compared to the same period in 2024 and increased 41.6% during the six months ended June 30, 2025, compared to the same periods in 2024. The increases incurred during the 2025 periods are due to increases of $26.6 million and $32.2 million in SBA loans sold during the quarter and YTD periods ended June 30, 2025, respectively. The second quarter 2025 sales increase was favorably impacted by the addition of FCB’s SBA business.

Other miscellaneous income consists of various fees, gains and losses, and other revenue. For the second quarter of 2025, and the six months ended June 30, 2025, other miscellaneous income decreased 50.8% and 36.1%, respectively, from the comparable periods in 2024. These decreases were primarily driven by the gain of $15.0 million on sales of businesses that occurred in second quarter 2024.

Noninterest Expense

The components of noninterest expense for the periods indicated and the percentage change between periods are shown in the following table:

TABLE 11—NONINTEREST EXPENSE

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2025	2024	% Change	2025	2024	% Change
Salaries and employee benefits	$157,340	$148,038	6.3%	$310,312	$304,689	1.8%
Occupancy and equipment	30,039	29,367	2.3	58,516	58,007	0.9
Data processing and software	30,701	29,467	4.2	57,833	59,494	(2.8)
Deposit insurance assessments	8,571	15,741	(45.5)	17,214	24,156	(28.7)
Amortization of intangibles	4,046	3,999	1.2	7,714	8,065	(4.4)
Merger expense	2,179	—	100.0	2,494	—	100.0
Advertising and public relations (1)	7,304	6,537	11.7	11,461	10,760	6.5
Foreclosed property expense (1)	757	515	46.9	1,621	783	107.1
Telecommunications (1)	1,330	1,441	(7.7)	2,842	2,985	(4.8)
Travel and entertainment (1)	2,829	2,549	11.0	5,266	4,785	10.1
Professional, consulting and outsourcing (1)	4,043	3,534	14.4	8,775	7,469	17.5
Legal (1)	8,111	758	NM	11,669	4,440	162.8
Postage and shipping (1)	1,797	1,622	10.8	3,571	3,827	(6.7)
Other miscellaneous expense (1)	13,816	13,129	5.2	32,924	30,444	8.1
Total noninterest expense	$272,863	$256,697	6.3%	$532,212	$519,904	2.4%

(1)	Included in other expense on the consolidated statements of income.

Noninterest expense for the three months ended June 30, 2025, was $272.9 million, an increase of $16.2 million, or 6.3%, from the same period in 2024. Noninterest expense for the six months ended June 30, 2025, was $532.2 million, an increase of $12.3 million, or 2.4%, from the same period in 2024. Both the quarter over quarter increase and the year over year increase primarily resulted from increases in salaries and employee benefits and increases in legal expenses, partially offset by a decrease in deposit insurance assessments.

Salaries and employee benefits expense was the largest category of our noninterest expense. Salaries and employee benefits increased $9.3 million for the three months ended June 30, 2025, and increased $5.6 million for the six months ended June 30, 2025, compared to the same periods in 2024. The increases resulted primarily from the addition of First Chatham in the second quarter of 2025, an increase in commissions expense associated with strong fee revenue performance and increased payroll taxes attributable to increased salaries, commissions, and incentive payments.

The components of salary and employee benefits expense for the periods indicated and the percentage change between periods are shown in the following table:

TABLE 12—SALARIES AND EMPLOYEE BENEFITS EXPENSE

	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in thousands)	2025	2024	% Change	2025	2024	% Change
Regular salaries, net of deferred salaries	$90,885	$89,486	1.6%	$185,775	$188,109	(1.2)%
Commissions and incentive compensation	38,450	33,553	14.6	67,558	61,581	9.7
Taxes and employee benefits	28,005	24,999	12.0	56,979	54,999	3.6
Total salaries and employee benefits	$157,340	$148,038	6.3%	$310,312	$304,689	1.8%

Deposit insurance assessments consist of amounts paid to the FDIC for deposit insurance which consist of both regular quarterly assessments and special assessments that are implemented by the FDIC to increase the level of the DIF. Deposit insurance premiums decreased $7.2 million for the three months ended June 30, 2025, and decreased $6.9 million for the six months ended June 30, 2025, compared to the same periods in 2024. The quarter over quarter and year over year decreases are attributable to the 2024 adjustments to the FDIC special assessment that did not repeat in 2025.

Merger expenses consists of one-time expenses related to the acquisition of another business. Merger expenses increased $2.2 million for the three months ended June 30, 2025, and increased $2.5 million for the six months ended June 30, 2025, compared to the same periods in 2024. These increases were incurred due to the recent mergers with FCB Financial and Industry.

Legal expenses consist of legal fees paid to external attorneys and accruals for the settlement of various legal matters that arise in the ordinary course of business. Legal fees increased $7.4 million for the three months ended June 30, 2025, and increased $7.2 million for the six months ended June 30, 2025, compared to the same periods in 2024. The increases resulted primarily from increases of $5.6 million and $4.7 million in legal settlements for the quarterly and year-to-date 2025 periods, respectively.

Income Taxes

The Company recorded an income tax expense of $37.8 million for the three months ended June 30, 2025, compared to $40.8 million for the same period in 2024. The decrease in tax expense in 2025 can be attributed to a reduction of excess salary disallowance.

The Company recorded an income tax expense of $73.8 million for the six months ended June 30, 2025, compared to $76.3 million for the same period in 2024. The decrease in tax expense in 2025 can be attributed to a reduction of excess salary disallowance.

The effective tax rate was 21.9% and 21.6% for the three and six months ended June 30, 2025, respectively, compared to 22.9% and 23.1% for the same periods in 2024. The decrease in the effective tax rate was the result of a reduction of excess salary disallowance and excess tax benefits from stock-based compensation.

 In August 2022, the IRA of 2022 was signed into law to address inflation, healthcare costs, climate change and renewal energy incentives, among other things. Included in the IRA of 2022 are provisions for the creation of a 15% CAMT that is effective for tax years beginning January 1, 2023 for corporations with an average annual adjusted financial statement income in excess of $1 billion. Based on information available to date, we do not anticipate that the Company will be subject to the 15% CAMT in 2025, absent any further changes in law.

In July 2025, the OBBB Act was signed into law which both extended many soon to expire provisions of the TCJA and made several additional changes to the Internal Revenue Code. The Company is currently evaluating the impact the new law may have on its consolidated financial statements.

FINANCIAL CONDITION

The percentage of earning assets to total assets measures the effectiveness of management’s efforts to invest available funds representing the most efficient and profitable uses. Earning assets at June 30, 2025 were $45.4 billion, or 90.1% of total assets, compared with $42.4 billion, or 90.1% of total assets, at December 31, 2024.

TABLE 13—FINANCIAL CONDITION SUMMARY
(In thousands)	As of and For the Six Months Ended June 30, 2025	As of and For the Year Ended December 31, 2024
Period-End Balances:
Total assets	$50,378,840	$47,019,190
Available for sale securities, at fair value	8,837,400	7,293,988
Loans and leases, net of unearned income	35,465,181	33,741,755
Total deposits	40,493,518	40,496,201
Securities sold under agreement to repurchase	21,225	23,616
Short-term FHLB borrowings	1,575,000	—
Subordinated and long-term borrowings	1,430,674	10,706
Total shareholders' equity	5,916,283	5,569,683
Common shareholders' equity	5,749,290	5,402,690
Average Balances:
Total assets	48,252,199	47,973,279
Available for sale securities, at fair value	8,062,495	7,962,869
Loans and leases, net of unearned income	34,355,873	33,107,659
Total deposits	40,124,186	38,475,929
Securities sold under agreement to repurchase	20,715	81,092
Federal funds purchased and short-term BTFP and FHLB borrowings	767,624	2,850,981
Subordinated and long-term borrowings	736,885	306,396
Total shareholders' equity	5,739,821	5,353,705
Common shareholders' equity	5,572,828	5,186,712

Securities

The Company uses its securities portfolio as a source of revenue and liquidity, and to serve as collateral to secure certain types of deposits and borrowings. These securities, which are available for possible sale, are recorded at fair value. The following table shows the carrying value of the Company’s AFS securities by investment category for the periods indicated:

TABLE 14—AVAILABLE FOR SALE SECURITIES SUMMARY

(In thousands)	June 30, 2025	December 31, 2024
Available for sale securities:
U.S. government agency securities	$266,905	$281,231
MBS issued or guaranteed by U.S. agencies
Residential pass-through:
Guaranteed by GNMA	64,464	66,581
Issued by FNMA and FHLMC	4,166,316	3,965,556
Other residential MBS	2,389,062	934,721
Commercial MBS	1,455,638	1,549,641
Total MBS	8,075,480	6,516,499
Obligations of states and political subdivisions	131,335	132,069
Corporate debt securities	45,999	47,402
Foreign debt securities	317,681	316,787
Total	$8,837,400	$7,293,988

At June 30, 2025, the Company’s AFS securities totaled $8.8 billion compared to $7.3 billion at December 31, 2024. The increase of $1.5 billion, or 21.2%, was primarily driven by the purchases of $2.0 billion of higher yielding securities during the period. The increase was offset by the maturities and paydowns of $644.1 million and the sale of $45.6 million of AFS securities during the six month period.

Net unrealized losses on AFS securities at June 30, 2025 and December 31, 2024 totaled $700.2 million and $853.7 million, respectively. At June 30, 2025, management believes that the unrealized losses are due to noncredit-related factors, such as changes in interest rates and other market conditions (see Note 3 to these unaudited consolidated financial statements).

The following table shows the maturities and weighted average yields for the carrying value of the AFS securities for the periods indicated:

TABLE 15—MATURITY DISTRIBUTION OF AFS SECURITIES

	June 30, 2025		December 31, 2024
	Estimated Fair Value	Weighted Average Yield	Estimated Fair Value	Weighted Average Yield
(Dollars in thousands)
U.S. government agency securities:
Due in one to five years	$7,057	3.39%	$8,364	3.76%
Due in five to ten years	190,089	3.65	204,624	4.10
Due after ten years	69,759	2.10	68,243	2.14
U.S. government agency securities total	266,905	3.24	281,231	3.62
Obligations of states and political subdivisions:
Due in one to five years	9,227	2.89	9,295	2.92
Due in five to ten years	15,913	2.18	15,563	2.22
Due after ten years	106,195	2.70	107,211	2.69
Obligations of states and political subdivisions total	131,335	2.65	132,069	2.66
Corporate debt securities:
Due in five to ten years	44,225	4.76	45,702	4.77
Due after ten years	1,774	4.50	1,700	4.50
Corporate debt securities total	45,999	4.75	47,402	4.76
Foreign debt securities:
Due in one to five years	88,712	3.19	87,855	3.36
Due in five to ten years	228,969	4.79	228,932	5.16
Foreign debt securities total	317,681	4.34	316,787	4.66

Total securities due in one to five years	104,996	3.18	105,514	3.35
Total securities due in five to ten years	479,196	4.25	494,821	4.59
Total securities due after ten years	177,728	2.48	177,154	2.50
MBS	8,075,480	3.41	6,516,499	2.87
Total estimated fair value	$8,837,400	3.43%	$7,293,988	2.98%

The weighted average yields reported in Table 15 have been calculated using the average daily balance of the related securities. The yields on tax-exempt obligations of states and political subdivisions have been adjusted to a taxable equivalent basis using a 21% tax rate.

Loans and Leases

The Company’s loans and leases held for investment portfolio represents the largest single component of the Company’s earning asset base. Average loans and leases comprised 78.6% and 75.9% of average earning assets during the six months ended June 30, 2025 and the year ended December 31, 2024, respectively. The Company’s lending activities include both commercial and consumer loans and leases. The Company has established systematic procedures for approving and monitoring loans and leases that vary depending on the size and nature of the loan or lease and applies these procedures in a disciplined manner. The Company also acts as agent or participant in syndications and other financing arrangements with other financial institutions. The Company’s loans and leases are widely diversified by borrower and industry. Loans and leases, net of unearned income, totaled $35.5 billion at June 30, 2025, representing a 5.1% increase from $33.7 billion at December 31, 2024.

The following table shows the composition of the Company’s loan and lease portfolio by segment and class at the dates indicated:

TABLE 16—LOANS AND LEASES PORTFOLIO

(In thousands)	June 30, 2025	December 31, 2024
Commercial and industrial
Non-real estate	$9,049,094	$8,670,529
Owner occupied	4,762,408	4,665,015
Total commercial and industrial	13,811,502	13,335,544
Commercial real estate
Construction, acquisition and development	3,464,124	3,909,184
Income producing	7,025,539	6,015,773
Total commercial real estate	10,489,663	9,924,957
Consumer
Residential mortgages	10,951,618	10,267,883
Other consumer	212,398	213,371
Total consumer	11,164,016	10,481,254
Total loans and leases, net of unearned income (1) (2)	$35,465,181	$33,741,755

(1)	Total loans and leases are net of $23.9 million and $21.4 million of unearned income at June 30, 2025 and December 31, 2024, respectively.
(2)	Total loans and leases include $382.6 million of FCB loans acquired on May 1, 2025. See Note 2 to the unaudited consolidated financial statements for additional details.

The following table shows the Company’s loan and lease portfolio by segment and class at the dates indicated by geographical location.

TABLE 17—LOANS AND LEASES BY GEOGRAPHICAL LOCATION

	June 30, 2025
(In thousands)	Alabama	Arkansas	Florida	Georgia	Louisiana	Mississippi	Missouri	Tennessee	Texas	Other	Total
Commercial and industrial
Non-real estate	$461,841	$150,416	$578,930	$463,910	$380,995	$566,433	$73,659	$335,082	$3,560,172	$2,477,656	$9,049,094
Owner occupied	327,424	247,534	306,486	412,620	288,772	591,957	99,690	157,107	1,861,471	469,347	4,762,408
Total commercial and industrial	789,265	397,950	885,416	876,530	669,767	1,158,390	173,349	492,189	5,421,643	2,947,003	13,811,502
Commercial real estate
Construction, acquisition and development	223,889	67,466	234,381	359,066	60,759	167,989	39,054	179,527	1,671,287	460,706	3,464,124
Income producing	475,388	278,193	673,011	1,021,286	229,432	415,358	220,172	327,886	2,459,308	925,505	7,025,539
Total commercial real estate	699,277	345,659	907,392	1,380,352	290,191	583,347	259,226	507,413	4,130,595	1,386,211	10,489,663
Consumer
Residential mortgages	1,324,421	451,893	720,256	526,537	494,173	1,253,916	231,680	864,729	4,816,298	267,715	10,951,618
Other consumer	27,540	18,585	5,066	9,182	10,739	84,064	1,353	16,712	33,853	5,304	212,398
Total consumer	1,351,961	470,478	725,322	535,719	504,912	1,337,980	233,033	881,441	4,850,151	273,019	11,164,016
Total	$2,840,503	$1,214,087	$2,518,130	$2,792,601	$1,464,870	$3,079,717	$665,608	$1,881,043	$14,402,389	$4,606,233	$35,465,181

	December 31, 2024
(In thousands)	Alabama	Arkansas	Florida	Georgia	Louisiana	Mississippi	Missouri	Tennessee	Texas	Other	Total
Commercial and industrial
Non-real estate	$413,359	$169,534	$532,224	$446,812	$371,543	$536,651	$64,846	$399,346	$3,478,755	$2,257,459	$8,670,529
Owner occupied	337,580	253,538	308,545	400,342	298,787	624,950	107,443	159,058	1,708,113	466,659	4,665,015
Total commercial and industrial	750,939	423,072	840,769	847,154	670,330	1,161,601	172,289	558,404	5,186,868	2,724,118	13,335,544
Commercial real estate
Construction, acquisition and development	230,810	65,358	438,173	543,249	36,194	169,336	45,690	180,566	1,656,715	543,093	3,909,184
Income producing	437,146	259,767	477,493	613,337	226,849	424,078	204,119	319,560	2,298,344	755,080	6,015,773
Total commercial real estate	667,956	325,125	915,666	1,156,586	263,043	593,414	249,809	500,126	3,955,059	1,298,173	9,924,957
Consumer
Residential mortgages	1,300,485	425,602	709,335	449,117	478,947	1,214,542	210,712	796,490	4,436,803	245,850	10,267,883
Other consumer	27,186	17,653	5,002	7,817	10,653	86,059	1,322	16,668	36,559	4,452	213,371
Total consumer	1,327,671	443,255	714,337	456,934	489,600	1,300,601	212,034	813,158	4,473,362	250,302	10,481,254
Total	$2,746,566	$1,191,452	$2,470,772	$2,460,674	$1,422,973	$3,055,616	$634,132	$1,871,688	$13,615,289	$4,272,593	$33,741,755

Loans Acquired in Mergers and Acquisitions

In connection with past bank acquisitions, the Company acquired loans both with and without evidence of credit quality deterioration since origination. Acquired loans are recorded at their fair value at the time of acquisition with no carryover from the acquired institution’s previously recorded ACL.

Fair values for loans were estimated based on a discounted cash flow methodology (income approach) that considered factors including loan type and related collateral, classification status, remaining term of the loan (in months), fixed or variable interest rate, past delinquencies, timing of principal and interest payments, current market rates, LTV, and current discount rates. The discount rate did not include an explicit factor for credit losses, as it was included as a reduction to the estimated cash flows. Large loans were specifically reviewed to evaluate credit risk. The resulting fair value adjustment is recorded in the form of a premium or discount to the unpaid principal balance of each acquired loan. As it relates to acquired loans that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination (“PCD”), the net premium or net discount is adjusted to reflect the Company’s ACL recorded for PCD loans at the time of acquisition, and the remaining fair value adjustment not related to credit is accreted or amortized into interest income over the remaining life of the loan. As it relates to acquired loans not classified as PCD (“non-PCD”) loans, the credit loss and yield components of the fair value adjustment are aggregated, and the resulting net premium or net discount is accreted or amortized into interest income over the remaining life of the loan. The Company records an ACL for non-PCD loans at the time of acquisition through provision expense, and therefore, no further adjustments are made to the net premium or net discount for non-PCD loans. For the three and six months ended June 30, 2025, the Company’s ACL recorded for acquired PCD and non-PCD loans was $8.1 million and $4.2 million, respectively, due to the FCB acquisition. The book value of the acquired loans was $387.3 million.

In addition, a grade is assigned to each loan during the valuation process. For acquired loans that are not individually reviewed during the valuation process, such loans are assumed to have characteristics similar to the assigned rating of the acquired institution’s risk rating, adjusted for any estimated differences between the Company’s rating methodology and the acquired institution’s risk rating methodology. Acquired loans that are individually evaluated at the acquisition date are assigned a specific reserve in the same manner as other loans individually evaluated and are assigned an internal grade representing PCD with Loss Exposure.

The following is a discussion of the Company’s segments and classes of loans and leases:

Commercial and Industrial

Non-Real Estate – The Company engages in lending to small and medium-sized business enterprises and government entities through its community banking locations and to regional and national business enterprises through its corporate banking division. C&I loans are loans and leases to finance business operations, equipment and owner-occupied facilities. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal and/or corporate guarantees are generally obtained where available and prudent. Also included in this category are loans to finance agricultural production. The Company recognizes that risk from economic cycles, commodity prices, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, fraud, losses due to theft or embezzlement, loss of sponsor support, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans. In addition, risks in the agricultural sector including crop failures due to weather, insects and other blights, commodity prices, governmental intervention, lawsuits, labor or logistical disruptions. Non-real estate loans increased 4.4% from December 31, 2024 to June 30, 2025.

Owner Occupied – Owner occupied loans include loans secured by business facilities to finance business operations, equipment, agricultural land and owner-occupied facilities. These include both lines of credit and term loans which are amortized over the useful life of the assets financed. Personal guarantees are generally obtained where available and prudent. The Company recognizes that risk from economic cycles, government regulation, supply-chain disruptions, product innovations or obsolescence, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans. Owner occupied loans increased 2.1% from December 31, 2024 to June 30, 2025.

Commercial Real Estate

Construction, Acquisition and Development – CAD loans include both term loans and credit lines for construction of commercial, industrial, residential, and multi-family buildings and for purchasing, carrying, and developing land into residential subdivisions or various types of commercial developments, such as industrial, warehouse, retail, office, and multi-family. The Company generally engages in construction and development lending primarily in markets served by its branches. The Company recognizes that risks are inherent in the financing of real estate development and construction. These risks include location, market conditions and price volatility, changes in interest rates, demand for developed land, lots and buildings, desirability of features and styling of completed developments and buildings, competition from other developments and builders, traffic patterns, remote work patterns, governmental jurisdiction, tax structure, availability of utilities, roads, public transportation and schools, availability of permanent financing for homebuyers, zoning, environmental restrictions, lawsuits, economic and business cycle, or labor and reputation of the builder or developer. CAD loans decreased 11.4% from December 31, 2024 to June 30, 2025.

Each CAD loan is underwritten to address: (i) the desirability of the project, its market viability and projected absorption period; (ii) the credit worthiness of the borrower and the guarantor, if applicable, as to liquidity, cash flow and assets available to ensure performance of the loan; (iii) equity contribution to the project; (iv) the developer’s experience and success with similar projects; and (ev) the value of the collateral.

Income Producing – Income producing loans include loans to finance income-producing commercial and multi-family properties. Lending in this category is generally limited to properties located in the Company’s market area with only limited exposure to properties located elsewhere. Loans in this category include loans for neighborhood retail centers, medical and professional offices, single retail stores, warehouses and apartments leased generally to local businesses and residents. The underwriting of these loans takes into consideration the occupancy and rental rates as well as the financial health of the borrower. The Company’s exposure to national retail tenants is limited. The Company recognizes that risk from economic cycles, delayed or missed rent payments, supply-chain disruptions, operational errors, lawsuits, natural disasters, losses due to theft or embezzlement, health or loss of key personnel, or competitive situations may adversely affect the scheduled repayment of business loans. Income producing loans increased 16.8% from December 31, 2024 to June 30, 2025.

Consumer

Residential Mortgages – Consumer mortgages are first or second-lien loans to consumers secured by a primary residence or second home. This category includes traditional mortgages and home equity loans and revolving lines of credit. The loans are generally secured by properties located primarily in markets served by the Company’s branches. These loans are underwritten in accordance with the Company’s general loan policy and procedures which require, among other things, proper documentation of each borrower’s financial condition, satisfactory credit history, and property value. In addition to loans originated for the Company’s portfolio, the Company originates and services consumer mortgages sold in the secondary market which are underwritten and closed pursuant to investor and agency guidelines. Residential mortgages increased 6.7% from December 31, 2024 to June 30, 2025.

Other Consumer – Other consumer lending includes consumer credit card accounts as well as personal revolving lines of credit and installment loans. The Company offers credit cards primarily to its deposit and loan customers. Consumer installment loans include term loans of up to five years secured by automobiles, boats and recreational vehicles. The Company recognizes that there are risks in consumer lending, which include interruptions in the borrower’s personal and investment income due to loss of employment, market conditions, and general economic conditions, deterioration in the health and well being of the borrower and family members, natural disasters, lawsuits, losses, or inability to generate income due to injury, accidents, theft, vandalism, or incarceration. Other consumer loans decreased 0.5% from December 31, 2024 to June 30, 2025.

Selected Loan Maturity and Interest Rate Sensitivity

The maturity distribution of the Company’s loan portfolio is one factor in management’s evaluation of the risk characteristics of the loan and lease portfolio. The interest rate sensitivity of the Company’s loan and lease portfolio is important in the management of net interest margin. The Company attempts to manage the relationship between the interest rate sensitivity of its assets and liabilities to produce an effective interest differential that is not significantly impacted by changes in the level of interest rates (See - Quantitative and Qualitative Disclosures About Market Risk). The following table shows the maturity distribution based on remaining maturities of the Company’s loan and lease portfolio and the interest rate sensitivity of the Company’s loans and leases maturing after one year at June 30, 2025:

TABLE 18—INTEREST RATE SENSITIVITY OF LOANS AND LEASES

	June 30,2025
					Rate Structure for Loans Maturing Over One Year
(In thousands)	One Year or Less	Over One Year through Five Years	Over Five Years through Fifteen Years	Over Fifteen Years	Fixed Interest Rate	Variable Interest Rate
Commercial and industrial
Non-real estate	$1,719,741	$5,913,609	$1,338,048	$77,696	$880,636	$6,448,717
Owner occupied	273,756	1,073,928	1,808,322	1,606,402	1,450,607	3,038,045
Total commercial and industrial	1,993,497	6,987,537	3,146,370	1,684,098	2,331,243	9,486,762
Commercial real estate
Construction, acquisition and development	1,321,746	788,888	592,584	760,906	285,510	1,856,868
Income producing	1,479,529	1,878,945	1,096,863	2,570,202	926,291	4,619,719
Total commercial real estate	2,801,275	2,667,833	1,689,447	3,331,108	1,211,801	6,476,587
Consumer
Residential mortgages	179,330	260,963	1,076,198	9,435,127	4,156,462	6,615,826
Other consumer	39,262	161,183	11,279	674	78,447	94,689
Total consumer	218,592	422,146	1,087,477	9,435,801	4,234,909	6,710,515
Total	$5,013,364	$10,077,516	$5,923,294	$14,451,007	$7,777,953	$22,673,864

Loans Held-for-Sale

At June 30, 2025 and December 31, 2024, loans held for sale totaled $272.1 million and $244.2 million, respectively. Included in loans held for sale are loans sold to GNMA with an option to repurchase, totaling $62.9 million and $69.0 million at June 30, 2025 and December 31, 2024, respectively. The Company records the GNMA loans at fair value on the consolidated balance sheets with a corresponding liability. GNMA optional repurchase programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria (90 days or more past due) from the securitized loan pool for which the institution provides servicing. At the servicer’s option and without GNMA’s prior authorization, the servicer may repurchase such a delinquent loan for an amount equal to 100% of the remaining principal balance of the loan. Under ASC 860, this buyback option is considered a conditional option until the delinquency criteria are met, at which time the option becomes unconditional. When the Company is deemed to have regained effective control over these loans under the unconditional buyback option, the loans can no longer be reported as sold and must be brought back onto the consolidated balance sheet as loans held for sale, regardless of whether the Company intends to exercise the buy-back option. These GNMA loans are not included in the NPL totals (See Table 19).

Asset Quality

Nonperforming Assets

NPA consists of NPL, OREO, and other repossessed assets. The decrease from December 31, 2024 to June 30, 2025 in NPA was driven by the decrease of $33.4 million, or 12.6%, in nonaccrual loans and leases (See Tables 20 and 21). The majority of the decrease in nonaccrual loans and leases was located in the C&I non-real estate and CRE income producing segments. The decrease was partially offset by the increase of $9.8 million, or 171.1%, in foreclosed OREO and other NPA. NPA were as follows as of each period presented:

TABLE 19—NONPERFORMING ASSETS

(Dollars in thousands)	June 30, 2025	December 31, 2024
Total NPL(1)	$231,243	$264,692
Foreclosed OREO and other NPA	15,599	5,754
Total NPA	$246,842	$270,446
NPL to total loans and leases	0.65%	0.78%
NPA to total assets	0.49%	0.58%

GNMA loans 90 or more days past due eligible for repurchase	$62,947	$68,993

Government guaranteed portion of nonaccrual loans and leases covered by the SBA, FHA, VA or USDA	$94,046	$89,906

Loans and leases 90+ days past due, still accruing	$5,208	$13,126

(1)	See Tables 20 and 21 for more information regarding NPL.

Nonperforming Loans

NPL consist of nonaccrual loans and leases. The Company’s policy provides that loans and leases are generally placed in nonaccrual status if, in management’s opinion, payment in full of principal or interest is not expected or payment of principal or interest is more than 90 days past due for commercial loans and 120 days past due for consumer loans, unless the loan or lease is both well-secured and in the process of collection. NPL decreased 12.6% at June 30, 2025, compared to December 31, 2024. NPL as a percentage of net loans and leases decreased from 0.8% at December 31, 2024 to 0.7% at June 30, 2025. NPL trends decreased during the first half of 2025, primarily due to the charge-off of two asset-based lending credits. With the current forecast, the Company expects a moderate correlation between NPL trends and provision amounts.

Included in NPL at June 30, 2025 were loans of $44.9 million that are individually analyzed collateral-dependent loans for which a specific provision has been considered to address the unsupported exposure. Collateral-dependent loans are typically assigned an internal rating of impaired or PCD (loss). However, additional risk ratings can be used as needed to align with regulatory definitions. PCD (loss) represent loans with evidence of deterioration of credit quality since origination that are acquired, and for which it was probable, at acquisition, that the bank will be unable to collect all contractually required payments. At June 30, 2025, $36.5 million of nonperforming collateral-dependent loans for which a specific provision has been considered were rated as impaired and $8.4 million were rated as doubtful. Nonperforming collateral-dependent loans had a specific reserve of $11.0 million included in the total ACL of $474.7 million at June 30, 2025, and were net of $23.7 million in partial charge-downs previously taken on these impaired loans. At June 30, 2025, there were no net partial charge-downs previously taken on PCD (loss) loans.

NPL at December 31, 2024 included $75.8 million of nonperforming collateral-dependent loans that had a specific reserve of $16.9 million included in the ACL of $460.8 million at December 31, 2024, and were net of $1.9 million in partial charge-downs previously taken on these impaired loans. Included in the $75.8 million of nonperforming collateral-dependent loans at December 31, 2024 were $67.1 million rated as impaired and $8.7 million rated as doubtful. At December 31, 2024, there were no net partial charge-downs previously taken on PCD (loss) loans.

The following table presents the Company’s NPL by geographical location at the dates indicated:

TABLE 20—NONPERFORMING LOANS AND LEASES BY GEOGRAPHICAL LOCATION

	June 30, 2025			December 31, 2024
(Dollars in thousands)	Amortized Cost	Total NPL	NPL as a % of Amortized Cost	Amortized Cost	Total NPL	NPL as a % of Amortized Cost
Alabama	$2,840,503	$24,349	0.86%	$2,746,566	$22,394	0.82%
Arkansas	1,214,087	5,066	0.42	1,191,452	2,292	0.19
Florida	2,518,130	16,210	0.64	2,470,772	30,380	1.23
Georgia	2,792,601	14,153	0.51	2,460,674	17,245	0.70
Louisiana	1,464,870	3,468	0.24	1,422,973	5,669	0.40
Mississippi	3,079,717	15,281	0.50	3,055,616	13,702	0.45
Missouri	665,608	2,701	0.41	634,132	3,359	0.53
Tennessee	1,881,043	19,227	1.02	1,871,688	17,672	0.94
Texas	14,402,389	66,067	0.46	13,615,289	69,985	0.51
Other	4,606,233	64,721	1.41	4,272,593	81,994	1.92
Total	$35,465,181	$231,243	0.65%	$33,741,755	$264,692	0.78%

The following table provides additional details related to the Company’s loan and lease portfolio and the distribution of NPL by segment and class at the dates indicated:

TABLE 21—NONPERFORMING LOANS AND LEASES BY SEGMENT AND CLASS

	June 30, 2025			December 31, 2024
(Dollars in thousands)	Amortized Cost	Total NPL	NPL as a % of Amortized Cost	Amortized Cost	Total NPL	NPL as a % of Amortized Cost
Commercial and industrial
Non-real estate	$9,049,094	$123,960	1.37%	$8,670,529	$145,115	1.67%
Owner occupied	4,762,408	18,158	0.38	4,665,015	16,904	0.36
Total commercial and industrial	13,811,502	142,118	1.03	13,335,544	162,019	1.21
Commercial real estate
Construction, acquisition and development	3,464,124	9,307	0.27	3,909,184	8,600	0.22
Income producing	7,025,539	4,379	0.06	6,015,773	18,542	0.31
Total commercial real estate	10,489,663	13,686	0.13	9,924,957	27,142	0.27
Consumer
Residential mortgages	10,951,618	75,076	0.69	10,267,883	75,287	0.73
Other consumer	212,398	363	0.17	213,371	244	0.11
Total consumer	11,164,016	75,439	0.68	10,481,254	75,531	0.72
Total	$35,465,181	$231,243	0.65%	$33,741,755	$264,692	0.78%

The following table provides details regarding the aging of the Company’s NPL by segment and class at the dates indicated:

TABLE 22—AGING OF NONACCRUAL LOANS AND LEASES

	June 30, 2025
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Nonaccrual
Commercial and industrial
Non-real estate	$1,161	$193	$81,467	$82,821	$41,139	$123,960
Owner occupied	1,510	103	13,517	15,130	3,028	18,158
Total commercial and industrial	2,671	296	94,984	97,951	44,167	142,118
Commercial real estate
Construction, acquisition and development	—	290	8,483	8,773	534	9,307
Income producing	—	118	4,261	4,379	—	4,379
Total commercial real estate	—	408	12,744	13,152	534	13,686
Consumer
Residential mortgages	8,177	8,238	48,367	64,782	10,294	75,076
Other consumer	46	22	231	299	64	363
Total consumer	8,223	8,260	48,598	65,081	10,358	75,439
Total	$10,894	$8,964	$156,326	$176,184	$55,059	$231,243

	December 31, 2024
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total Past Due	Current	Total Nonaccrual
Commercial and industrial
Non-real estate	$1,943	$357	$93,758	$96,058	$49,057	$145,115
Owner occupied	574	50	16,280	16,904	—	16,904
Total commercial and industrial	2,517	407	110,038	112,962	49,057	162,019
Commercial real estate
Construction, acquisition and development	—	21	8,579	8,600	—	8,600
Income producing	—	246	12,193	12,439	6,103	18,542
Total commercial real estate	—	267	20,772	21,039	6,103	27,142
Consumer
Residential mortgages	5,379	7,656	56,829	69,864	5,423	75,287
Other consumer	13	28	153	194	50	244
Total consumer	5,392	7,684	56,982	70,058	5,473	75,531
Total	$7,909	$8,358	$187,792	$204,059	$60,633	$264,692

OREO and Repossessed Assets

OREO consists of properties acquired through foreclosure. Repossessed assets consist of non-real estate assets acquired in partial or full settlement of loans. OREO and repossessed assets totaled $15.6 million and $5.8 million at June 30, 2025 and December 31, 2024, respectively. The increase of $9.8 million, or 171.1%, was primarily the result of increased OREO activity of $13.6 million, and the FCB acquisition of $1.6 million, partially offset by sales of $4.8 million during the six months ended June 30, 2025. The main types of OREO acquired during the period were CRE and residential mortgages.

Because a portion of the Company’s NPL have been determined to be collateral-dependent, management expects the resolution of a significant number of these loans may necessitate foreclosure proceedings resulting in further additions to OREO. At June 30, 2025, residential mortgages in process of foreclosure increased to $14.4 million compared to $19.7 million at December 31, 2024.

At the time of foreclosure, the fair value of the collateral for loans backed by real estate is typically determined by an appraisal performed by a third-party appraiser holding professional certifications. Such appraisals are then reviewed and evaluated by the Company’s internal appraisal group. A market value appraisal using a 180-360-day marketing period is typically ordered and the OREO is recorded at the time of foreclosure at its market value less estimated selling costs. For residential subdivisions that are not completed, the appraisals reflect the uncompleted status of the subdivision.

Since OREO is carried at the lower of cost or fair value less estimated selling costs on an ongoing basis, new appraisals are generally obtained on at least an annual basis and the OREO carrying values are adjusted accordingly. The type of appraisals typically used for these periodic reappraisals are “Restricted Use Appraisals,” meaning the appraisal is for client use only. Other indications of fair value are also used to attempt to ensure that OREO is carried at fair value. These include listing the property with a broker and acceptance of an offer to purchase from a third-party. If an OREO property is listed with a broker at an amount less than the current carrying value, the carrying value is adjusted to reflect the list price less estimated selling costs and if an offer to purchase is accepted at a price less than the current carrying value, the carrying value is adjusted to reflect that sales price, less estimated selling costs. The majority of the properties in OREO are actively marketed using a combination of real estate brokers, bank staff who are familiar with the particular properties and/or third parties.

Financial Difficulty Modifications

In March 2022, the FASB issued ASU No. 2022-02, eliminating the recognition and measurement guidance on TDRs for creditors that have adopted ASC 326 and requiring them to make enhanced disclosures about loan modifications for borrowers experiencing financial difficulty. The guidance became effective for Cadence beginning January 1, 2023, and was adopted via the modified retrospective transition method.

With the removal of the TDR accounting model, the general loan modification guidance in Subtopic 310-20 is now applied to all loan modifications, including modifications made for borrowers experiencing financial difficulty. Under this guidance, a modification is treated as a new loan only if both: 1) the terms of the new loan are at least as favorable to the lender as the terms for comparable loans to other customers with similar collection risks, and 2) modifications to the terms of the original loan are more than minor. If either condition is not met, the modification is accounted for as the continuation of the old loan with any effect of the modification treated as a prospective adjustment to the loan’s EIR. Modifications in scope for borrowers experiencing financial difficulty may include principal forgiveness, other-than-insignificant payment delay, interest rate reduction, or a combination of modifications. During the six months ended June 30, 2025, the most common individual concessions were related to term extensions and payment deferrals. Other concessions included interest rate reductions.

At June 30, 2025, loans that were modified within the past six months for borrowers experiencing financial difficulty totaled $87.5 million, or 0.3%, of total loans and leases, net of unearned income. Loans are considered to be in payment default at 90 or more days past due for purposes of assessing modified loans for default. See Note 4 to the consolidated financial statements for additional information for these loans.

Loan Concentrations

At June 30, 2025, the Company did not have any concentration of loans or leases in excess of 10% of total loans and leases outstanding which were not otherwise disclosed as a category of loans or leases. Loan concentrations are considered to exist when there are amounts loaned to multiple borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. The Company conducts business in a geographically concentrated area and has a significant amount of loans secured by real estate to borrowers in varying activities and businesses but does not consider these factors alone in identifying loan concentrations. The ability of the Company’s borrowers to repay loans is somewhat dependent upon the economic conditions prevailing in the Company’s market areas.

Internally Assigned Grades on Loans

The Company utilizes an internal loan classification system that is updated to perpetually grade loans according to certain credit quality indicators. These credit quality indicators include, but are not limited to, recent credit performance, delinquency, liquidity, cash flows, debt coverage ratios, collateral type and loan-to-value ratio. See Note 4 to the consolidated financial statements.

The following table provides details of the Company’s loan and lease portfolio by segment, class, and internally assigned grade at the dates indicated:

TABLE 23—GRADES ON LOANS AND LEASES

	June 30, 2025
(In thousands)	Pass	Special Mention (1)	Substandard (1)	Doubtful	Impaired (1)	PCD (Loss) (1)	Total
Commercial and industrial
Non-real estate	$8,516,718	$157,279	$344,254	$8,369	$19,112	$3,362	$9,049,094
Owner occupied	4,719,527	7,886	28,021	—	6,974	—	4,762,408
Total commercial and industrial	13,236,245	165,165	372,275	8,369	26,086	3,362	13,811,502
Commercial real estate
Construction, acquisition and development	3,452,247	1,634	4,400	—	5,843	—	3,464,124
Income producing	6,776,961	53,088	188,979	—	2,218	4,293	7,025,539
Total commercial real estate	10,229,208	54,722	193,379	—	8,061	4,293	10,489,663
Consumer
Residential mortgages	10,847,867	9,008	89,257	—	4,075	1,411	10,951,618
Other consumer	211,722	—	676	—	—	—	212,398
Total consumer	11,059,589	9,008	89,933	—	4,075	1,411	11,164,016
Total	$34,525,042	$228,895	$655,587	$8,369	$38,222	$9,066	$35,465,181

(1)
In the loan classifications above, $7.9 million of the special mention balance, $106.0 million of the substandard balance, $8.3 million of the impaired balance, and $3.5 million of the PCD (Loss) balance are covered by government guarantees from either the SBA, FHA, VA and USDA.

	December 31, 2024
(In thousands)	Pass	Special Mention (1)	Substandard (1)	Doubtful	Impaired (1)	PCD (Loss) (1)	Total
Commercial and industrial
Non-real estate	$8,208,176	$106,996	$311,096	$8,743	$31,996	$3,522	$8,670,529
Owner occupied	4,610,775	815	41,363	—	10,968	1,094	4,665,015
Total commercial and industrial	12,818,951	107,811	352,459	8,743	42,964	4,616	13,335,544
Commercial real estate
Construction, acquisition and development	3,896,856	—	12,262	—	66	—	3,909,184
Income producing	5,850,702	5,094	144,084	—	15,893	—	6,015,773
Total commercial real estate	9,747,558	5,094	156,346	—	15,959	—	9,924,957
Consumer
Residential mortgages	10,167,830	891	89,597	—	8,154	1,411	10,267,883
Other consumer	212,865	—	506	—	—	—	213,371
Total consumer	10,380,695	891	90,103	—	8,154	1,411	10,481,254
Total	$32,947,204	$113,796	$598,908	$8,743	$67,077	$6,027	$33,741,755

(1)	In the loan classifications above, $99.0 million of the substandard balance and $11.1 million of the impaired balance are covered by government guarantees from either the SBA, FHA, VA and USDA.

The following tables provides details regarding the aging of the Company’s loan and lease portfolio by internally assigned grade at the dates indicated:

TABLE 24—AGING BY GRADE ON LOANS AND LEASES

	June 30, 2025
(In thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total
Pass	$34,415,582	$82,990	$26,007	$463	$34,525,042
Special Mention (1)	226,291	2,604	—	—	228,895
Substandard (1)	433,463	62,922	19,178	140,024	655,587
Doubtful	8,369	—	—	—	8,369
Impaired (1)	14,535	985	1,657	21,045	38,222
PCD (Loss) (1)	7,655	—	1,411	—	9,066
Total	$35,105,895	$149,501	$48,253	$161,532	$35,465,181

(1)
In the loan classifications above, $7.9 million of the special mention balance, $106.0 million of the substandard balance, $8.3 million of the impaired balance, and $3.5 million of the PCD (Loss) balance are covered by government guarantees from either the SBA, FHA, VA and USDA.

	December 31, 2024
(In thousands)	Current	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	Total
Pass	$32,857,689	$65,955	$22,789	$771	$32,947,204
Special Mention	113,796	—	—	—	113,796
Substandard (1)	368,636	24,685	40,707	164,880	598,908
Doubtful	8,743	—	—	—	8,743
Impaired (1)	29,908	1,904	—	35,265	67,077
PCD (Loss)	4,932	1,095	—	—	6,027
Total	$33,383,704	$93,639	$63,496	$200,916	$33,741,755

(1)	In the loan classifications above, $99.0 million of the substandard balance and $11.1 million of the impaired balance is covered by government guarantees from the SBA, FHA, VA and USDA.

At June 30, 2025, loans in pass, special mention, substandard, and PCD (loss) grade categories increased while loans in doubtful and impaired grade categories decreased compared to December 31, 2024. Pass loans increased $1.6 billion, or 4.8%, compared to December 31, 2024. The increase in pass was seen across all loan categories except for decreases in CAD and other consumer loans. Special mention loans increased $115.1 million, or 101.1%, compared to December 31, 2024. The increase in special mention was mainly driven by increases in C&I non-real estate and CRE income producing loans. Substandard loans increased $56.7 million, or 9.5%, at June 30, 2025 compared to December 31, 2024. The increase in substandard was mainly driven by the increase in C&I non-real estate and CRE income producing loans, somewhat offset by a slight decrease in CAD and C&I owner occupied loans. PCD (loss) loans increased $3.0 million, or 50.4%, compared to December 31, 2024. The increase in PCD (loss) was driven by the FCB acquisition, which included $4.3 million in PCD (loss) loans, somewhat offset by a decrease in C&I owner occupied loans. Impaired loans decreased $28.9 million, or 43.0%, at June 30, 2025 compared to December 31, 2024. The decrease in impaired was primarily driven by a decrease in C&I non-real estate and CRE income producing loans, slightly offset by an increase in CAD loans. The Company has maintained stable credit results while continuing to grow loans. Of total loans and leases, 99.0% were current on their contractual payments at June 30, 2025.

Collateral for some of the Company’s loans and leases is subject to fair value estimates that can fluctuate with market conditions and other external factors. In addition, while the Company has certain underwriting obligations related to such estimates, the estimates of some real property and other collateral are dependent upon third-party independent appraisers employed as independent contractors of the Company.

Deposits

Deposits originating within the communities served by the Company continue to be the Company’s primary source of funding its earning assets. The Company has been able to compete effectively for deposits in its primary market areas, while continuing to manage the exposure to higher interest rates. The distribution and market share of deposits by type of deposit and by type of depositor are important considerations in the Company's assessment of the stability of its funding sources and its access to additional funds. Furthermore, management shifts the mix and maturity of the deposits depending on economic conditions and loan and investment policies in an attempt, within set policies, to minimize cost and maximize net interest margin.

The following table presents the Company’s deposits and the percentage change between the periods indicated:

TABLE 25—SUMMARY OF DEPOSITS

(Dollars in thousands)	June 30, 2025	December 31, 2024	% Change
Noninterest bearing demand deposits	$9,154,050	$8,591,805	6.5%
Interest bearing demand and money market deposits	18,936,579	19,345,114	(2.1)
Savings	2,641,482	2,588,406	2.1
Time deposits	9,761,407	9,970,876	(2.1)
Total deposits	$40,493,518	$40,496,201	—%

Total deposits experienced a decrease of $2.7 million at June 30, 2025, compared to December 31, 2024 due to decreases in brokered deposits and public funds, partially offset by an increase in core customer deposits (which excludes brokered deposits and public funds). Brokered deposits were $1.5 billion at June 30, 2025, a decrease of $636.0 million, or 30.4%, compared to December 31, 2024. This decrease is primarily the result of the Company’s decision to lower the brokered deposit levels in favor of short and long term FHLB borrowings. Total public funds balances were $3.8 billion at June 30, 2025, a decrease of $254.0 million, or 6.2%, compared to December 31, 2024. This decrease is primarily the result of the seasonality of cash collections and disbursements by the various municipalities. Core customer deposit balances were $35.2 billion at June 30, 2025, an increase of $887.5 million, or 2.6%, compared to December 31, 2024. This increase was primarily due to the acquisition of FCB, which added $523.6 million of deposits in the second quarter of 2025. See Note 2 for further details. Noninterest bearing demand deposits increased $562.2 million, or 6.5%, at June 30, 2025 compared to December 31, 2024. Time deposits decreased $209.5 million, or 2.1%, at June 30, 2025 compared to December 31, 2024 due in part to a decrease of $449.8 million in brokered time deposits offset by an increase of $228.5 million in core customer and public funds time deposits.

The following table presents the classification of the Company’s deposits on an average basis for each of the periods indicated:

TABLE 26—AVERAGE BALANCE AND YIELD ON DEPOSITS

	Three Months Ended June 30,
	2025		2024
(Dollars in thousands)	Average Amount	Average Rate	Average Amount	Average Rate
Noninterest bearing demand deposits	$8,494,542	—%	$8,757,029	—%
Interest bearing demand deposits	18,799,895	2.69	18,770,093	3.13
Savings	2,646,190	0.57	2,652,019	0.57
Time	9,956,973	3.98	7,920,946	4.53
Total deposits	$39,897,600		$38,100,087

	Six Months Ended June 30,
	2025		2024
(Dollars in thousands)	Average Amount	Average Rate	Average Amount	Average Rate
Noninterest bearing demand deposits	$8,417,406	—%	$8,914,824	—%
Interest bearing demand deposits	19,112,399	2.69	19,036,969	3.12
Savings	2,626,885	0.57	2,674,236	0.57
Time	9,967,496	4.04	7,634,651	4.47
Total deposits	$40,124,186		$38,260,680

Uninsured deposits are defined as the portion of deposit accounts in U.S. offices that exceed the FDIC insurance limit and amounts in any other uninsured investment or deposit account that are classified as deposits and are not subject to any federal or state deposit insurance regimes. The uninsured portion of public funds owned by municipal and state government entities are collateralized by the Company with investment securities and custodial letters of credit from the FHLB of Dallas. The following table segregates our deposits by deposit insurance categories.

TABLE 27—ESTIMATED TOTAL INSURED AND UNINSURED DEPOSITS

(In thousands)	June 30, 2025	December 31, 2024
FDIC insured	$25,434,979	$25,840,309
Collateralized (uninsured)	3,666,174	3,901,677
Uninsured (excluding collateralized)	11,392,365	10,754,215
Total deposits	$40,493,518	$40,496,201

The Company’s estimated uninsured time deposits at June 30, 2025 had maturities as follows:

TABLE 28—MATURITY OF UNINSURED TIME DEPOSITS

(In thousands)	Amount
Three months or less	$507,555
Over three months through six months	679,513
Over six months through twelve months	570,699
Over twelve months	93,678
Total	$1,851,445

Borrowings

Short-term Borrowings

The Company has several types of available short-term borrowing arrangements including Federal funds purchased, securities sold under agreements to repurchase, short-term FHLB borrowings and the Federal Reserve discount window. Federal funds purchased are unsecured lines, while the rest of these types of borrowings are collateralized by investment securities and loans. At June 30, 2025 and December 31, 2024, the Company had total short-term borrowings of $1.6 billion with a weighted average interest rate of 4.30% and $23.6 million with a weighted average interest rate of 4.10%, respectively. Cadence’s BTFP borrowing was paid off during the fourth quarter of 2024. See Note 6 to the Company’s consolidated financial statements for additional details.

Long-term Borrowings

During the first half of 2025, the Company entered into $1.4 billion long-term advances from FHLB of Dallas with various interest rates ranging from 3.897% to 4.219% and maturing beginning in September 2026 through April 2027. In addition, the Company assumed $12.4 million of junior subordinated debt included in the First Chatham Bank acquisition. All the FCB subordinated debt assumed as well as the $10.0 million of 5.000% fixed to floating rate subordinated notes were paid off in June 2025. The following is a summary of our long-term borrowings at the dates indicated:

TABLE 29—LONG-TERM BORROWINGS

(In thousands)	June 30, 2025	December 31, 2024
Advances from FHLB of Dallas	$1,430,674	$706
5.000% fixed to floating rate, subordinated notes, due June 30, 2030, callable on June 30, 2025	—	10,000
Total subordinated and long-term borrowings	$1,430,674	$10,706

Under the terms of the blanket floating lien security agreement with FHLB of Dallas, the Company is required to  maintain sufficient collateral to secure borrowings. At June 30, 2025, the remaining borrowing availability totaled $10.1 billion. At June 30, 2025, there were no call features on long-term FHLB borrowings. See Note 6 to the Company’s consolidated financial statements for additional details.

Liquidity and Capital Resources

Liquidity

One of the Company's goals is to maintain adequate funds to meet increases in loan demand or any potential increase in the normal level of deposit withdrawals. This goal is accomplished primarily by generating cash from the Company’s operating activities and maintaining sufficient short-term liquid assets. These sources, coupled with a stable core deposit base and a historical experience in the capital markets, allow the Company to fund earning assets and maintain the availability of funds. Management believes that the Company’s traditional sources of maturing loans and investment securities, sales of loans held for sale, cash from operating activities and a strong base of core deposits are adequate to meet the Company’s liquidity needs for normal operations over both the short-term and the long-term.

The following table summarizes the Company’s cash and cash equivalents as of the following dates:

TABLE 30—CASH AND CASH EQUIVALENTS

(Dollars in thousands)	June 30, 2025	December 31, 2024
Cash and cash equivalents	$1,536,557	$1,731,576
Cash and cash equivalents as a percentage of:
Loans and lease, net	4.3%	5.1%
Total earning assets	3.4	4.1
Total assets	3.1	3.7
Total deposits	3.8	4.3
Total uninsured deposits	10.2	11.8

To provide additional liquidity as needed, the Company utilizes short-term financing through the purchase of federal funds, securities sold under agreements to repurchase, borrowings at the FHLB and through the Federal Reserve discount window.

The Company had the following sources of contingent liquidity available at June 30, 2025:

TABLE 31—CASH AND SOURCES OF CONTINGENT LIQUIDITY

(In thousands)	Amount
Cash and cash equivalents	$1,536,557
Unpledged investment securities (at par) (1)	5,645,071
Secured lines of credit availability at the FHLB and Federal Reserve	11,937,753
Unsecured Federal funds lines availability	2,089,000
Total	$21,208,381

(1)	The fair value of unpledged investment securities was $5.3 billion at June 30, 2025.

 At June 30, 2025, the Company had irrevocable letters of credit issued by the FHLB totaling $47.5 million which were used on behalf of the Company’s customers.

The ability of the Company to obtain funding from these or other sources could be negatively affected should the Company experience a substantial deterioration in its financial condition or its debt rating or should the availability of short-term funding become restricted as a result of the disruption in the financial markets. Management does not anticipate any short-or long-term changes to its liquidity strategies and believes that the Company has ample sources to meet any liquidity challenges that may arise. The Company has sound and robust risk management practices that include an active ALCO to analyze and manage the Company’s liquidity and IRR (See - Quantitative and Qualitative Disclosures About Market Risk).

Other Liquidity Considerations

The Company’s operating lease obligations represent short and long-term operating lease and rental payments for facilities, certain software and data processing and other equipment. Purchase obligations represent obligations to purchase goods and services that are legally binding and enforceable on the Company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

In the ordinary course of business, the Company enters into various off-balance sheet commitments and other  arrangements to extend credit that are not reflected on the consolidated balance sheets of the Company. The business purpose of these off-balance sheet commitments is the routine extension of credit. The Company also faces the risk of deteriorating credit quality of borrowers to whom a commitment to extend credit has been made; however, no significant credit losses are expected from these commitments and arrangements. At June 30, 2025, letters of credit totaled $467.3 million and unfunded extensions of credit totaled $9.1 billion (see Note 16 to the consolidated financial statement for more information). At June 30, 2025, the Company maintained a reserve for unfunded commitments of $9.6 million included in other liabilities.

Cash Flow Sources and Uses

Cash equivalents include cash and amounts due from banks, including interest bearing deposits with other banks. At June 30, 2025, cash and cash equivalents totaled $1.5 billion compared to $1.7 billion at December 31, 2024. The ratio of cash and cash equivalents to total assets was 3.1% at June 30, 2025 compared to 3.7% at December 31, 2024.

During the six months ended June 30, 2025, operating activities provided $332.0 million in cash, investing activities used $2.9 billion in cash, and financing activities provided $2.3 billion in cash. Primary uses of funds in investing activities during the first half of 2025 were net funding of loans of $1.4 billion and purchases of AFS securities $2.0 billion. These items were partially offset by proceeds from maturities, calls and payments of AFS securities of $644.1 million. During the six months ended June 30, 2025, financing activities provided $2.3 billion, which primarily resulted from proceeds of $1.4 billion in long-term FHLB advances and of $1.6 billion in short-term FHLB advances. These items were partially offset by a decrease of $526.4 million in deposits and common and preferred stock dividends of $108.9 million.

Regulatory Capital

Regulatory capital at June 30, 2025 and December 31, 2024 was calculated in accordance with standards established by the federal banking agencies as well as the interagency final rule published on September 30, 2020 entitled “Revised Transition of the Current Expected Credit Losses Methodology for Allowances.” Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by regulators about components, risk weightings and other factors. Quantitative measures are established by regulation to ensure capital adequacy and require the Company to maintain minimum capital amounts and ratios.

Additionally, regulatory capital rules include a capital conservation buffer of 2.5% which the Company must maintain  on top of its minimum risk-based capital requirements. This buffer applies to all three risk-based capital measurements (CET1, Tier 1 and total capital to risk-weighted assets). A financial institution with a conservation buffer of less than the required amount is subject to limitations on capital distributions, including dividend payments and stock repurchases, and certain discretionary bonus payments to executive officers.

Capital amounts and ratios for the Company at June 30, 2025 and December 31, 2024, are presented in the following  table and as shown, exceed the thresholds necessary to be considered “well capitalized.” Management believes that no events or changes have occurred subsequent to the indicated dates that would change this designation.

TABLE 32—REGULATORY CAPITAL

	June 30, 2025		December 31, 2024
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Common equity Tier 1 capital (to risk-weighted assets)	$4,871,652	12.18%	$4,693,487	12.35%
Tier 1 capital (to risk-weighted assets)	5,038,645	12.60	4,860,480	12.79
Total capital (to risk-weighted assets)	5,515,711	13.79	5,306,647	13.97
Tier 1 leverage capital (to average assets)	5,038,645	10.35	4,860,480	10.41

Uses of Capital

Subject to pre-approval from the Federal Reserve and MDBCF, the Company may pursue acquisitions of depository institutions and businesses closely related to banking that further the Company’s business strategies. Management anticipates that consideration for any transactions would include shares of the Company’s common stock, cash or a combination thereof.

On April 25, 2025, the Company announced a share repurchase program whereby the Company may acquire up to an aggregate of 10,000,000 shares of its common stock. The share repurchase program became effective on May 28, 2025, and will expire on December 31, 2025. Under the share repurchase program, shares of the Company’s common stock may be purchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. Repurchased shares are held as authorized but unissued shares available for use in connection with the Company’s stock compensation programs, other transactions, or for other corporate purposes as determined by the Company’s Board of Directors. Through June 30, 2025, the Company did not repurchase any shares under this program.

On May 1, 2025, the Company completed the merger with FCB Financial Corp., the bank holding company for First Chatham Bank (collectively referred to as “First Chatham”). Under the terms of the definitive merger agreement, the Company issued approximately 2.3 million shares of common stock plus $23.1 million in cash for all outstanding shares of First Chatham.  See Note 2 to the Company’s consolidated financial statements for additional details.

During the first quarter of 2025, the Company increased the common stock dividend to $0.275 per share. Additionally, during the second quarter of 2025 the Company paid a special cash dividend of $0.34375 per share of preferred stock.

Impact of Inflation

The consolidated financial statements and related consolidated financial data presented herein have been prepared in accordance with GAAP and practices within the banking industry which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The effect of inflation on a financial institution differs from the effect on other types of businesses. While a financial institution’s operating expenses are affected by general inflation, the asset and liability structure of a financial institution consists largely of monetary items. Monetary items, such as cash, investments, loans, deposits, and borrowings, are those assets and liabilities which are or will be converted into a fixed number of dollars regardless of changes in prices. As a result, changes in interest rates can be more impactful to a financial institution’s performance than general inflation. Inflation may also have impacts on the Company’s customers, businesses and consumers and their ability or willingness to invest, save or spend, and perhaps on their ability to repay loans. As such, there would likely be impacts on the general appetite for banking products and the credit health to the Company’s customers. See Part 1, Item 1.A., Risk Factors, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for additional information regarding the risks of inflation.

Certain Litigation and Other Contingencies

The nature of the Company’s business ordinarily results in certain types of claims, litigation, investigations, and other legal or administrative cases and proceedings. Although the Company and its subsidiaries have policies and procedures to minimize legal noncompliance and the impact of claims and other proceedings and endeavored to procure reasonable amounts of insurance coverage, litigation and regulatory actions present an ongoing risk.

The Company and its subsidiaries engage in lines of business that are heavily regulated and involve a large volume of actual or potential financial transactions with customers or applicants, and the Company is a public company with a large number of shareholders. From time to time, applicants, borrowers, customers, shareholders, former employees, service providers, and other third parties have brought actions against the Company or its subsidiaries, in cases claiming substantial damages. Financial services companies are subject to risks arising from changing regulatory frameworks or expectations, regulatory investigations, class action litigation, and, from time to time, the Company and its subsidiaries have such actions brought against them. The Company and its subsidiaries are also subject to enforcement actions by federal or state regulators, including the Federal Reserve, the CFPB, the DOJ, state attorneys general, and the MDBCF, which may be adversely impacted by ongoing litigation in which the Company is involved. Additionally, the Company is, and management expects it to be, engaged in a number of foreclosure proceedings and other collection actions as part of its lending and leasing collections activities, which, from time to time, have resulted in counterclaims against the Company and its subsidiaries. Various legal proceedings have and may arise in the future out of claims against entities to which the Company is a successor as a result of business combinations.

When and as the Company determines it has meritorious defenses to the claims asserted, it vigorously defends against such claims. The Company will consider settlement of claims when, in management’s judgment and in consultation with counsel, it is in the best interests of the Company to do so.

The Company cannot predict with certainty the cost of defense, the cost of prosecution, or the ultimate outcome of litigation or other proceedings filed by or against it, its subsidiaries and its directors, management or employees, including remedies or damage awards. On at least a quarterly basis, the Company assesses its liabilities and contingencies in connection with outstanding legal proceedings as well as certain threatened claims (which are not considered incidental to the ordinary conduct of the Company’s business) utilizing the latest and most reliable information available. For matters where a loss is not probable or the amount of the loss cannot be estimated, the Company will not accrue. For matters where it is probable the Company will incur a loss and the amount can be reasonably estimated, the Company establishes an accrual for the loss. Once established, the accrual is adjusted periodically to reflect any relevant developments. The actual cost of any such matters, however, may turn out to be substantially higher than the amount accrued. Further, the Company’s insurance policies have deductibles and coverage limits, and such policies are unlikely to cover all costs and expenses related to the defense or prosecution of such legal proceedings or any losses arising therefrom.

Although the final outcome of any legal proceedings is inherently uncertain, based on the information available, advice of counsel and available insurance coverage, if applicable, management believes that the litigation-related liability of $11.6 million accrued at June 30, 2025 is adequate and that any incremental change in potential liability arising from the Company’s legal proceedings and threatened claims, including the matters described herein and those otherwise arising in the ordinary course of business, will not have a material adverse effect on the Company’s business or consolidated results of operations or financial condition. It is possible, however, that future developments could result in an unfavorable outcome for, or resolution of any one or more of the legal proceedings in which the Company or its subsidiaries are defendants, which may be material to the Company’s business or consolidated results of operations or financial condition for a particular fiscal period or periods.

On August 30, 2021, Legacy Cadence and the DOJ agreed to a settlement set forth in the consent order related to the investigation by the DOJ of Legacy Cadence Bank’s fair lending program in Harris, Fort Bend, and Montgomery Counties located in Houston, Texas during the period between 2014 and 2016 (the “Consent Order”). The Consent Order was signed by the United States District Court for the Northern District of Georgia, Atlanta Division, on August 31, 2021. Pursuant to Section 5.2(g) of the Agreement and Plan of Merger and Paragraph 50 of the Consent Order, Legacy BancorpSouth Bank approved the negotiated settlement, and subsequently, the Company agreed to accept the obligations of the Consent Order. At the request of the DOJ, the court terminated the Consent Order on May 29, 2025. For additional information regarding the terms of this settlement and the Consent Order, see Legacy Cadence Bancorporation’s Current Report on Form 8-K that was filed with the SEC on August 30, 2021.

Recent Pronouncements

Refer to Note 1 “Summary of Significant Accounting Policies” in the consolidated financial statements for a discussion of accounting standards currently effective for 2025 and relevant accounting standards that have been issued but are not currently effective.

CRITICAL ACCOUNTING ESTIMATES

During the three months ended June 30, 2025, there were no material changes in the Company’s critical accounting policies and no significant changes in the application of critical accounting policies as presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The consolidated financial statements have been prepared in conformity with GAAP and practices within the banking industry which require management to make estimates and assumptions about future events. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, and the resulting estimates form the basis for making judgments about the carrying values of certain assets and liabilities not readily apparent from other sources. Actual results could differ significantly from those estimates.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Interest Rate Risk Management

Market risk reflects the risk of economic loss resulting from changes in interest rates and other relevant market prices. This risk of loss can be reflected in either reduced potential net interest revenue in future periods or diminished market values of financial assets. The Company’s market risk arises primarily from IRR that is inherent in its lending, investment and deposit taking activities.

The main causes of IRR are the differing structural characteristics of our assets, liabilities and off-balance sheet obligations and their cumulative net reaction to changing interest rates. These structural characteristics include timing differences in maturity or repricing and the effect of embedded options such as loan prepayments, securities prepayments and calls, interest rate caps, floors, collars, and deposit withdrawal options. In addition to these sources of IRR, basis risk results from differences in the spreads between various market interest rates and changes in the slope of the yield curve can contribute to additional IRR.

We evaluate IRR and develop guidelines regarding balance sheet composition and re-pricing, funding sources and pricing, and off-balance sheet commitments that aim to moderate IRR. We use financial simulation models that reflect various interest rate scenarios and the related impact on NII and EVE over specified periods of time. NII is a shorter-term indicator while EVE is a longer-term indicator of IRR. We refer to this process as ALM.

The primary objective of ALM is to manage IRR within a desired risk tolerance for potential fluctuations in NII and EVE throughout different interest rate cycles, which we aim to achieve through management of interest rate sensitive earning assets and liabilities. In general, we seek to maintain a desired risk tolerance with asset and liability balances within maturity and repricing characteristics to limit our exposure to acceptable earnings volatility and changes in the value of assets and liabilities as interest rates fluctuate over time. Adjustments to maturity categories can be accomplished either by lengthening or shortening the duration of an individual asset or liability category, or externally with interest rate derivative contracts, such as interest rate swaps, caps, collars, and floors. See “—Interest Rate Exposure” below for a more detailed discussion of our various derivative positions.

Our ALM strategy is formulated and monitored by our ALCO in accordance with policies approved by the Board of Directors. ALCO meets regularly to review, among other things, the sensitivity of our assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, recent purchase and sale activity, maturities of securities and borrowings, and projected future transactions. ALCO also establishes and approves pricing and funding strategies with respect to overall asset and liability composition. ALCO reports regularly to our Risk Committee of the Board of Directors.

Financial simulation models are the primary tools we use to measure IRR exposures. These simulation models incorporate all of our earning assets and liabilities. By examining a range of hypothetical deterministic interest rate scenarios, these models provide management with information regarding the potential impact on NII and EVE caused by changes in interest rates.

The models simulate the cash flows and accounting accruals generated by the financial instruments on our balance sheet, as well as the cash flows generated by the new business that we anticipate over a 60-month forecast horizon. However, past the 36-month mark, the growth of the balances is static in the forecast. Numerous assumptions are made in the modeling process, including balance sheet composition, re-pricing, a combination of market data and internal historical experiences, and maturity characteristics of existing and new business. These assumptions are reviewed regularly. Additionally, loan and investment prepayments, administered rate account elasticity, and other option risks are considered as well as the uncertainty surrounding future customer behavior. Because our modeling is limited by the predictive power of historical data and current assumptions, and because our balance sheet will be actively managed in the event of a change in interest rates, simulation results, including those discussed in “—Interest Rate Exposure” immediately below, are not intended as a forecast of the actual effect of a change in market interest rates on our NII or EVE, or indicative of management’s expectations of actual results in the event of a fluctuation in market interest rates; however, these results are used to help measure the potential risks related to IRR.

Interest Rate Exposure

Based upon the current interest rate environment at June 30, 2025, our simulation model projects our sensitivity to an  instantaneous increase or decrease in interest rates over a one-year period as follows:

TABLE 33—INTEREST RATE SENSITIVITY

	Increase (Decrease)
(Dollars in millions)	Net Interest Income		Economic Value of Equity
Change (in Basis Points) in Interest Rates (12-Month Projection)	Amount	Percent	Amount	Percent
+ 200 BP	$61	3.5%	$(911)	(11.4)%
+ 100 BP	33	1.9	(444)	(5.6)
- 100 BP	(37)	(2.1)	333	4.2
- 200 BP	(85)	(4.8)	500	6.3

Both the NII and EVE simulations include assumptions regarding balances, asset prepayment speeds, deposit and borrowings repricing and runoff and interest rate relationships among balances that management believes to be reasonable for the various interest rate environments. Differences in actual occurrences from these assumptions may change our market risk exposure.

See “Table 15 – Maturity Distribution of AFS Securities” that shows the maturities and weighted average yields for the carrying value of the available for sale securities as of June 30, 2025, and “Table 18 – Interest Rate Sensitivity of Loans and Leases” that shows the maturity distribution based on remaining maturities of the Company’s loan and lease portfolio and the interest rate sensitivity of the Company’s loans and leases maturing after one year at June 30, 2025.

Derivative Positions

Overview. Our Board of Directors has authorized the ALCO to utilize financial futures, forward sales, options, interest rate swaps, caps, collars, and floors, and other instruments to the extent appropriate, in accordance with regulations and our internal policy. From time to time, we expect to use interest rate swaps, caps, collars, and floors as macro hedges against inherent rate sensitivity in our assets and our liabilities to synthetically alter the maturities or re-pricing characteristics of assets or liabilities to reduce imbalances.

We currently engage in only the following types of hedges: (1) those which enable us to transfer the IRR exposure involved in our daily business activities; and (2) those which serve to alter the market risk inherent in our investment portfolio, mortgage pipeline, MSR, or liabilities and thus help us to manage earnings and market value volatility within approved risk tolerances.

The following is a discussion of our current derivative positions related to IRR.

Interest Rate Lock Commitments. In the ordinary course of business, the Company enters into certain commitments with customers in connection with residential mortgage loan applications for loans the Company intends to sell. Such commitments are considered derivatives under current accounting guidance and are required to be recorded at fair value. The change in fair value of these instruments is reflected currently in the mortgage banking revenue of the consolidated statements of income. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities.

Forward Sales Commitments. The Company enters into forward sales commitments of MBS with investors to mitigate the effect of the IRR inherent in providing interest rate lock commitments to customers. During the period from commitment date to closing date, the Company is subject to the risk that market rates of interest may change. In an effort to mitigate such risk, forward delivery sales commitments, under which the Company agrees to deliver certain MBS, are established. These commitments are non-hedging derivatives in accordance with current accounting guidance and recorded at fair value, with changes in fair value reflected currently in the mortgage banking revenue of the consolidated statements of income. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities.

Mortgage Servicing Right Hedges. The value of our MSR is dependent on changes in market interest rates. In order to mitigate the effects of changes in rates on the value of our MSR, the Company has used various instruments (including but not limited to Treasury options, Treasury, SOFR and TBA futures and forwards, swap futures, etc.) as economic hedges.

Agreements Not Designated as Hedging Derivatives. The Company enters into interest rate swap, floor, cap and collar agreements on commercial loans with customers to meet the financing needs and IRR management needs of its customers. At the same time, the Company enters into offsetting interest rate swap agreements with a financial institution in order to minimize the Company’s IRR. These interest rate agreements are non-hedging derivatives and are recorded at fair value with changes in fair value reflected in noninterest income. The fair value of these derivatives is recorded on the consolidated balance sheets in other assets and other liabilities.

See Note 15 to the consolidated financial statements for additional information regarding our derivative financial  instruments.

ITEM 4.	CONTROLS AND PROCEDURES.

CONCLUSION REGARDING THE EFFECTIVENESS OF DISCLOSURE CONTROLS AND PROCEDURES

The Company, with the participation of its management, including the Company’s CEO and CFO, carried out an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by this Report.

Based upon that evaluation, and as of the end of the period covered by this Report, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures were effective in ensuring that information required to be disclosed in its reports that the Company files or submits to the Federal Reserve under the Exchange Act is recorded, processed, summarized and reported on a timely basis, and to ensure that such information is accumulated and communicated to the Company’s management, including its CEO and CFO, as appropriate, to allow timely decisions regarding required disclosures.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company is working to integrate FCB into its overall internal control over financial reporting processes. Except for changes made in connection with this integration of FCB, there have been no changes in the Company’s internal control over financial reporting that occurred during the three months ended June 30, 2025, covered by this Report that materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1.	Legal Proceedings.

The information in response to this item is incorporated herein by reference to “Note 16 - Commitments and Contingent Liabilities” in the notes to unaudited consolidated financial statements included in Part I., Item 1. “Financial Statements” of this Report. Also, see Part I. Item II. “Financial Condition - Certain Litigation and Other Contingencies.”

Item 1A.	Risk Factors.

There have been no material changes to our risk factors previously disclosed under Part I, Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2024.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

During the period commencing January 1, 2025 and ending June 30, 2025, the Company issued 989,660 RSUs and issued 264,729 PSUs under the 2025 Long-Term Incentive Plan to eligible directors, officers, and employees of the Company for services rendered to the Company. The Company did not receive any cash consideration in connection with these grants, and these securities were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section (3)(a)(2) thereof because the sales involved securities issued by a bank.

Issuer Purchases of Equity Securities

For the Month Ended	Total Number of Shares Purchased (1)	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (2)	Maximum Number of Shares that May Yet Be Purchased Under the Plans or Programs (2)

April 30, 2025	426	$26.43	—	10,000,000
May 31, 2025	70,983	32.03	—	10,000,000
June 30, 2025	—	—	—	10,000,000
Total	71,409	$32.00

(1)	This column consists of shares redeemed from employees for tax withholding purposes for stock compensation.

(2)
On April 25, 2025, the Company announced a share repurchase program whereby the Company may acquire up to an aggregate of 10,000,000 shares of its common stock. The share repurchase program became effective on May 28, 2025, and will expire on December 31, 2025. Under the share repurchase program, Cadence's shares may be purchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. Repurchased shares are held as authorized but unissued shares available for use in connection with the Company’s stock compensation programs, other transactions, or for other corporate purposes as determined by the Company’s Board of Directors. Through June 30, 2025, the Company did not repurchase any shares under this program.

Item 3.	Defaults Upon Senior Securities.

None.

Item 4.	Mine Safety Disclosures.

None.

Item 5.	Other Information.

Pursuant to Item 408(a) of Regulation S-K, none of the Company's directors or executive officers adopted, terminated or modified a Rule 10b5-1 trading arrangement or a non-Rule 10b5-1 trading arrangement during the three months ended June 30, 2025.

Item 6.	Exhibits.

(3)

a)
Second Amended and Restated Articles of Incorporation of the Company. (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Board of Governors of the Federal Reserve System on January 3, 2025 and incorporated herein by reference thereto).

b)
Second Amended and Restated Bylaws of the Company. (Filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Board of Governors of the Federal Reserve System on January 3, 2025 and incorporated herein by reference thereto).

(31.1)
Certification of the Chief Executive Officer of Cadence Bank pursuant to Rule 13a-14 or 15d-14 of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

(31.2)
Certification of the Chief Financial Officer of Cadence Bank pursuant to Rule 13a-14 or 15d-14 of the Securities Exchange Act of 1934, as amended, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

(32.1)	Certification of the Chief Executive Officer of Cadence Bank pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**

(32.2)	Certification of the Chief Financial Officer of Cadence Bank pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.**

*	Filed herewith.

**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CADENCE BANK

DATE:	August 8, 2025	By:	/s/ Valerie C. Toalson
Valerie C. Toalson
Chief Financial Officer and President - Banking Services

EXHIBIT 31.1

CADENCE BANK
CERTIFICATION PURSUANT TO RULE 13a-14 OR 15d-14 OF THE SECURITIES
EXCHANGE ACT OF 1934, AS AMENDED, AS ADOPTED PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, James D. Rollins III, certify that:

1.	I have reviewed this quarterly report on Form 10-Q (“this report”) of Cadence Bank;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)    Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)    Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Directors (or persons performing the equivalent functions):

(a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:            August 8, 2025

/s/ James D. Rollins III
James D. Rollins III
Chief Executive Officer

 EXHIBIT 31.2

CADENCE BANK
CERTIFICATION PURSUANT TO RULE 13a-14 OR 15d-14 OF THE SECURITIES
EXCHANGE ACT OF 1934, AS AMENDED, AS ADOPTED PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Valerie C. Toalson, certify that:

1.	I have reviewed this quarterly report on Form 10-Q (“this report”) of Cadence Bank;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)    Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)    Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)    Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)    Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Directors (or persons performing the equivalent functions):

(a)    All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:            August 8, 2025

/s/ Valerie C. Toalson
Valerie C. Toalson
Chief Financial Officer and President - Banking Services (Principal Accounting Officer)

EXHIBIT 32.1

CADENCE BANK
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with this quarterly report on Form 10-Q of Cadence Bank (the “Company”), for the three-months ended June 30, 2025, as filed with the Board of Governors of the Federal Reserve System on the date hereof (the “Report”), I, James D. Rollins III, Chief Executive Officer of the Company, certify in my capacity as an executive officer of the Company, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1)            The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)            The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

August 8, 2025	/s/ James D. Rollins III
James D. Rollins III
Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Board of Governors of the Federal Reserve System or its staff upon request.

EXHIBIT 32.2

CADENCE BANK
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with this quarterly report on Form 10-Q of Cadence Bank (the “Company”), for the three-months ended June 30, 2025, as filed with the Board of Governors of the Federal Reserve System on the date hereof (the “Report”), I, Valerie C. Toalson, Chief Financial Officer of the Company, certify in my capacity as an executive officer of the Company, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that to my knowledge:

(1)            The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2)            The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

August 8, 2025	/s/ Valerie C. Toalson
Valerie C. Toalson
Chief Financial Officer and President - Banking Services (Principal Accounting Officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Board of Governors of the Federal Reserve System or its staff upon request.